UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.           )

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☑ Preliminary Information Statement
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☐ Definitive Information Statement

DOBSON COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134
INFORMATION STATEMENT

To the Stockholders of Dobson Communications Corporation:

      This information statement is being furnished to you in connection with action to be taken by written consent of the holders of a majority of the total voting power of all of the outstanding shares of common stock of Dobson Communications Corporation to approve the issuance of shares of our Class A common stock in connection with the exchange offer and consent solicitation described in this information statement.

      As we announced on January 18, 2005, we intend to offer the holders of our outstanding 12.25% senior exchangeable preferred stock and 13% senior exchangeable preferred stock the opportunity to exchange their shares of preferred stock for cash or shares of our Class A common stock. As a part of the exchange offer and consent solicitation, we are also seeking consents to (1) amend the certificates of designation, which are the instruments that govern the rights of holders of preferred stock, to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock and (2) waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer, and will pay each holder of preferred stock a fee if the holder of preferred stock consents to the proposed amendments and related waivers.

      We are sending you this information statement because, under the rules of the Nasdaq National Market, holders of our common stock must approve the issuance of shares of our Class A common stock in the exchange offer due to the number of shares of Class A common stock that we may issue in connection with the transaction. On January      , 2004, Dobson CC Limited Partnership, which, as of the record date, owned shares of our common stock representing approximately 62% of the total voting power of our common stock, delivered its consent to the issuance of the shares of our Class A common stock in the exchange offer. As a result, the requirement to obtain stockholder approval has been satisfied.

      This information statement is being furnished to you to provide you with information about the exchange offer and consent solicitation.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This information statement is being mailed on or about January      , 2005 to the holders of record of our Class A common stock as of January      , 2005, the record date for determining the stockholders entitled to receive this information statement.

By Order of the Board of Directors,

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

January      , 2005

FORWARD-LOOKING STATEMENTS

      This information statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “believes,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this information statement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under the heading “Risk Factors” in the Registration Statement on Form S-4 we filed with the Securities and Exchange Commission, or the SEC, in connection with the exchange offer on January 18, 2005, and any amendments thereto, including the following:

•	our substantial leverage and debt service requirements;

•	our need for and access to liquidity;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate; and

•	terms in our roaming agreements.

      All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law. See “Where You Can Find More Information.”

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way

Oklahoma City, Oklahoma 73134

INFORMATION STATEMENT

GENERAL

      This information statement is furnished by Dobson Communications Corporation in connection with action to be taken by the written consent of the holders of a majority of the total combined voting power of all of the outstanding shares of common stock of Dobson Communications Corporation to approve the issuance of shares of our Class A common stock in connection with the exchange offer and consent solicitation described in this information statement. Unless the context otherwise requires, all references to the “Company,” “we,” “us” and “our” refer to Dobson Communications Corporation and its subsidiaries. In addition, in this information statement, we sometimes refer to our 12.25% preferred stock and 13% preferred stock collectively as the “preferred stock”.

      As we announced on January 18, 2005, we intend to offer the holders of our outstanding 12.25% senior exchangeable preferred stock, or 12.25% preferred stock, and 13% senior exchangeable preferred stock, or 13% preferred stock, the opportunity to exchange their shares of preferred stock for cash or shares of our Class A common stock. We are also asking the holders of the preferred stock to consent to amendments to the certificates of designation, which are the instruments that govern the rights of holders of preferred stock, and to waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments. We will pay each holder of preferred stock a fee if the holder of preferred stock consents to the proposed amendments and related waivers.

      We are making the exchange offer to reduce our long-term obligations by reducing or eliminating the fixed dividend burden imposed by the preferred stock and the potential obligation to redeem the outstanding preferred stock. In addition, the exchange offer will simplify our capital structure and improve the liquidity of our Class A common stock. As part of the exchange offer, we are seeking consents to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock and (2) waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. These proposed amendments and waivers are intended to provide us with increased operational and financial flexibility.

      We are sending you this information statement because, under the rules of the Nasdaq National Market, holders of our common stock must approve the issuance of Class A common stock in the exchange offer due to the number of shares of Class A common stock that we may issue in connection with the transaction. Approval of the issuance of shares in the exchange offer requires the affirmative vote of a majority of the total voting power of all of the shares of our common stock. Each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes, with respect to the issuance of shares of Class A common stock in connection with the exchange offer. On January        , 2005, Dobson CC Limited Partnership, or DCCLP, which, as of the record date, owned shares of our common stock representing approximately 62% of the total voting power of our common stock, delivered its consent to the issuance of the shares of our Class A common stock in the exchange offer. As a result, the requirement to obtain stockholder approval has been satisfied.

      We will pay the expenses of distributing this information statement, including the cost of preparing and mailing the information statement. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding the information statement to beneficial owners of our common stock.

      Only holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on January      , 2005, are entitled to receive notice of the taking of this action by written consent. On the record date, we had outstanding 114,459,163 shares of our Class A common stock and 19,418,021 shares of our Class B common stock.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Background and Reasons for the Exchange Offer and Consent Solicitation

      As we announced on January 18, 2005, we intend to offer the holders of our outstanding 12.25% preferred stock and 13% preferred stock the opportunity to exchange their shares of preferred stock for cash or shares of our Class A common stock. As a part of the exchange offer, we are also seeking consents to amendments to the certificates of designation for each series of preferred stock and to the waiver of certain rights of holders of the preferred stock. We will pay each holder of preferred stock a fee if the holder of preferred stock consents to the amendments and related waivers. As of December 31, 2004, 46,181 shares of 12.25% preferred stock were outstanding and 192,898 shares of 13% preferred stock were outstanding.

      We are making the exchange offer to reduce our long-term obligations by reducing or eliminating the fixed dividend burden imposed by the preferred stock and the potential obligation to redeem the outstanding preferred stock. In addition, the exchange offer will simplify our capital structure and improve the liquidity of our Class A common stock. As part of the exchange offer, we are seeking consents to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock and (2) waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer. These proposed amendments and waivers are intended to provide us with increased operational and financial flexibility.

Description of Exchange Offer

Exchange Offer Consideration

      Holders of our 12.25% preferred stock and our 13% preferred stock may elect to receive, for each share of preferred stock validly tendered and not properly withdrawn, and subject to proration as described in this information statement, either:

•	cash in the amount of $530.00, or

•	shares of our Class A common stock with a market value, based on the volume weighted average price of the Class A common stock on the Nasdaq National Market during the five trading day period ending on the second trading day prior to the expiration date of the exchange offer as described in this information statement, of $530.00, subject to a minimum of 265 shares and a maximum of 353 shares for each share of preferred stock validly tendered and not properly withdrawn.

      In addition, if we complete the exchange offer, each holder that has validly tendered and not properly withdrawn its shares of preferred stock will be entitled to a cash consent fee of $10.00 for each share of preferred stock tendered.

      For purposes of the exchange offer, the “volume weighted average price” will equal the volume weighted average price for our Class A common stock on the Nasdaq National Market from 9:30 a.m. to 4:00 p.m. (or such other times as are the official open and close of trading), New York City time, during the five trading day period ending on the second trading day prior to the expiration date of the exchange offer, as reported by Bloomberg Financial Services, rounded to the nearest whole cent. Our Class A common stock is quoted on the Nasdaq National Market under the symbol “DCEL” and the last reported sale price per share of our Class A common stock on January 14, 2005 was $1.73.

      Holders of preferred stock will not be paid any accumulated, undeclared and unpaid dividends for the shares of preferred stock they tender in the exchange offer. On December 20, 2004, we announced that we would not declare or pay the cash dividend due in the first quarter of 2005 on either series of preferred stock. In addition, we have not paid the cash dividend that was due on either series of preferred stock in the fourth quarter of 2004. As of December 31, 2004, the accumulated, undeclared and unpaid dividends were $57.85 per share on the 12.25% preferred stock and $55.25 per share on the 13% preferred stock.

Limits on Cash and Shares of Class A Common Stock

      We have limited the amount of cash we will pay and the number of shares we will issue in connection with the exchange offer. The amount of cash we will pay and the number of the shares of Class A common stock we will issue will depend on the number of shares of preferred stock tendered, the elections made by holders to receive cash or shares of Class A common stock and the number of shares of Class A common stock to be issued in exchange for each share of preferred stock tendered, which will be based on the volume weighted average price of the Class A common stock on the Nasdaq National Market during the five day trading period ending on the second trading day prior to the expiration date of the exchange offer. However, if all holders of preferred stock participate in the exchange offer, the maximum amount of cash consideration we will pay to holders of preferred stock for tendering their shares is $63.4 million, and the maximum number of shares of Class A common stock we will issue is 42.3 million shares.

      For the 12.25% preferred stock, the maximum cash consideration we will pay is equal to $12.2 million, not including the consent fee, plus any cash not subscribed for in the 13% preferred stock exchange offer, and the maximum number of shares of Class A common stock we will issue is equal to 8.2 million shares plus any shares not subscribed for in the 13% preferred stock exchange offer.

      For the 13% preferred stock, the maximum cash consideration we will pay is equal to $51.1 million, not including the consent fee, plus any cash not subscribed for in the 12.25% preferred stock exchange offer, and the maximum number of shares of Class A common stock we will issue is equal to 34.1 million shares plus any shares not subscribed for in the 12.25% preferred stock exchange offer.

      If holders elect to receive more cash or shares of Class A common stock than is being offered in the exchange offer, the form of consideration will be allocated among the holders electing to receive that form of consideration pro rata based on the relationship between the number of shares for which the holder has made that election and the total number of tendered shares for which that election has been made. The proration provisions do not apply to the consent fee, which will be paid solely in cash.

      Holders that validly tender their shares of preferred stock but fail to make an election will receive an allocation of the remaining cash and Class A common stock, or a combination of cash and Class A common stock, after we allocate the cash and Class A common stock among holders that have made an election.

Conditions to the Exchange Offer

      The exchange offer is conditioned upon a number of factors, including:

•	the effectiveness of the registration statement filed with the SEC in connection with the exchange offer; and

•	there being validly tendered and not properly withdrawn a majority of the outstanding shares of each series of preferred stock in the exchange offer; and

•	the approval by holders of our common stock of the issuance of shares of Class A common stock in the exchange offer (which we expect to obtain from DCCLP as described in this information statement).

      In addition, we will not be required to complete the exchange offer if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer or consent solicitation, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or materially impair the contemplated benefits to us of the exchange offer or consent solicitation;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or consent solicitation or materially impair the contemplated benefits to us of the exchange offer or consent solicitation, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event resulting in the termination of, or restricting the availability of funds under, our revolving credit facility;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

      These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of such waiver.

      The exchange offer for the two series of preferred stock are conditioned upon each other. As a result, we may not complete the exchange offer for one series of preferred stock but not for the other series.

Expiration Date, Extension, Termination and Amendment

      The exchange offer and consent solicitation is scheduled to expire on February           , 2005; however, we may extend the exchange offer and consent solicitation from time to time until all the conditions to the exchange offer have been satisfied or, where permissible, waived.

      Subject to the SEC’s applicable rules and regulations, we may also, in our sole discretion, at any time or from time to time, delay our acceptance for exchange or our exchange of any preferred stock pursuant to the exchange offer, regardless of whether we previously accepted preferred stock for exchange, or to terminate the exchange offer and not accept for exchange or exchange any preferred stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer or consent solicitation to be satisfied, and waive any condition (subject to certain limits) or otherwise to amend the exchange offer in any respect by written notice of such delay, termination or amendment to DTC and to the exchange agent and by making a public announcement.

Description of the Consent Solicitation and the Proposed Amendments to the Certificates of Designation for Preferred Stock and Waivers

      Concurrently with the exchange offer, we are soliciting consents from the holders of our 12.25% preferred stock and our 13% preferred stock to amend the certificates of designation governing each series of preferred stock and to waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments. By tendering shares of preferred stock in the exchange offer, holders of shares of preferred stock will be giving their consent to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock and (2) waive compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months from the expiration date of the exchange offer and consent solicitation. The restrictive covenants to be waived or eliminated include:

•	the right of holders to elect two directors to our board of directors if dividends are in arrears and unpaid for four quarterly periods;

•	the prohibition on declaring or paying dividends on, or repurchasing or redeeming, other securities that rank equally with that series of preferred stock if dividends on that series are unpaid;

•	the prohibition on making any payment for the repurchase, redemption or other retirement of any securities that rank junior to that series of preferred stock if dividends on that series of preferred stock are unpaid;

•	the limitation on indebtedness;

•	the limitation on senior subordinated indebtedness;

•	the limitation on liens;

•	the limitation on restricted payments;

•	the limitation on dividend and other payment restrictions affecting restricted subsidiaries;

•	the limitation on the issuance and sale of capital stock of restricted subsidiaries;

•	the limitation on transactions with stockholders and affiliates;

•	the limitation on asset sales;

•	the requirement of reports to holders of preferred stock;

•	the limitation on consolidation, merger and sale of assets; and

•	our repurchase obligation upon a change of control.

      To approve the proposed amendments to the certificates of designation and to obtain waivers of compliance by us with the provisions of the certificates of designation to be eliminated by the proposed amendments, we must receive consents from the holders of a majority of the outstanding shares of each series of preferred stock.

      In addition to approval by holders of preferred stock, the proposed amendments to the certificates of designation also must be approved by both the holders of a majority of our Class A common stock and the holders of a majority of our Class B common stock before the proposed amendments can become effective. If we complete the exchange offer, we intend to seek the approval of our common stockholders at our 2005 annual meeting. If we obtain common stockholder approval, the proposed amendments to the certificates of designation would become effective upon filing with the Secretary of State of the State of Oklahoma, which is expected to occur promptly thereafter.

      If we complete the exchange offer, we will have no obligation to comply with the provisions of the certificates of designation to be eliminated by the proposed amendments because the holders of a majority of each series of preferred stock will have waived compliance by us with these provisions of the certificates of designation. The waivers will be effective for the period from the expiration date until the earlier of (1) the date the amendments become effective and (2) 18 months from the expiration date of the exchange offer.

      Tenders of shares of preferred stock in the exchange offer will be deemed to constitute the delivery of consents to the proposed amendments and related waivers with respect to the shares tendered, and delivery of consents will be deemed to constitute tenders of shares in the exchange offer. Holders of shares of preferred stock may not tender shares in the exchange offer without delivering consents or deliver consents without tendering shares. Accordingly, if the exchange offer is consummated, holders of shares validly tendered in the exchange offer and not properly withdrawn will receive the exchange offer consideration and the consent fee.

      If the exchange offer is not earlier extended, amended or terminated, we will, on the first business day following the expiration date, if all conditions to the exchange offer are satisfied or waived by us, in our sole discretion, accept for payment all shares validly tendered and not properly withdrawn, and all consents validly delivered and not validly revoked, at 9:00 a.m., New York City time (or as promptly as practicable thereafter), by notifying DTC and the exchange agent of our acceptance. We will then issue a press release announcing that fact, and the applicable consideration, including the consent fee, will be paid promptly after the closing of the exchange offer.

      If we complete the exchange offer, each holder of preferred stock that has validly tendered and not properly withdrawn its shares will be entitled to a consent fee of $10.00 for each share of preferred stock tendered, in addition to the other consideration described above.

Effect of the Exchange Offer and Consent Solicitation

      The effect of the exchange offer and consent solicitation on both us and you will depend on the number of shares of preferred stock tendered in the exchange offer, the elections made by holders to receive either cash or shares of Class A common stock and the number of shares of Class A common stock to be issued in exchange for each share of preferred stock. If all holders of preferred stock participate in the exchange offer, the maximum amount of cash consideration payable to holders of preferred stock for tendering their shares is $63.4 million, and the maximum number of shares of Class A common stock we will issue is 42.3 million shares.

      We will use a significant amount of our current cash balance to fund the cash portion of the exchange offer and the consent fee. As a result of this decrease in liquidity, our ability to finance our operations or fund future growth opportunities could be adversely affected. Although we previously announced our intention to explore the sale of certain of our tower assets, there can be no assurance that such sales will be completed on favorable terms or at all. In the event we do not sell these assets or do not sell them on favorable terms, our liquidity would be adversely affected. In addition, the cash component of the exchange offer and the consent fee represent substantially all of the amounts currently available to fund equity repurchases or other “restricted payments” under the terms of our debt instruments.

      We will also incur fees and expenses in connection with the exchange offer and consent solicitation, as described below.

Timing of the Exchange Offer and Consent Solicitation

      We must complete the exchange offer and consent solicitation prior to March 16, 2005, which is the date by which our annual report for the year ended December 31, 2004 must be filed with the SEC. After that date, we will not be able to complete the exchange offer as currently structured due to restrictive covenants in the instruments governing certain of our outstanding securities.

Rights of Stockholders

      Your rights as a holder of our common stock will not change as a result of the exchange offer and consent solicitation. Holders of preferred stock that exchange their shares in the exchange offer for shares of our Class A common stock will have the same rights as you.

Nasdaq Approval Requirements

      Our Class A common stock is traded on the Nasdaq National Market. Under NASD Rule 4350, which applies to companies with securities traded on the Nasdaq National Market, stockholder approval is required in the event of the sale, issuance or potential issuance by an issuer of common stock in a transaction, other than a public offering, at a price less than the greater of book or market value and the shares to be issued equal 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

      The maximum number of shares of Class A common stock we will issue in the exchange offer is 42.3 million shares, which would represent approximately 27% of the shares of our common stock currently outstanding.

      Under the terms of the exchange offer, the shares of Class A common stock to be issued will be valued based on the volume weighted average price of our Class A common stock on the Nasdaq National Market during the five trading day period ending on the second trading day prior to the expiration of the exchange offer. If the volume weighted average price is less than the last sale price of the Class A common stock on the Nasdaq National Market prior to the expiration of the exchange offer, we may be deemed to have issued shares at less than market value. On January           , 2005, we obtained approval for the issuance of the shares of Class A common stock in connection with the exchange offer from Dobson CC Limited Partnership, which has a majority of the voting power of our common stock, to ensure compliance with NASD Rule 4350.

Financing of the Exchange Offer and Consent Solicitation; Expenses

      The shares of Class A common stock that may be issued in the exchange offer will be available from our authorized but unissued shares of Class A common stock. The cash consideration to be paid in the exchange offer and for the consent fee, and the other fees and expenses we expect to incur in connection with the exchange offer and consent solicitation and this information statement, including the SEC filing fee and the fees of the exchange agent, the dealer manager and solicitation agent, the information agent, the financial printer, counsel, accountants and other professionals, will be paid from our available capital resources. Assuming all shares of preferred stock are validly tendered and not withdrawn in the exchange offer, the aggregate cash consideration paid to holders of preferred stock and the estimated fees and expenses of the exchange offer would be approximately $72 million.

Accounting Treatment

      The difference between the fair value of the consideration transferred to holders of the preferred stock and the carrying value of the preferred stock, net of deferred financing costs and discount, plus accrued dividends, will be added to net income to arrive at net income available to common stockholders, and will affect the calculation of earnings per common share in the period that the exchange offer and consent solicitation occurs. As of September 30, 2004, the carrying value of the preferred stock, net of deferred finance costs and discount, plus accrued dividends was $242.1 million.

Certain U.S. Federal Income Tax Consequences of the Exchange Offer

      There are no material income tax consequences of the exchange offer and consent solicitation to you as a holder of our common stock or to the company.

Appraisal Rights

      Stockholders will not have appraisal or similar statutory rights as a result of the exchange offer and consent solicitation.

Comparison of Rights of Preferred Stock and Common Stock

      The following describes the material differences between the rights of holders of the shares of 12.25% preferred stock and the 13% preferred stock (without giving effect to the proposed amendments to the certificates of designation for the preferred stock and waivers described in this information statement) and holders of shares of our Class A common stock and is only a summary. While we believe that the description covers the material differences between the shares of 12.25% preferred stock and the 13% preferred stock and our Class A common stock, this summary may not contain all of the information that is important to you.

Governing Document

      The rights of holders of preferred stock are currently set forth in, and may be enforced under, the Oklahoma General Corporation Law and our certificate of incorporation, including the certificate of designation with respect to each series of preferred stock. Holders of shares of our Class A common stock have the rights set forth in, and may enforce their rights under, Oklahoma General Corporation Law and our certificate of incorporation and our bylaws.

Dividends

      Holders of preferred stock are entitled to receive, when and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends in cash. Holders of shares of our Class A common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.

Liquidation Preference

      In the event of our winding-up or dissolution, each holder of preferred stock is entitled to receive and be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our Class A common stock, a liquidation preference in the amount of $1,000 per share of preferred stock, plus accumulated and unpaid dividends. In addition, the preferred stock ranks senior to the Class A common stock with respect to the payment of any dividends. Dividend payments to holders of Class A common stock, if declared by our board of directors, will not be made until all required dividend payments are made to the holders of our outstanding preferred stock, including the 12.25% preferred stock and the 13% preferred stock.

Ranking

      In any liquidation, dissolution or winding up of us, our Class A common stock would rank below all outstanding preferred stock, including the 12.25% preferred stock and the 13% preferred stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Mandatory Redemption

      Subject to compliance with applicable Oklahoma corporate law, we are required to redeem all outstanding shares of 12.25% preferred stock on January 15, 2008 and all outstanding shares of 13% preferred stock on May 1, 2009, in each case for a redemption price equal to the liquidation preference of such shares plus accrued but unpaid dividends. We are also required to make an offer to purchase all outstanding shares of 12.25% preferred stock and 13% preferred stock upon a change of control of the company, as defined in the certificate of designation for each such series, at a redemption price equal to 101% of the liquidation preference of such shares plus accrued but unpaid dividends. There are no mandatory redemption provisions for our Class A common stock.

Restrictive Covenants

      The certificates of designation for the preferred stock include the restrictive covenants described under “— Description of the Consent Solicitation and the Proposed Amendments to the Certificates of Designation for Preferred Stock and Waivers.” There are no restrictive covenants for the benefit of holders of the Class A common stock.

Listing

      Our preferred stock is not listed or traded on a national securities exchange or automated quotation system. Our Class A common stock is listed and traded on the Nasdaq National Market under the symbol “DCEL.”

Voting Rights

      Except as provided by Oklahoma law and our amended and restated certificate of incorporation, holders of preferred stock have no voting rights unless the dividends payable on the preferred stock are unpaid for four or more quarterly periods (whether or not consecutive). In that event, holders of the preferred stock, voting as a single class with the other holders of that series of preferred stock, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full. In addition, the affirmative consent of holders of a majority of the outstanding preferred stock is required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our amended and restated certificate of incorporation that would affect adversely the rights of holders of the preferred stock. Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of the Class A common stock.

PRINCIPAL STOCKHOLDERS

      The following table provides information concerning the ownership of our common stock as of December 31, 2004 by (1) certain of our executive officers, (2) each of our directors, (3) each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our common stock, and (4) our directors and executive officers as a group. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after December 31, 2004. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

	Number of		Number of
	Class A		Class B		Percentage	Percentage
	Shares		Shares		of Total	of Total
Name and Address of	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Beneficial Owner	Owned(1)	of Class	Owned	of Class	Interest	Power(2)

Everett R. Dobson(3)	2,500,000	2.2%	19,066,540	98.2%	16.1%	62.6%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(4)	2,025,000	1.8%	19,066,540	98.2%	15.8%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Dobson CC Limited Partnership	2,000,000	1.7%	19,066,540	98.2%	15.7%	62.4%
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(5)	539,047	*	—	—	*	*
Timothy J. Duffy(6)	177,010	*	—	—	*	*
R. Thomas Morgan(7)	123,141	*	—	—	*	*
Trent W. LeForce(8)	143,422	*	—	—	*	*
Fred J. Hall(9)	127,500	*	—	—	*	*
Justin L. Jaschke(10)	181,952	*	—	—	*	*
Albert H. Pharis, Jr.(11)	191,952	*	—	—	*	*
Robert A. Schriesheim	—	*	—	—	*	*
Mark S. Feighner	—	*	—	—	*	*
Capital Research and Management Company(12)	15,560,380	13.6%	—	—	11.6%	5.0%
333 South Hope St.
Los Angeles, CA 90071
Perry Corp.(13)	12,904,000	11.3%	—	—	9.6%	4.2%
599 Lexington Avenue
New York, NY 10022
Glenview Capital and Affiliates(14)	7,776,500	6.8%	—	—	5.8%	2.5%
399 Park Avenue, Floor 39
New York, NY 10022
All directors and executive officers as a group (12 persons)(15)	4,147,532	3.6%	19,066,540	98.2%	17.3%	63.1%

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, and our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after December 31, 2004. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by DCCLP. As the president, one of two directors and sole stockholder of RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 500,000 shares of Class A common stock.

(4)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by DCCLP. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 25,000 shares of Class A common stock.

(5)	Includes options to purchase 468,863 shares of Class A common stock .

(6)	Includes options to purchase 161,326 shares of Class A common stock.

(7)	Includes options to purchase 88,494 shares of Class A common stock.

(8)	Includes options to purchase 125,322 shares of Class A common stock.

(9)	Includes options to purchase 65,000 shares of Class A common stock.

(10)	Includes options to purchase 67,763 shares of Class A common stock.

(11)	Includes options to purchase 110,556 shares of Class A common stock.

(12)	Based on a Schedule 13G (Amendment No. 4) filed with the SEC on February 13, 2004.

(13)	Based on a Schedule 13G filed with the SEC on September 7, 2004.

(14)	Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 13, 2004.

(15)	Includes options to purchase 1,717,007 shares of Class A common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth certain historical consolidated financial data with respect to the nine months ended September 30, 2004 and 2003 and each of the five years in the period ended December 31, 2003. The consolidated financial data as of or for each of the three years in the period ended December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this information statement. The consolidated financial data for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements which are not included in this information statement. The consolidated financial data for the nine months ended September 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this information statement. The historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes included elsewhere in this information statement.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003(1)	2003(1)	2002	2001	2000	1999

	(Unaudited)

	($ in thousands)
Statement of Operations Data:
Operating revenue:
Service revenue	$569,728	$320,152	$505,860	$323,116	$281,505	$211,640	$152,193
Roaming revenue	154,902	145,067	201,199	176,150	186,678	147,102	90,445
Equipment and other revenue	33,923	20,220	28,695	17,504	19,191	19,398	10,287

Total operating revenue	758,553	485,439	735,754	516,770	487,374	378,140	252,925

Operating expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	185,457	113,973	173,436	138,240	138,565	91,647	61,567
Cost of equipment	81,647	34,860	56,612	40,331	43,917	40,144	19,403
Marketing and selling	95,763	48,800	79,547	61,581	62,089	55,370	37,148
General and administrative	131,725	61,916	106,108	66,473	60,508	52,219	37,711
Depreciation and amortization	141,539	73,864	119,424	75,181	155,724	132,152	92,223

Total operating expenses	636,131	333,413	535,127	381,806	460,803	371,532	248,052

Operating income	122,422	152,026	200,627	134,964	26,571	6,608	4,873
Interest expense	(161,477)	(85,190)	(138,148)	(108,331)	(129,154)	(122,823)	(97,056)
Gain (loss) from extinguishment of debt	5,739	(28,102)	(52,277)	2,202	—	(32,882)	—
Gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock	6,478	—	(26,777)	—	—	—	—
Dividends on mandatorily redeemable preferred stock	(25,197)	(17,833)	(30,568)	—	—	—	—
Other income (expense), net	2,230	2,299	3,829	(1,636)	11,243	9,078	3,686
Minority interests in income of subsidiaries	(3,514)	(5,251)	(6,541)	(6,521)	(5,517)	(3,903)	(2,921)
Loss from investment in joint venture	—	—	—	(184,381)	(69,181)	(50,293)	—
Income tax benefit (expense)	13,139	(13,596)	(845)	52,177	36,644	54,422	34,712

(Loss) income from continuing operations	(40,180)	4,353	(50,700)	(111,526)	(129,394)	(139,793)	(56,706)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003(1)	2003(1)	2002	2001	2000	1999

	(Unaudited)

	($ in thousands)
Discontinued operations:
Income (loss) from discontinued operations, net of income tax expense	443	12,541	11,945	24,454	1,820	(5,718)	(52,616)
(Loss) income from discontinued operations from investment in joint venture	—	—	—	(327)	(720)	671	—
Gain (loss) from sale of discontinued operations, net of income tax expense	—	27,515	14,786	88,315	—	—	(18,248)
Gain from sale of discontinued operations from investment in joint venture	—	—	—	6,736	—	—	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(33,294)	—	—	—
Cumulative effect of change in accounting principle from investment in joint venture	—	—	—	(140,820)	—	—	—

Net (loss) income	(39,737)	44,409	(23,969)	(166,462)	(128,294)	(144,840)	(127,570)
Dividends on preferred stock	(6,190)	(41,421)	(43,300)	(94,451)	(86,325)	(126,686)	(69,477)
Gain on redemption and repurchase of preferred stock	—	218,310	218,310	67,837	—	—	—

Net (loss) income applicable to common stockholders	$(45,927)	$221,298	$151,041	$(193,076)	$(214,619)	$(271,526)	$(197,047)

Basic net income (loss) applicable to common stockholders per common share:
Continuing operations	$(0.30)	$0.05	$(0.48)	$(1.23)	$(1.38)	$(1.56)	$(1.03)
Discontinued operations	—	0.41	0.25	1.31	0.02	(0.06)	(1.29)
Change in accounting principle	—	—	—	(1.92)	—	—	—
Dividends on and repurchase of preferred stock	(0.04)	1.82	1.65	(0.29)	(0.92)	(1.42)	(1.27)

Total basic net income (loss) applicable to common stockholders per common share	$(0.34)	$2.28	$1.42	$(2.13)	$(2.28)	$(3.04)	$(3.59)

Basic weighted average common shares outstanding	133,763,531	97,059,585	106,291,582	90,671,688	93,969,310	89,417,829	54,823,354

Diluted net income (loss) applicable to common stockholders per common share:
Continuing operations	$(0.30)	$0.04	$(0.46)	$(1.23)	$(1.38)	$(1.56)	$(1.03)
Discontinued operations	—	0.40	0.24	1.31	0.02	(0.06)	(1.29)
Change in accounting principle	—	—	—	(1.92)	—	—	—
Dividends on and repurchases of preferred stock	(0.04)	1.77	1.60	(0.29)	(0.92)	(1.42)	(1.27)

Total diluted net income (loss) applicable to common stockholders per common share	$(0.34)	$2.21	$1.38	$(2.13)	$(2.28)	$(3.04)	$(3.59)

Diluted weighted average common shares outstanding	133,763,531	100,128,791	109,676,631	90,671,688	93,969,310	89,417,829	54,823,354

		December 31,
	September 30,
	2004	2003	2002	2001	2000	1999

	(Unaudited)

		($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$63,492	$208,239	$292,053	$159,953	$141,922	$3,359
Restricted cash and investments	4,467	15,515	14,196	—	26,154	49,346
Property, plant and equipment, net	546,502	536,634	251,780	246,505	227,671	141,091
Total assets	3,282,566	3,478,940	1,960,487	2,559,155	2,619,729	1,642,148
Total credit facilities and notes payable	2,372,161	2,415,184	1,273,140	1,620,881	1,690,076	1,068,857
Mandatorily redeemable preferred stock	236,584	253,260	558,344	581,943	508,331	527,786
Other preferred stock	122,536	122,536	200,000	200,000	—	—
Stockholders’ equity (deficit)	68,042	113,545	(343,072)	(157,000)	100,107	(353,830)

(Footnote to Statement of Operations Data)

(1)	Includes the results of American Cellular on a consolidated basis from August 19, 2003, the date on which we acquired 100% of the outstanding stock of American Cellular. Prior to that time, we owned 50% of American Cellular and accounted for our interest in American Cellular under the equity method. As a result, American Cellular’s results for periods prior to 2003 are reflected in loss from investment in joint venture.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons. See “Forward-Looking Statements.” You should read the following discussion with the information under the heading “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this information statement.

Overview

      We are one of the largest providers of rural and suburban wireless communications systems in the United States. We began providing wireless telephone services in 1990 in Oklahoma and the Texas Panhandle. We have expanded our wireless operations with an acquisition strategy targeting underserved rural and suburban areas, which we believe have a significant number of potential customers with substantial needs for wireless communications.

      On August 19, 2003, American Cellular became our wholly owned subsidiary, as discussed further in note 5, “Business Combinations,” to our audited consolidated financial statements included elsewhere in this information statement. In addition, on October 23, 2003, we merged our indirect, wholly owned subsidiaries, Dobson/ Sygnet Communications Company, Sygnet Wireless, Inc., and Sygnet Communications, Inc. with and into our wholly owned subsidiary, Dobson Cellular Systems, or Dobson Cellular. As a result of these mergers, and the acquisition and restructuring of American Cellular, our operations are encompassed in our two primary subsidiaries, Dobson Cellular and American Cellular. American Cellular does not guarantee any debt or other obligations of Dobson Cellular or us, and Dobson Cellular and we do not guarantee any debt or other obligations of American Cellular.

Critical Accounting Policies and Practices

      We prepare our consolidated financial statements in accordance with general accepted accounting principles, or GAAP. Our significant accounting polices are discussed in detail in note 2 to our audited consolidated financial statements included elsewhere in this information statement. These other significant accounting policies are important to develop an understanding of our financial statements. Policies related to revenue recognition, financial instruments and business combinations require judgments on complex matters that are often subject to multiple sources of authoritative guidance.

      In preparing our financial statements, it is necessary that we use estimates and assumptions for matters that are inherently uncertain. We base our estimates on historical experiences and reasonable assumptions. Our use of estimates and assumptions affects the reported amounts of assets, liabilities, and the amount and timing of revenues and expenses we recognize for and during the reporting period. Actual results may differ from estimates. The estimates and assumptions that are the most difficult to determine and require the most subjective decisions, are described below.

Property, Plant and Equipment and Other Definite Life Assets

      We depreciate our property, plant and equipment and amortize our customer lists and certain other intangible assets over their useful lives. These useful lives are based on our estimates of the period that the assets will generate revenue. The factors used to determine these estimates include technological advances, obsolescence, expected migration to newer transmission standards and services, regulatory requirements and the churn rate of our customers.

      Also, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to review the carrying value of our long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Judgment must be exercised in determining when such an event or change in circumstances has occurred. If such a circumstance were deemed to exist, the carrying value of the asset would be compared to the expected undiscounted future cash flows generated by the asset. We also must use judgment in determining expected future cash flows. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment increases.

      As a result of technological advances, which lead to our recent upgrade to GSM/ GPRS/ EDGE technology during 2004, we recently reassessed the useful lives and carrying values of our TDMA network assets. While no impairment was noted, this assessment did result in the reduction of our useful lives for these TDMA network assets. This reduction in the useful lives will result in an annual increase in depreciation expense totaling $6.6 million.

Goodwill and Wireless License Acquisition Costs

      In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we continually assess the useful lives of our intangible assets. A significant portion of our intangible assets are classified as “Wireless license acquisition costs,” which represents our costs associated with acquiring our FCC licenses. These licenses allow us to provide wireless services by giving us the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, we have determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, our wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety, we ceased the amortization of both goodwill and wireless license acquisition costs and now test for impairment of goodwill and wireless license acquisition costs at least annually and only adjust the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs. Using judgment, we must also determine on an annual basis whether facts and circumstances continue to support an indefinite useful life.

      To complete this evaluation for our wireless license acquisition costs, we compare the carrying amount of our wireless license acquisition costs to the fair value of those assets. We determine the fair value of our wireless license acquisition costs based on their expected future discounted cash flows. We also determine the value of the wireless license acquisition costs based upon a “start-up” basis that separates the value of our customer contracts and other intangible assets from the pure underlying wireless license. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. For purposes of this comparison, it is our policy to aggregate all of our wireless license acquisition costs. For goodwill, there is a two-step approach for assessing impairment. The first step requires us to compare the fair value of our enterprise to our carrying value, including goodwill. If our carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of our enterprise goodwill with the carrying amount of our goodwill. To calculate the implied fair value of goodwill we perform a hypothetical purchase price allocation to determine the fair value of all of our assets, with the implied goodwill amount being the difference between the enterprise fair value and the aggregate of the identified asset fair values. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for the difference. The critical factors used in the determination of fair values of the enterprise and of the identifiable intangible assets include the discount rate, our cost of capital, cash flow multiples, expansion and infrastructure costs, other carriers’ multiples, expected customer growth rates, churn factors, service upgrade trends, and operating cost trends. Therefore, again, determining fair values and expected future discounted cash flows involves a great deal of judgment on our part. In particular, if customers decreased, our churn rate increased, customer or roaming revenue decreased, or costs to provide service increased, the likelihood of impairment would increase.

      The fair value of an asset or an enterprise is the price at which the asset or enterprise could be exchanged in a current transaction between knowledgeable, unrelated willing parties. Therefore, market prices from active markets are the best measure and are used when available. If there is not an available active market, the measurement is based on the best information available, including similar transactions, acquisition cost per customer or area population, and expected discounted future cash flows.

Acquisitions and Discontinued Operations

      We continually seek opportunity to acquire attractive wireless markets, which enhance our overall business strategy. The following are the most recent transactions.

Acquisition of Michigan 2 and 4 RSAs

      On December 29, 2004, we completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. We purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code. Upon closing, we obtained control over most of these assets and began operation of them; however, assignment of certain spectrum licenses requires FCC approval, for which we have applied. Therefore, we have entered into a spectrum manager lease that allows us to lease the RFB spectrum pending the FCC’s decision.

      We provide service in most of the northern part of Michigan, including the Upper Peninsula. The RFB acquisition allows us to expand our service area to cover the entire northern part of the state, and allows us to market our service under the CELLULARONE® brand throughout that market. RFB serves markets in Michigan 2 and 4 Rural Service Areas, covering a total population of approximately 256,000. RFB operates both Code Division Multiple Access, or CDMA, and analog technologies on 850 MHz cellular licenses in these markets. Excluding overlap with markets already served by us, the RFB markets add 184,700 incremental covered populations to our service areas in northern Michigan. We intend to deploy GSM/ GPRS/ EDGE technology over RFB’s existing footprint.

      The acquisition also includes RFB’s 1900 MHz PCS licenses covering a population of 1.3 million that provides an additional 10 MHz of spectrum in the Traverse City, Petoskey, Saginaw/ Bay City, Mt. Pleasant, Alpena, Escanaba and Sault Ste. Marie basic trading areas.

Acquisition of NPI

      On June 15, 2004, we acquired certain assets of NPI for approximately $29.4 million. NPI owned PCS licenses covering a total population of 1.2 million. The acquired GSM network currently covers a total population of 1.0 million in northern Michigan. Excluding overlap with markets already served by us, the NPI markets added 646,500 incremental covered population to our service areas in northern Michigan.

Maryland/ Michigan Swap

      On February 17, 2004, we transferred our Maryland 2 RSA wireless property in exchange for Cingular Wireless’ Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interests in Texas 2 RSA and Oklahoma 5 and 7 RSAs. We hold a majority of the market share in each of these Michigan, Texas and Oklahoma wireless markets. As a result of a definitive agreement that was entered into prior to December 31, 2003 and closed on February 17, 2004, we have reclassified our historical financial statements to reflect the operations of our Maryland 2 RSA property as discontinued operations.

California/ Alaska Swap

      On June 17, 2003, we transferred our two remaining wireless properties in California to AT&T Wireless in exchange for its two wireless properties in Alaska, and all of the outstanding shares of Series AA preferred stock of Dobson Communications that it previously held, which we then cancelled. We have reclassified our historical financial statements to reflect the operations of our California properties as discontinued operations.

      As a result of the completion of this transaction, our financial statements only include the operating results from the two wireless properties in Alaska beginning June 17, 2003.

Verizon Sales

      On February 8, 2002, we sold three of our wireless properties to Verizon Wireless for a total purchase price of $263.0 million. These properties included California 7 RSA, Ohio 2 RSA and Georgia 1 RSA, which covered a total population of approximately 659,000. On February 28, 2002, we sold our 75% ownership interest in Arizona 5 RSA to Verizon Wireless for a total purchase price of $85.0 million. Arizona 5 RSA covered a total population of approximately 199,200. On February 8, 2002, American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million. Tennessee 4 RSA covered a total population of approximately 290,800. As a result of these sales, the results of operations, assets and liabilities of these markets during the periods presented are included as discontinued operations in our consolidated financial statements. American Cellular and we used the proceeds from the sale of these properties primarily to reduce bank debt under our respective credit facilities.

Results of Operations for the Nine Months Ended September 30, 2004 and 2003, and for the Years Ended December 31, 2003, 2002 and 2001

      The following table summarizes our key operating data for the periods indicated:

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Market population(1)	11,436,800	10,620,900	10,620,900	5,240,800	5,240,800
Ending subscribers	1,608,700	1,542,600	1,552,100	666,500	599,200
Market penetration(2)	14.1%	14.5%	14.6%	12.7%	11.4%
Gross subscriber additions	328,200	181,800	298,900	231,200	227,400
Average subscribers	1,578,400	857,900	1,062,600	632,900	551,600
Average monthly service revenue per subscriber(3)	$40.11	$41.47	$40.24	$42.65	$42.53
Average monthly post-paid churn(4)	1.9%	1.6%	1.7%	1.9%	1.9%

(1)	Represents the population in our licensed areas, or POPs, for the period indicated and is based upon the Claritas 2000 Bureau of Census results, adjusted to exclude those portions of our rural service areas, or RSAs, and metropolitan service areas, or MSAs, not covered by our licenses.

(2)	Market penetration is calculated by dividing ending subscribers by market population.

(3)	Average monthly service revenue per subscriber is calculated by dividing service revenue by average subscribers and dividing by the number of months in the period. We exclude roaming revenue from this calculation, since roaming revenue is not derived from our subscribers.

(4)	Post-paid churn represents the percentage of the post-paid subscribers, which deactivate service each month. The calculation divides the total post-paid deactivations during the period by the average post-paid subscribers for the period.

Basis of Presentation

      To provide a more comparable basis of our Management’s Discussion and Analysis, we have presented our historical results of operations from continuing operations for the periods indicated, along with the results from newly acquired markets. For the purpose of this Management’s Discussion and Analysis, results from newly acquired markets refer to the results of operations of our recent acquisitions. Our recent acquisitions include the two Alaska properties from June 15, 2003, American Cellular from August 19, 2003, the Michigan 5 RSA property from February 17, 2004 and the NPI markets from

June 15, 2004. The following table sets forth the components of our results of operations for the nine months ended September 30, 2004 and 2003:

							Percentage
	Nine Months Ended September 30, 2004			Nine Months Ended September 30, 2003			Change in
							Non-
		Results	Results		Results	Results	Acquisition
		from Newly	from Non-		from Newly	from Non-	Markets
		Acquired	Acquisition		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Markets	Markets	’04 vs. ’03

	($ in thousands)
Service revenue	$569,728	$311,770	$257,958	$320,152	$63,025	$257,127	0.3%
Roaming revenue	154,902	74,749	80,153	145,067	17,794	127,273	(37.0)%
Equipment and other revenue	33,923	18,668	15,255	20,220	3,145	17,075	(10.7)%

Total operating revenue	758,553	405,187	353,366	485,439	83,964	401,475	(12.0)%

Cost of service (exclusive of depreciation and amortization shown separately below)	185,457	94,055	91,402	113,973	19,845	94,128	(2.9)%
Cost of equipment	81,647	42,316	39,331	34,860	6,642	28,218	39.4%
Marketing and selling	95,763	50,112	45,651	48,800	8,871	39,929	14.3%
General and administrative	131,725	77,564	54,161	61,916	13,610	48,306	12.1%
Depreciation and amortization	141,539	71,168	70,371	73,864	10,962	62,902	11.9%

Total operating expenses	636,131	335,215	300,916	333,413	59,930	273,483	10.0%

Operating income	122,422	69,972	52,450	152,026	24,034	127,992	(59.0)%
Interest expense	(161,477)	(71,340)	(90,137)	(85,190)	(13,849)	(71,341)	26.3%
Gain (loss) from extinguishment of debt	5,739	—	5,739	(28,102)	—	(28,102)	*
Gain on redemption and repurchases of mandatorily redeemable preferred stock	6,478	—	6,478	—	—	—	*
Dividends on mandatorily redeemable preferred stock	(25,197)	—	(25,197)	(17,833)	—	(17,833)	41.3%
Other income (expense)	2,230	(3,797)	6,027	2,299	66	2,233	169.9%
Minority interest in income of subsidiaries	(3,514)	—	(3,514)	(5,251)	—	(5,251)	(33.1)%
Income tax benefit (expense)	13,139	1,963	11,176	(13,596)	(3,895)	(9,701)	215.2%

(Loss) income from continuing operations	$(40,180)	$(3,202)	$(36,978)	$4,353	$6,356	$(2,003)	*

*	Calculation is not meaningful.

      The following table sets forth the components of our results of operations for the years ended December 31, 2003, 2002 and 2001:

	Year Ended December 31, 2003
				Year Ended	Year Ended	Percentage Change in
		Results from	Results from	December 31,	December 31,	Non-Acquisition
		Newly	Non-	2002	2001	Markets
		Acquired	Acquisition
	Historical	Markets	Markets	Historical	Historical	’03 vs ’02	’02 vs ’01

	($ in thousands)
Service revenue	$505,860	$163,853	$342,007	$323,116	$281,505	5.8%	14.8%
Roaming revenue	201,199	44,640	156,559	176,150	186,678	(11.1)%	(5.6)%
Equipment and other revenue	28,695	7,857	20,838	17,504	19,191	19.0%	(8.8)%

Total operating revenue	735,754	216,350	519,404	516,770	487,374	0.5%	6.0%

Cost of service (exclusive of depreciation and amortization shown separately below)	173,436	50,426	123,010	138,240	138,565	(11.0)%	(0.2)%
Cost of equipment	56,612	16,966	39,646	40,331	43,917	(1.7)%	(8.2)%
Marketing and selling	79,547	24,451	55,096	61,581	62,089	(10.5)%	(0.8)%
General and administrative	106,108	38,693	67,415	66,473	60,508	1.4%	9.9%
Depreciation and amortization	119,424	32,846	86,578	75,181	155,724	15.2%	(51.7)%

Total operating expense	535,127	163,382	371,745	381,806	460,803	(2.6)%	(17.1)%

Operating income	200,627	52,968	147,659	134,964	26,571	9.4%	408.0%
Interest expense	(138,148)	(37,775)	(100,373)	(108,331)	(129,154)	(7.3)%	(16.1)%
(Loss) gain from extinguishment of debt	(52,277)	—	(52,277)	2,202	—	*	*
Gain on redemption and repurchases of preferred stock	(26,777)	—	(26,777)	—	—	*	—
Dividends on mandatorily preferred stock	(30,568)	—	(30,568)	—	—	*	—
Other income (expense)	3,829	(730)	4,559	(1,636)	11,243	*	*
Minority interests in income of subsidiaries	(6,541)	—	(6,541)	(6,521)	(5,517)	0.3%	18.2%
Loss from investment in joint venture	—	—	—	(184,381)	(69,181)	*	*
Income tax (expense) benefit	(845)	(5,496)	4,651	52,177	36,644	*	*

(Loss) income from continuing operations	$(50,700)	$8,967	$(59,667)	$(111,526)	$(129,394)	*	*

*	Calculation is not meaningful.

Subscribers

      Our subscriber base comprises three types of subscribers: post-paid, reseller and pre-paid. At September 30, 2004, post-paid subscribers accounted for 91.5% of our subscriber base. These subscribers pay a monthly access fee for a wireless service plan that generally includes a fixed amount of minutes and certain service features. In addition to the monthly access fee, these subscribers are typically billed in arrears for long-distance charges, roaming charges and rate plan overages. Our reseller subscribers are similar to our post-paid subscribers in that they pay monthly fees to utilize our network and services. However, these subscribers are billed by a third party, which we refer to as a reseller, who has effectively resold our service to the end user, which we refer to as a subscriber. We in turn bill the reseller for the monthly usage of the subscriber. At September 30, 2004, the reseller base accounted for 5.7% of our total subscriber base. Our pre-paid subscribers, which at September 30, 2004, accounted for 2.8% of our subscriber base, are subscribers that pre-pay for an agreed upon amount of usage.

      We have experienced a decline in the growth of our gross subscriber additions as a result of increased competition attributable to an accelerating pace of improvements in quality of digital technology, and increased products offered to the consumer. Many of our competitors already market enhanced data services, such as single carrier radio transmission technology, or 1XRTT. We recently deployed GSM/ GPRS/ EDGE in our networks. We expect to see our gross subscriber additions increase during 2005, from recent 2004 results, as a result of new services that are available with GSM/ GPRS/ EDGE. Total gross subscriber additions included 179,600 from our newly acquired markets for the nine months ended September 30, 2004. Total gross subscriber additions included 36,000 from our newly acquired markets for the nine months ended September 30, 2003. Therefore, total gross subscriber additions from our non-acquisition markets were 148,600 for the nine months ended September 30, 2004, compared to 145,800 for the nine months ended September 30, 2003.

Operating Revenue

      Our operating revenue consists of service revenue, roaming revenue and equipment and other revenue.

Service Revenue

      We derive service revenue by providing wireless services to our subscribers. The wireless industry has experienced declining average revenue per minute as competition among wireless service providers has led to reductions in rates for airtime. Historically, these declines have generally been offset by significant increases in average minutes-of-use per subscriber. However, during 2004 the decline in revenue per minute has not been completely offset by increases in average minutes-of-use. Our average monthly service revenue per subscriber decreased for the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003. We believe there is an opportunity in 2005 for our average monthly service revenue per subscriber to increase from current levels primarily due to additional voice and data services available as a result of our providing GSM/ GPRS/ EDGE technology.

      For the nine months ended September 30, 2004, our historical service revenue increased compared to the nine months ended September 30, 2003. This increase in our historical service revenue was primarily attributable to our newly acquired markets. Before giving effect to the newly acquired markets, our service revenue increased slightly, which resulted primarily from a slight increase in customers, offset by a decline in average monthly service revenue per subscriber. Our average subscriber base in our non-acquisition markets increased 3.5%, to 708,700, for the nine months ended September 30, 2004, from 684,800, for the nine months ended September 30, 2003.

      For the year ended December 31, 2003, our historical service revenue increased compared to the years ended December 31, 2002 and 2001. This increase in our historical service revenue was primarily attributable to our newly acquired markets. When comparing 2003 to 2002 and 2001 before giving effect to the newly acquired markets, our increase in service revenue was primarily attributable to our increased subscriber base in our non-acquisition markets. Our average subscriber base in our non-acquisition markets increased 8.9%, to 689,200, for the year ended December 31, 2003, from 632,900, for the year ended December 31, 2002 and our average subscriber base in our non-acquisition markets increased 14.7%, to 632,900, for the year ended December 31, 2002, from 551,600 for the year ended December 31, 2001.

Roaming Revenue

      We derive roaming revenue by providing service to subscribers of other wireless providers when those subscribers “roam” into our markets and use our systems to carry their calls. Roaming revenue has traditionally had higher margins than revenue from our subscribers. We achieve these higher margins because we incur relatively lower incremental costs related to billing, customer service and collections in servicing roaming customers as compared to our home subscribers. However, our roaming margins have been declining due to increased market pressures and competition among wireless providers resulting in reduced roaming rates. Our roaming yield (roaming revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes-of-use) was $0.14 for the nine months ended September 30, 2004 and $0.20 for the nine months ended September 30, 2003, and was $0.20 for the year ended December 31, 2003, $0.25 for the year ended December 31, 2002 and $0.35 for the year ended December 31, 2001. On a combined basis, Dobson Cellular and American Cellular had a roaming yield of $0.20 for the year ended December 31, 2003. We expect our roaming yield to continue to decline during 2005. Even though our significant roaming contracts provide for decreasing rates over time, we believe these roaming contracts are beneficial because they secure existing traffic and provide opportunity for a continuing increase in traffic volumes. Roaming revenue tends to be impacted by seasonality. Historically, we have experienced higher roaming minutes-of-use and related roaming revenue during the second and third quarters of each year, as users tend to travel more and, therefore, use their wireless phones more, during the spring and summer months.

      For the nine months ended September 30, 2004, our historical roaming revenue increased compared to the nine months ended September 30, 2003. However, before giving effect to the newly acquired markets, our roaming revenue decreased. This is a result of a 35.1% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003 and 2004, and a slight decrease in roaming minutes in our non-acquisition markets.

      For the year ended December 31, 2003, our historical roaming revenue increased compared to the year ended December 31, 2002. However, before giving effect to the newly acquired markets, our roaming revenue decreased. This is primarily a result of a 22.7% decline in our roaming revenue per minute-of-use in our non-acquisition markets as contractual rates decreased during 2003. This decline in our roaming revenue per minute-of-use in our non-acquisition markets was partially offset by a 15.0% increase in roaming minutes in our non-acquisition markets due to expanded coverage areas and increased usage.

      For the year ended December 31, 2002, our roaming revenue decreased compared to the year ended December 31, 2001. This decline in revenue was attributable to a 27.2% decline in our roaming revenue per minute-of-use, partially offset by a 29.5% increase in roaming minutes in our markets.

Equipment and Other Revenue

      Equipment revenue is revenue from selling wireless equipment to our subscribers. Equipment revenue is recognized when the equipment is delivered to the customer. Other revenue is primarily rental income from the lease of space on company-owned towers and, prior to 2004, from amounts charged to our previously unconsolidated affiliates.

      For the nine months ended September 30, 2004, our historical equipment and other revenue increased compared to the nine months ended September 30, 2003. However, before giving effect to the newly acquired markets, our equipment and other revenue decreased. This decrease in revenue was primarily due to the elimination of amounts charged to our previously unconsolidated affiliates for the use of shared assets, offset by an increase in rental income and increase in gross subscriber additions and the number of customers upgrading to new rate plans and purchasing new handsets. Many of these customers are upgrading to our new GSM rate plans.

      For the year ended December 31, 2003, our historical equipment and other revenue increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, our equipment and other revenue increased. This is primarily due to increases in amounts previously charged to our unconsolidated affiliates for the use of shared assets. For the year ended December 31, 2002, our equipment and other revenue decreased compared to the year ended December 31, 2001. This decline in revenue is primarily due to our slight decline in gross subscriber additions and the slow-down in the migration of existing subscribers from analog to digital service.

Operating Expenses

      Our primary operating expense categories include cost of service, cost of equipment, marketing and selling costs, general and administrative costs and depreciation and amortization.

Cost of Service

      Our cost of service consists primarily of costs to operate and maintain our facilities utilized in providing service to customers and amounts paid to third-party wireless providers for providing service to our subscribers when our subscribers roam into their markets, referred to as “roaming” costs. Consistent with the trend of declining roaming revenue per minute, our roaming expense per minute has declined as well.

      The following table sets forth the components of our cost of service for the periods indicated:

	Nine Months Ended September 30,

	2004		2003

	Amount	Percentage	Amount	Percentage

		($ in thousands)
Network costs	$122,069	65.8%	$68,099	59.8%
Roaming costs	63,388	34.2%	45,874	40.2%

Total cost of service	$185,457	100.0%	$113,973	100.0%

      For the nine months ended September 30, 2004, our historical network costs, which are the costs we incur in operating our wireless network and providing service to our customers, increased, compared to the nine months ended September 30, 2003. Before giving effect to the newly acquired markets, our network costs increased $4.1 million. This increase is primarily a result of adding new circuits and cell sites related to our new GSM/ GPRS/ EDGE network.

      For the nine months ended September 30, 2004, our historical roaming costs increased compared to the nine months ended September 30, 2003. Before giving effect to the newly acquired markets, our roaming costs declined $6.8 million. This decline is primarily a result of a 25.8% decrease in roaming costs per minute-of-use in our non-acquisition markets as contractual rates decreased during 2004, offset by an 10.2% increase in the minutes used by our customers on third-party wireless providers’ networks in our non-acquisition markets.

      The following table sets forth the historical results of the components of our cost of service for the periods indicated:

	Year Ended December 31,

	2003		2002		2001

	Amount	Percentage	Amount	Percentage	Amount	Percentage

			($ in thousands)
Network costs	$106,394	61.3%	$78,233	56.6%	$68,940	49.8%
Roaming costs	67,042	38.7%	60,007	43.4%	69,625	50.2%

Total cost of service	$173,436	100.0%	$138,240	100.0%	$138,565	100.0%

      For the year ended December 31, 2003, our network costs increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, network costs declined $3.1 million. This is primarily a result of credits received from certain of our network service providers and renegotiated lower local access rates charged to us by third-party providers for use of local access across the network. For the year ended December 31, 2002, our network costs increased compared to the year ended December 31, 2001. This increase was primarily the result of an increase in wholesale toll charges, due to increases in customer usage, and an increase in rent incurred from our cell site leases as a result of the continued build-out of our network.

      For the year ended December 31, 2003, roaming costs increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, roaming costs declined $12.1 million. This was primarily a result of a 25.0% decline in rates charged by those providers resulting from new lower rate agreements, offset by an increase of 5.2% in the minutes used by our customers on third-party wireless providers’ networks, in our non-acquisition markets. For the year ended December 31, 2002, roaming costs decreased compared to the year ended December 31, 2001. This decrease was the result of a 29.1% decline in rates charged by those providers resulting from new lower rate agreements, offset by a 21.5% increase in the minutes used by our customers on third-party wireless providers’ networks.

Cost of Equipment

      Our cost of equipment represents the costs associated with wireless equipment and accessories sold to customers. Cost of equipment is impacted by the volume of equipment transactions. The volume of equipment transactions is impacted by gross subscriber additions and customer upgrades. We, like other wireless providers, have continued to use discounts on phone equipment and have continued to offer free phone promotions. As a result, we have incurred, and expect to continue to incur, losses on equipment sales. While we expect to continue these discounts and promotions, we believe that these promotions will result in increased service revenue from an increase in the number of wireless subscribers.

      For the nine months ended September 30, 2004, our cost of equipment increased compared to the nine months ended September 30, 2003. This increase was primarily due to our newly acquired markets. The remaining increase was due to an increase in gross subscriber additions, an increase in the average cost of handsets sold to customers, along with an increase in the number of customers upgrading to new rate plans and purchasing new handsets. Many of these customers are upgrading to our new GSM rate plans.

      For the year ended December 31, 2003, our historical cost of equipment increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, our cost of equipment decreased. This is primarily a result of a decrease in gross subscriber additions in our non-acquisition markets. For the year ended December 31, 2002, our cost of equipment decreased compared to the year ended December 31, 2001, primarily from a slow-down in the migration of existing subscribers from analog to digital service.

Marketing and Selling Costs

      Our marketing and selling costs include advertising, compensation paid to sales personnel and independent agents and all other costs to market and sell wireless products and services. We pay commissions to sales personnel and independent dealers for new business generated.

      For the nine months ended September 30, 2004, our marketing and selling costs increased compared to the nine months ended September 30, 2003. This increase was primarily due to our newly acquired markets. The remaining increase was due to an increase in gross subscriber additions, along with increased spending on advertising to launch our new GSM rate plans.

      For the year ended December 31, 2003, our historical marketing and selling costs increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, our marketing and selling costs decreased. This was primarily a result of the decrease in gross subscriber additions in our non-acquisition markets. For the year ended December 31, 2002, our marketing and selling costs decreased compared to the year ended December 31, 2001. This decrease in our marketing and selling costs was primarily the result of gross subscriber additions remaining fairly constant and the costs associated with sales compensation reducing slightly.

General and Administrative Costs

      Our general and administrative costs include all infrastructure costs, including costs for customer support, billing, collections, and corporate administration.

      For the nine months ended September 30, 2004, our general and administrative costs increased compared to the nine months ended September 30, 2003. This increase was primarily due to our newly acquired markets. The remaining increase was due to increased infrastructure costs as a result of the overall growth of our business.

      For the year ended December 31, 2003, our general and administrative costs increased compared to the years ended December 31, 2002 and 2001. The primary increase in 2003 was due to the newly acquired markets. General and administrative costs also increased in 2002 compared to 2001. The increases in 2003 and 2002 are a result of increased infrastructure costs as a result of the overall growth of our business, offset by the reductions in bad debt expense as a result of improved collections and efficiencies gained from further integration of acquired companies and increased economies of scale in our non-acquisition markets. Overall, our average monthly general and administrative costs per average subscriber have decreased to $8 in 2003 compared to $9 in our non-acquisition markets for 2002 and 2001.

Depreciation and Amortization Expense

      Our depreciation and amortization expense represents the costs associated with the depreciation of our fixed assets and the amortization of certain intangible assets. However, we do not amortize our wireless license acquisition costs or goodwill. Rather these assets are subject to periodic evaluations. During 2005, increases in depreciation and amortization as a result of newly acquired or constructed assets will partially be offset as older assets become fully depreciated.

      For the nine months ended September 30, 2004, our historical depreciation and amortization expense increased compared to the nine months ended September 30, 2003. Before giving effect to the newly acquired markets, our depreciation and amortization expense increased $7.5 million. This increase in depreciation and amortization expense in our non-acquisition markets is a result of additional depreciation on fixed assets acquired or constructed, primarily from our GSM network buildout, in 2003 and the first nine months of 2004.

      For the year ended December 31, 2003, our historical depreciation and amortization expense increased compared to the year ended December 31, 2002. Before giving effect to the newly acquired markets, our depreciation and amortization expense increased $11.4 million. This increase in our non-acquisition markets was a result of additional depreciation on fixed assets acquired in 2002 and 2003. For the year ended December 31, 2002, our depreciation and amortization expense decreased compared to the year ended December 31, 2001. This decline in expense is a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets,” which required companies to stop amortizing existing goodwill and intangible assets with indefinite lives effective January 1, 2002. Under this new rule we treat our wireless license acquisition costs as indefinite life intangible assets. For the year ended December 31, 2001, the aggregate amount of amortization expense attributable to our wireless license acquisition costs was $87.4 million.

                  Non-Operating Results

Interest Expense

      For the nine months ended September 30, 2004, our interest expense increased compared to the nine months ended September 30, 2003. This is primarily due to increased long-term debt related to our acquisition of American Cellular.

      For the year ended December 31, 2003, our interest expense increased compared to the year ended December 31, 2002. Before giving effect to the acquisitions, our interest expense decreased $8.0 million. This decline is primarily the result of the 2003 repayments of our outstanding balances on our Dobson

Operating Co. and Sygnet Wireless credit facilities and decreased variable interest rates as a result of lower interest rates and the expiration of our interest rate hedges, offset by the interest expense on Dobson Cellular’s senior secured credit facility. For the year ended December 31, 2002, our interest expense decreased compared to the year ended December 31, 2001. This decline in expense resulted primarily from the reduction of our outstanding balance on our credit facility and lower variable interest rates.

Redemption and Repurchases of, and Dividends on, Preferred Stock

      As a result of implementing SFAS No. 150 on July 1, 2003, dividends on our mandatorily redeemable preferred stock began being represented as a financing expense, included in our net (loss) income, while dividends on our conditionally redeemable preferred stock remained below our net (loss) income. As a result of a mid-year implementation, for the nine months ended September 30, 2003, dividends on our mandatorily redeemable preferred stock are represented as both a financing expense, included in our net (loss) income, and as an item below our net (loss) income. Thus, our statement of operations includes the following:

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	($ in thousands)
Financing expense (above net (loss) income):
Gain (loss) from redemption and repurchases of mandatorily redeemable preferred stock	$6,478	$—	$(26,777)	$—	$—
Dividends on mandatorily redeemable preferred stock	(25,197)	(17,833)	(30,568)	—	—
Items applicable to common stockholders (below net (loss) income):
Dividends on preferred stock	(6,190)	(41,421)	(43,300)	(94,451)	(86,325)
Gain from redemption and repurchases of preferred stock	—	218,310	218,310	67,837	—

      We issued 686,201 shares of Series F preferred stock on August  18, 2003, which is a conditionally redeemable preferred stock. The dividends on these shares were $6.2 million for the nine months ended September 30, 2004, and $0.9 million for the nine months ended September 30, 2003, and are included as “Dividends on preferred stock” below our net (loss) income. We issued 200,000 shares of conditionally redeemable preferred stock on February 8, 2001. Upon transfer of these shares by AT&T Wireless on June 17, 2003 these shares were canceled. The dividends on these shares were $5.5 million for the nine months ended September 30, 2003, and are included as “Dividends on preferred stock” below our net (loss) income. The dividends on our mandatorily redeemable preferred stock totaled $25.2 million for the nine months ended September 30, 2004, which compares to $52.9 million on a combined basis for the nine months ended September 30, 2003. This decrease in mandatorily redeemable preferred stock dividends is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2003 and 2004.

      During the nine months ended September 30, 2004, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock for $17.4 million. These repurchases resulted in a gain from redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in our loss from continuing operations.

      During the nine months ended September 30, 2003, prior to the adoption of SFAS No. 150, we repurchased a total of 32,707 shares of our 12.25% preferred stock and 27,500 shares of our 13% preferred stock, for an aggregate purchase price of $36.6 million. This resulted in a gain from repurchase of preferred stock totaling $23.6 million. In addition, AT&T Wireless transferred to us all of our Series AA preferred stock, which had a fair value that was substantially lower than our carrying value, thus resulting in a gain on redemption of preferred stock of $194.7 million. Therefore, our total gain from redemptions and repurchases of preferred stock prior to adoption of SFAS No. 150 (on July 1, 2003) was $218.3 million.

      During the year ended December 31, 2003, subsequent to the adoption of SFAS No. 150, in 2003, we repurchased a total of $293.1 million liquidation preference amount of our 12.25% preferred stock, for an aggregate purchase price of $311.0 million, which, including fees and the related write off of deferred financing costs, resulted in a loss from redemptions and repurchases of preferred stock of $26.8 million. Although our redemptions and repurchases of preferred stock are in two separate line items for the year ended December 31, 2003, they netted to a gain of $191.5 million on a combined basis.

      The dividends on our Series F preferred stock were $2.8 million for the year ended December 31, 2003, and are included as “Dividends on preferred stock” below our net (loss) income. The dividends on our Series AA preferred stock were $5.5 million and $12.1 million for the years ended December 31, 2003 and 2002, respectively and are included as “Dividends on preferred stock” below our net (loss) income. The dividends on our mandatorily redeemable preferred stock totaled $65.6 million on a combined basis for the year ended December 31, 2003, which compares to $82.4 million for the year ended December 31, 2002. This decrease in mandatorily redeemable preferred stock dividends from 2002 to 2003 is the result of the reduction in the number of shares of our mandatorily redeemable preferred stock outstanding due to redemption and repurchases of our mandatorily redeemable preferred stock during 2002 and 2003.

      During 2002, we repurchased 40,287 shares of our 12.25% preferred stock and 68,728 shares of our 13% preferred stock, including accrued dividends on the repurchased shares, for an aggregate purchase price of $38.7 million. Including deferred financing costs, this resulted in a gain on redemption and repurchases of preferred stock totaling $67.8 million for the year ended December 31, 2002.

      For the year ended December 31, 2002, our dividends on preferred stock increased compared to the year ended December 31, 2001. This increase was primarily the result of accrued dividends related to our issuance of 200,000 shares of our Series AA preferred stock on February 8, 2001, and the additional dividends accumulating on our 12.25% and 13% preferred stock.

Other Income (Expense), Net

      For the nine months ended September 30, 2004, our historical other income (expense) decreased slightly compared to the nine months ended September 30, 2003. Before giving effect to the newly acquired markets, our other income increased, primarily due to a loss on sale of assets for the nine months ended September 30, 2003, offset by a decrease in interest income due to lower interest rates for the nine months ended September 30, 2004.

      For the year ended December 31, 2003, our other income (expense) increased compared to the year ended December 31, 2002, due to an increase in interest income during 2003 and the write off of costs associated with the eleven licenses we did not receive in the FCC auction, which were written off during 2002. For the year ended December 31, 2002, our other income (expense) decreased compared to the year ended December 31, 2001 due to a decrease in interest income and write off of costs associated with the eleven licenses we did not receive in the FCC auction.

Gain (Loss) from Extinguishment of Debt

      For the nine months ended September 30, 2004, our gain from extinguishment of debt was $5.7 million, compared to a loss of $28.1 million for the nine months ended September 30, 2003. The gain from extinguishment of debt for the nine months ended September 30, 2004, was due to our repurchase of $55.5 million principal amount of our 8.875% senior notes at an aggregate cost of $48.3 million, offset by a loss on redemption of the remaining Dobson/ Sygnet senior notes. The loss from extinguishment of debt for the nine months ended September 30, 2003, was due to paying off the Dobson Operating Co., LLC, or DOC, credit facility and a large portion of the Sygnet credit facility.

      For the year ended December 31, 2003, our loss from extinguishment of debt was $52.3 million, compared to a gain of $2.2 million for the year ended December 31, 2002. The loss from extinguishment of debt for the year ended December 31, 2003, was due to paying off the DOC credit facility, the Sygnet credit facility and $183.3 million principal amount of the Dobson/ Sygnet senior notes. Our gain from extinguishment of debt for the year ended December 31, 2002, resulted from the repurchase of $11.5 million principal amount of Dobson/ Sygnet senior notes for the purchase price of $8.9 million.

Loss from Investment in Joint Venture

      For the year ended December 31, 2002, our loss from investment in joint venture increased compared to the year ended December 31, 2001. This increase is primarily from impairments of goodwill recognized by American Cellular.

Discontinued Operations

      For the nine months ended September 30, 2004, we had income from discontinued operations of $0.4 million compared to income from discontinued operations (including the gain on the sale) of $40.1 million for the nine months ended September 30, 2003. Our discontinued operations during 2004 include the Maryland properties included in the swap with Cingular Wireless, while our discontinued operations during 2003 include both the California properties included in the swap with AT&T Wireless and the Maryland properties included in the swap with Cingular Wireless.

      For the year ended December 31, 2003, we had income from discontinued operations (including the gain on the sale) of $26.7 million compared to $119.2 million in 2002 and $1.1 million in 2001. Discontinued operations during 2003 relate to both the California/ Alaska swap with AT&T Wireless and the Michigan/ Maryland swap with Cingular Wireless, while discontinued operations in 2002 and 2001 relate to the California/ Alaska swap with AT&T Wireless, the Michigan/ Maryland swap with Cingular Wireless and the markets sold to Verizon Wireless.

Cumulative Effect of Change in Accounting Principle

      For the year ended December 31, 2002, we recognized a total impairment on our wireless license acquisition costs of $174.1 million, net of tax benefit, as a result of implementing SFAS No. 142, “Goodwill and Other Intangible Assets.” Of this total, $33.3 million reflects our impairment and $140.8 million reflects our share of the impairment from our then 50% interest in American Cellular.

Liquidity and Capital Resources

      We have required, and will likely continue to require, substantial capital to further develop, expand and upgrade our wireless systems and those we may acquire. We have financed our operations through cash flows from operating activities, and when necessary, bank debt and the sale of debt and equity securities. Although we cannot provide assurance, assuming successful implementation of our strategy, including the continuing development of our wireless systems and significant and sustained growth in our cash flows, we believe that availability under our Dobson Cellular revolving line of credit, our cash on hand and cash flows from operations will be sufficient to fund the exchange offer and satisfy our currently expected capital expenditures, working capital and debt service obligations over the next year. Although we previously announced our intention to explore the sale of certain of our tower assets, there can be no assurance that such sales will be completed on favorable terms or at all. In the event we do not sell these assets or do not sell them on favorable terms, our liquidity would be adversely affected. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, the demand for our services and the regulatory, technological and competitive developments that may arise.

      We currently expect that we may have to refinance our debt at its final maturities. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. Some or all of these financing options may not be available to us in the future, since these resources are dependent upon our financial performance and condition, along with certain other factors that are beyond our control, such as, economic events, technological changes and business trends and developments. Thus, if at any time financing is not available on acceptable terms, it could have a materially adverse effect on our business and financial condition.

Working Capital and Net Cash Flow

      At September 30, 2004, we had negative working capital of $2.5 million, a ratio of current assets to current liabilities of 1:1 and an unrestricted cash balance of $63.5 million, which compares to working capital of $101.6 million, a ratio of current assets to current liabilities of 1.4:1 and an unrestricted cash balance of $208.2 million at December 31, 2003. Working capital has decreased due primarily to our repurchase of $48.3 million of our 8.875% senior notes during the first quarter of 2004, our repurchase of $17.4 million of our preferred stock during the second quarter and third quarter of 2004, and the completion of our GSM network buildout.

      Our net cash provided by operating activities totaled $40.2 million for the nine months ended September 30, 2004, compared to $187.7 million for the nine months ended September 30, 2003. The decrease was primarily due to a $44.5 million decrease in our income from continuing operations, a $36.2 million decrease in cash provided by discontinued operations, a $27.0 million decrease in the non-cash portion of extinguishment of debt, which represents the write-off of deferred financing costs relating to the extinguishment of debt, and changes in our current assets and liabilities, which required more net cash payments in 2004 than in 2003. For additional analysis of the changes impacting net income from continuing operations see “— Results of Operations for the Nine Months Ended September 30, 2004 and 2003, and for the Years Ended December 31, 2003, 2002 and 2001.” We expect that future improvements in cash provided by operating activities will primarily be driven by improvements in net income from continuing operations.

      We used cash in investing activities for the nine months ended September 30, 2004 and 2003. Investing activities are primarily related to capital expenditures, acquisitions and sales of markets. We expect to use cash in investing activities for the foreseeable future. Our capital expenditures were $117.8 million for the nine months ended September 30, 2004, and $106.0 million for the nine months ended September 30, 2003.

      We used cash on financing activities for the nine months ended September 30, 2004 and 2003. Financing activities are primarily related to proceeds from long-term debt, repayments of long-term debt, deferred financing cost associated with long-term debt and purchase of equity securities. Our financing activity uses for the nine months ended September 30, 2004, consisted primarily of repayments and repurchases of long-term debt totaling $83.9 million, redemption and repurchase of preferred stock of $17.4 million, offset by proceeds from long-term debt of $40.0 million. For future expected payments of long-term debt, see the contractual obligation table included below.

Capital Resources

New Dobson Cellular Senior Secured Notes

      On November 8, 2004, our wholly owned subsidiary, Dobson Cellular, completed the offering of $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011, $250.0 million of first priority senior secured floating rate notes due 2011 and $325.0 million of 9.875% second priority senior secured notes due 2012. The notes are guaranteed on a senior basis by us, DOC and Dobson Cellular’s wholly owned subsidiaries, and the notes and guarantees are secured by liens on the capital stock of DOC and Dobson Cellular and on substantially all of the assets of DOC, Dobson Cellular and Dobson Cellular’s subsidiaries that guarantee the notes, other than excluded assets (as defined in the indentures for the notes). The notes and guarantees rank pari passu in right of payment with existing and future senior indebtedness of Dobson Cellular and the guarantors, and senior to all existing and future subordinated indebtedness of Dobson Cellular and the guarantors.

      A portion of the proceeds from the offering was used to repay all amounts outstanding under Dobson Cellular’s senior secured credit facility, to repurchase, at a discount, $175.8 million of previously outstanding debt securities and to fund the acquisition of RFB. As part of the refinancing, Dobson Cellular amended its existing credit facility to, among other things, eliminate the term loan portion and amend the revolving portion to provide for maximum borrowing of $75.0 million.

      2011 Fixed Rate Notes. Interest on the 2011 first priority senior secured notes will accrue at the rate of 8.375% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. We will make each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      2011 Floating Rate Notes. The 2011 first priority senior secured floating rate notes will bear interest at the rate per annum, reset quarterly, equal to LIBOR plus 4.75% as determined by the calculation agent, which shall initially be the trustee.

      2012 Fixed Rate Notes. Interest on the 2012 second priority senior secured notes will accrue at the rate of 9.875% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2005. We will make each interest payment to the holders of record on the immediately preceding April 15 and October 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      In connection with the closing of the sale of the notes, Dobson Cellular and the guarantors entered into indentures with Bank of Oklahoma, as trustee for the notes due 2011, and BNY Midwest Trust Company, as trustee for the notes due 2012. The indentures contain certain covenants, including, but not limited to, covenants that limit the ability of Dobson Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting Dobson Cellular’s restricted subsidiaries;

•	issue and sell capital stock of Dobson Cellular’s restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in any business other than a permitted business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

Dobson Cellular Senior Secured Credit Facility

      Dobson Cellular’s senior secured credit facility consists of a $75.0 million senior secured revolving credit facility.

      The Dobson Cellular credit facility is guaranteed by us, DOC and DOC Lease Co LLC, and is secured by first and second priority security interests in all of the tangible and intangible assets of Dobson Cellular. The Dobson Cellular credit facility is not guaranteed by American Cellular or any of its subsidiaries. In connection with the offering by Dobson Cellular of its $825.0 million of senior secured notes in November 2004, Dobson Cellular repaid all outstanding borrowings under the Dobson Cellular credit facility totaling $599.5 million and amended it to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008. As of December 31, 2004, we had no borrowings under this amended credit facility.

      Under specified terms and conditions, including covenant compliance, the amount available under the Dobson Cellular credit facility may be increased by an incremental facility of up to $200.0 million. We have the right to make no more than four requests to increase the amount of the credit facility, such request must be made at least 12 months prior to the credit termination date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the Dobson Cellular credit facility.

      Dobson Cellular also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon certain asset sales by Dobson Cellular and its subsidiaries.

      The Dobson Cellular credit facility agreement contains covenants that, subject to specified exceptions, limit our ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, advances or stock repurchases.

      On November 8, 2004, the financial covenants in the Dobson Cellular credit facility were amended in a manner that we expect to increase our operating flexibility.

Dobson Communications 8.875% Senior Notes

      On September 26, 2003, we completed the private sale of $650.0 million principal amount of 8.875% senior notes due 2013. The net proceeds from the sale of the notes were used to repay in full all amounts owing under the old bank credit facility of DOC, and to repay in part amounts owing under the bank credit facility of Sygnet Wireless, Inc. The senior notes rank pari passu in right of payment with any of our existing and future senior indebtedness and are senior to all existing and future subordinated indebtedness. American Cellular is an unrestricted subsidiary for purposes of our 8.875% senior notes and is not subject to certain covenants contained in the related indenture.

      In connection with the closing of the sale of the notes, we entered into an indenture dated September 26, 2003 with Bank of Oklahoma, National Association, as Trustee. The indenture contains certain covenants including, but not limited to, covenants that limit our ability and that of our restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with or transfer substantial assets to another entity.

      American Cellular is an unrestricted subsidiary for purposes of the indenture, meaning that it is not subject to certain covenants.

      We purchased approximately $174.8 million principal amount of our 8.875% senior notes at an aggregate cost of approximately $122.9 million, excluding accrued interest, with a portion of the proceeds from the sale by Dobson Cellular of its senior secured notes in November 2004. We expect to report a gain on extinguishment of debt, net of deferred financing costs, of approximately $48.7 million in the fourth quarter as a result of these purchases.

      On February 28, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding existing 10.875% notes and existing 8.875% notes. Through September 30, 2004, we repurchased $55.5 million principal amount of our existing 8.875% notes at an aggregate cost of $48.3 million, excluding accrued interest. These repurchases resulted in a gain on extinguishment of debt, net of deferred financing costs, of $6.1 million.

Dobson Communications 10.875% Senior Notes

      On June 15, 2000, we completed the private sale of $300.0 million principal amount of our 10.875% senior notes due 2010. We used the proceeds to repay indebtedness under the senior secured revolving credit facility of DOC, and for working capital and other general corporate purposes. The senior notes rank pari passu in right of payment with any of our existing and future unsubordinated indebtedness and are senior to all existing and future subordinated indebtedness. American Cellular is an unrestricted subsidiary for purposes of our existing 10.875% senior notes.

      In connection with the closing of the sale of the notes, we entered into an indenture with The Bank of New York, as successor trustee to United States Trust Company of New York. The indenture contains certain covenants including, but not limited to, covenants that limit our ability and that of our restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with our transfer substantial assets to another entity.

      We purchased approximately $1.0 million principal amount of our 10.875% senior notes at an aggregate cost of approximately $0.8 million, excluding accrued interest, with a portion of the proceeds from the sale by Dobson Cellular of its senior secured notes in November 2004. We expect to report a gain on extinguishment of debt, net of deferred financing costs, of approximately $0.2 million in the fourth quarter of 2004 as a result of these purchases.

American Cellular 10% Senior Notes

      In connection with the American Cellular reorganization, on August 8, 2003, ACC Escrow Corp. (now American Cellular) completed an offering of $900.0 million aggregate principal amount of existing 10% notes due 2011. These senior notes were issued at par. On August 19, 2003, ACC Escrow Corp. was merged into American Cellular, and the net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the offering and a portion of the expenses of the restructuring. Dobson Communications and Dobson Cellular are not guarantors of these senior notes.

      During 2001, American Cellular issued $700.0 million principal amount of its 9.5% senior subordinated notes due 2009 at a discount of $6.9 million. The discount was being amortized over the life of the notes. In August 2003, as part of the restructuring of American Cellular, holders of $681.9 million outstanding principal amount of American Cellular’s senior notes surrendered their senior notes and received approximately $48.7 million in cash, 43.9 million shares of newly issued shares of our Class A common stock, and 681,900 shares of our Series F preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of 13.9 million shares of our Class A common stock. We also issued an additional 4,301 shares of our Series F preferred stock and 276,848 shares of our Class A common stock in payment of certain fees. There remains outstanding $18.1 million liquidation value of American Cellular’s 9.5% senior subordinated notes.

      The indenture for American Cellular’s 10% senior notes includes certain covenants including, but not limited to, covenants that limit the ability of American Cellular and its restricted subsidiaries to:

•	incur indebtedness;

•	incur or assume liens;

•	pay dividends or make other restricted payments;

•	impose dividend or other payment restrictions affecting our restricted subsidiaries;

•	issue and sell capital stock of our restricted subsidiaries;

•	issue certain capital stock;

•	issue guarantees of indebtedness;

•	enter into transactions with affiliates;

•	sell assets;

•	engage in unpermitted lines of business;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with our transfer substantial assets to another entity.

      American Cellular has required, and will likely continue to require, substantial capital to further develop, expand and upgrade its wireless systems.

Preferred Stock

      During August 2003, in conjunction with the American Cellular reorganization, we issued 686,201 shares of our Series F preferred stock having an aggregate liquidation preference of $122.5 million and convertible into a maximum of 14.0 million shares of our Class A common stock, plus $48.7 million in cash and 44.2 million shares of our Class A common stock to the former holders of $681.9 million principal amount of American Cellular’s outstanding 9.5% senior subordinated notes due 2009 and their advisors. Our outstanding Series F preferred stock had an aggregate liquidation preference of $122.5 million, plus accrued dividends, at September 30, 2004.

      As of September 30, 2004, we had outstanding 46,181 shares of our 12.25% preferred stock with an aggregate liquidation value of $46.2 million, plus accrued dividends, and 192,898 shares of our 13% preferred stock with an aggregate liquidation value of $192.9 million, plus accrued dividends. The certificates of designation for these series of preferred stock contain restrictive covenants that require us to meet certain financial ratios in order to incur indebtedness.

      During the nine months ended September 30, 2004, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million, all of which were subsequently canceled. These repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $6.5 million. The gain on redemption and repurchases of preferred stock has been included in our loss from continuing operations. During the first quarter of 2003, we repurchased a total of 32,707 shares of our 12.25% preferred stock and 27,500 shares of our 13% preferred stock. The preferred stock repurchases totaled 60,207 shares for $36.6 million, all of which were canceled by March 31, 2003. These repurchases resulted in a gain on redemption and repurchase of preferred stock totaling $23.6 million for the nine months ended September 30, 2003.

      On June 15, 2004, our board of directors authorized us to expend up to $50.0 million to repurchase some of our outstanding 12.25% and 13% preferred stock. Through December 31, 2004, we had repurchased a total of 24,291 shares for $17.4 million.

      In September 2004, we announced that we would not declare or pay the cash dividend due on October 15, 2004 on our outstanding 12.25% preferred stock or the November 1, 2004 cash dividend on our outstanding 13% preferred stock. In addition, on December 20, 2004, we announced that we will not declare or pay the cash dividend due on January 15, 2005 on our outstanding 12.25% preferred stock or the February 1, 2005 cash dividend on our outstanding 13% preferred stock. Unpaid dividends will accrue interest at the stated dividend rates, compounded quarterly.

      If we defer dividends on this preferred stock, we are not permitted to pay dividends on the Series F preferred stock. Therefore, the dividend due on October 15, 2004 with respect to this preferred stock was not paid, and will accrue at 7%, compounded semi-annually. If we do not make two semi-annual dividend payments (whether consecutive or not) on the Series F preferred stock, a majority of the holders of the Series F preferred stock would have the right to elect two new directors to our board of directors. If we do not pay the dividend due in 2004 and the dividend due April 15, 2005, this right to elect two directors would become exercisable. We intend to pay the dividends that are currently in arrears on the Series F preferred stock contemporaneous with the consummation of the exchange offer.

      If we do not make four quarterly dividend payments (whether consecutive or not) on either our 12.25% preferred stock or our 13% preferred stock, a majority of the holders of the respective series of preferred stock would each have the right to elect two new directors each to Dobson Communications’ board of directors. Under these circumstances, the expansion of our board of directors by six new members would not constitute a change of control under the indentures governing our outstanding notes or Dobson Cellular’s senior secured credit facility.

      In connection with the exchange offer, we are soliciting consents from the holders of our 12.25% preferred stock and our 13% preferred stock to waive and eliminate substantially all of the restrictive covenants applicable to these shares of preferred stock and to waive and eliminate the rights of the holders of these shares to vote, other than voting rights required by law, and appoint directors. See “The Exchange Offer and Consent Solicitation — Description of the Consent Solicitation and the Proposed Amendments to the Certificates of Designation for Preferred Stock and Waivers.”

Capital Expenditures and Commitments

      Our capital expenditures were $117.8 million for the nine months ended September 30, 2004. We plan to spend approximately $140 million for capital expenditures in 2004. The majority of these planned expenditures that occurred during the first nine months of 2004 were in relation to the build-out of our GSM/ GPRS/ EDGE network.

      The amount and timing of capital expenditures may vary depending on the rate at which we expand and develop our wireless systems and whether we consummate additional acquisitions. We may require additional financing for future acquisitions, to refinance our debt at its final maturities and to meet the mandatory redemption provision on our preferred stock.

      On July 29, 2003, we entered into agreements with certain holders of options granted under the Dobson Communications 2000 Stock Incentive Plan, or 2000 Plan, with exercise prices in excess of $10.00 per share in which we agreed to issue new options under our 2000 Plan in exchange for their existing options. Under these agreements, holders of options with an exercise price of more than $10.00 per share but less than $15.00 per share would receive new options for the same number of underlying shares; holders of options with exercises prices of at least $15.00 and less than $20.00 would receive new options to purchase one share of our Class A common stock for every two shares underlying their existing options, and holders of existing options with exercises prices greater than $20.00 per share would receive new options to purchase one share of our Class A common stock for every three shares underlying their existing options. On February 2, 2004, we issued new options under the exchange agreements, all at an exercise price of $7.09 per share. The vesting schedule for each new option was the same as the replaced options. No options held by our non-management directors were included in the foregoing exchange program.

      On March 10, 2004, our board of directors authorized the grants of non-qualified options under the Dobson Communications 1996 Stock Option Plan, or 1996 Plan, the 2000 Plan, and the Dobson Communications 2002 Stock Incentive Plan, or 2002 Plan, to purchase an aggregate of 3,602,475 shares of our Class A common stock to our directors and executive officers, and certain other of our officers and employees. We authorized grants of options to purchase 55,500 shares of our Class A common stock under our 1996 Plan; options to purchase 2,585,000 shares of our Class A common stock under our 2000 Plan and options to purchase 961,975 shares of our Class A common stock under our 2002 Plan. Each option is for a term of ten years and vests at the rate of 25% per year. Each option is exercisable at an exercise price of $3.49 per share (subject to standard anti-dilution adjustments), which was the market price of our Class A common stock on the date the options were granted.

      We are obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If we fail to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of December 31, 2004, $27.5 million of this commitment has been fulfilled.

Contractual Obligations

      The table below sets forth all of our contractual cash obligations as of December 31, 2003, which are obligations during the following years:

	2004	2005-2006	2007-2009	2010 and After

	($ in thousands)
Contractual Cash Obligations
Long-term debt(1)	$5,500	$11,000	$420,303	$1,978,381
Operating leases	33,461	52,638	48,590	35,354
Capital leases	843	319	—	—
Mandatorily redeemable preferred stock	—	—	257,000	—
Other preferred stock	—	—	—	122,536

Total contractual cash obligations	$39,804	$63,957	$725,893	$2,136,271

(1)	As a result of our November 2004 refinancing, none of our current outstanding indebtedness matures by its terms prior to 2009.

      On November 8, 2004, our wholly owned subsidiary, Dobson Cellular, completed the offering of $825.0 million senior secured notes, consisting of $250.0 million of 8.375% first priority senior secured notes due 2011, $250.0 million of first priority senior secured floating rate notes due 2011 and $325.0 million of 9.875% second priority senior secured notes due 2012. A portion of the proceeds from the offering was used to repay all amounts outstanding under Dobson Cellular’s senior secured credit facility and to repurchase $175.8 million of previously outstanding debt securities.

      In addition, we are required to make pay cash interest payments on our 10.875% senior notes due 2010 and our 8.875% senior notes due 2013, Dobson Cellular is required to pay cash interest on its 9.875% second priority senior secured notes due 2012, 8.375% senior secured notes due 2011 and its floating rate senior secured notes due 2011, and American Cellular is required to pay cash interest on its 10% senior notes due 2011 and its 9.5% senior subordinated notes due 2009. Based on outstanding principal amounts at December 31, 2004, cash interest on:

•	our 10.875% senior notes will total $32.5 million annually through maturity in 2010;

•	our 8.875% senior notes will total $37.2 million annually through maturity in 2013;

•	Dobson Cellular’s 9.875% second priority senior secured notes will total $32.1 million annually through maturity in 2012;

•	Dobson Cellular’s 8.375% senior secured notes will total $20.9 million annually through maturity in 2011;

•	Dobson Cellular’s floating rate senior secured notes will vary through maturity in 2011 based on the applicable interest rate, which is reset quarterly, of LIBOR plus 4.75% (based on the interest rate in effect on December 31, 2004, cash interest on these notes would total $18.3 million annually);

•	American Cellular’s 10% senior notes will total $90.0 million annually through maturity in 2011; and

•	American Cellular’s 9.5% senior subordinated notes will total $1.7 million annually through maturity in 2009.

      In addition to the above cash obligations we have been required to pay cash dividends on our 12.25% preferred stock since January 2003 and on our 13% preferred stock since May 2004. Based on the shares outstanding as of December 31, 2003, our cash dividends would have totaled $34.0 million during 2004, $34.6 million annually during 2005, 2006 and 2007, $29.0 million in 2008 and $13.6 million in 2009. However, during the year ended December 31, 2004, we repurchased a total of 14,816 shares of our 12.25% preferred stock and 9,475 shares of our 13% preferred stock, which reduced the amount of dividends we must pay on these series of preferred stock. On September 29, 2004, and December 20, 2004, we announced that we would not declare or pay dividends due in the fourth quarter of 2004 and the first quarter of 2005, respectively, on our 12.25% preferred stock or our 13% preferred stock. To the extent dividends are not paid prior to the mandatory redemption dates or prior to our repurchase of the preferred shares, we will be required to pay such dividends on the redemption dates to the extent we are permitted under applicable law to redeem the preferred stock on such dates. We will not be required to pay dividends on shares of preferred stock tendered in the exchange offer.

Off-Balance Sheet Arrangements

      We do not have any off-balance sheet financing arrangements or liabilities. In addition, we do not have any majority-owned subsidiaries or any interests in, or relationships with, any material special-purpose entities that are not included in the consolidated financial statements.

Effect of New Accounting Standards

      In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, and as discussed above, we reassessed the useful lives of our intangible assets. For the year ended December 31, 2001, the aggregate amount of amortization expense, net of income tax benefit, attributable to our wireless license cost was $64.9 million. Without this amortization and before considering American Cellular’s impact of this change, our 2001 operating results would have been:

Year Ended December 31, 2001

($ in thousands except per
share data)
Net loss	$(63,360)
Net loss applicable to common stockholders	(149,685)
Net loss applicable to common stockholders per common share	$(1.59)

      In addition, during the year ended December 31, 2001, American Cellular recorded $58.3 million of amortization expense related to its goodwill and $34.5 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization, American Cellular’s 2001 operating results would have been:

Year Ended December 31, 2001

($ in thousands except per
share data)
Net loss	$(44,858)
Net loss applicable to common stockholders	(46,997)
Net loss applicable to common stockholders per common share	$(469,966)

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. We implemented this standard effective January 1, 2003. The adoption of SFAS No. 143 has not had, and is not expected to have, a material effect on our financial condition or operations.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement replaces SFAS No. 121. However, it maintains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of Accounting Principles Board, or APB, Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business,” for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. During the fourth quarter of 2001, we entered into definitive agreements to sell five markets, one of which was owned by American Cellular. With these agreements, we elected to early adopt this standard during the fourth quarter of 2001, effective January 1, 2001, to properly reflect the operations, assets and liabilities of these markets as discontinued operations in our consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 was effective for fiscal years beginning after May 15, 2002, and upon adoption, companies had to reclassify extraordinary losses and gains on extinguishment of debt to results from continuing operations. Therefore, upon implementing this standard on January 1, 2003, we reclassified our extraordinary gain (loss) from debt extinguishments as, “Gain (loss) from extinguishment of debt,” included in our loss from continuing operations.

      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. We adopted EITF 00-21 in July 2003 and it did not have, and is not expected to have, a material impact on our financial condition or operations.

      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement was effective for interim periods beginning after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be reflected as a charge on a company’s statement of operations. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in our net income (loss), but were reflected in determining net income (loss) applicable to common stockholders. At December 31, 2003, the carrying value of the Company’s mandatorily redeemable preferred stock was $253.3 million. The related dividends that would have been reflected as financing expense was $40.5 million for the six months ended June 30, 2003. Subsequent to the adoption of SFAS No. 150 for the six months ended December 31, 2003, we have reflected $30.6 million of such dividends as a financing expense.

      In accordance with the provisions of EITF Topic D-42, as amended at the July 31, 2003 EITF meeting, we have reduced the gain on the redemption of preferred stock previously reported in the fourth quarter of 2002 and first quarter of 2003 by the pro rata portion of the respective preferred stock issuance costs associated with the redeemed shares. The gains on the redemptions of preferred stock were reduced by $2.5 million and $1.6 million, respectively, which reduced earnings per share for the respective periods by $0.03 and $0.02.

      At the September 2004 meeting of the EITF, the SEC announced Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill.” EITF D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, intangible assets should be separately and directly valued and the resulting fair value recognized. As noted in “Critical Accounting Policies,” we have used the “start-up” method to determine the fair value of our licenses. As a result, our financial condition or results will not be impacted by the implementation of EITF Topic D-108.

      In December 2004, the FASB published FASB Statement No. 123 (revised 2004), “Share-Based Payment.” Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. As a larger public entity, we will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005, which is our third quarter of 2005. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

      Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. As allowed, we have historically accounted for stock options using the accounting principles of Opinion 25. The impact of adopting the provisions of Statement 123(R) will be to increase our noncash compensation expense in future periods. We have not determined the method that we will use to estimate the fair value of stock options as part of our adoption of Statement 123(R). As disclosed in the notes to our consolidated financial statements, using the Black-Scholes method of determining fair value in the past would have increased our noncash compensation expense by approximately $6.1 million in 2003. Based on the number of options currently granted, we expect the 2005 incremental expense associated with the adoption of Statement 123(R) to be less than $2 million. The provisions of our credit facilities, outstanding notes and preferred stock do not include noncash compensation expenses in the determination of financial covenants. As a result, we believe that the effects of the adoption of Statement 123(R) will not have a significant impact on our financial condition or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

      Our primary market risk relates to changes in interest rates. Market risk is the potential loss arising from adverse changes in market prices and rates, including interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

      At September 30, 2004, we had long-term debt outstanding of $2.4 billion, of which, $565.5 million bore interest at floating rates. These rates averaged 4.6% for the nine months ended September 30, 2004. One percentage point of an interest rate adjustment would have changed our cash interest payments on an annual basis by approximately $5.7 million.

      We used a portion of the proceeds from the sale by Dobson Cellular of $825.0 million of senior secured notes in November 2004 to repay all outstanding borrowings under Dobson Cellular’s credit agreement. Of the senior secured notes sold by Dobson Cellular, $250.0 million bear interest at a variable rate, reset quarterly, of LIBOR plus 4.75%. These notes are the only variable rate debt we had outstanding upon completion of the offering and repayment of the borrowings under the Dobson Cellular credit agreement. As a result, after giving effect to this refinancing, a one percentage point change in interest rates would have changed our cash interest payments on an annual basis by approximately $2.5 million.

WHERE YOU CAN FIND MORE INFORMATION

      We file with the SEC annual, quarterly and special reports and other information required by the Exchange Act. You may read and copy any document we file at the SEC’s public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available from the SEC’s web site at: http://www.sec.gov.

      You may also obtain a copy of any of our filings with the SEC without charge by written or oral request directed to Dobson Communications Corporation, Attention: J. Warren Henry, Investor Relations, 14201 Wireless Way, Oklahoma City, Oklahoma 73134; (405) 529-8500

By Order of the Board of Directors

Stephen T. Dobson
Secretary

Oklahoma City, Oklahoma

January      , 2005

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,491,508	$208,239,339
Restricted cash and investments	—	11,343,618
Accounts receivable	95,243,158	97,318,214
Inventory	16,343,308	12,393,910
Prepaid expenses and other	16,291,551	7,618,961
Deferred income taxes	16,166,000	17,637,000

Total current assets	207,535,525	354,551,042

PROPERTY, PLANT AND EQUIPMENT, net (Note 6)	546,502,256	536,634,360

OTHER ASSETS:
Restricted assets	4,466,681	4,171,009
Wireless license acquisition costs	1,774,474,995	1,759,350,684
Goodwill	611,001,058	603,450,987
Deferred financing costs, net	46,876,217	51,368,901
Customer list, net	87,586,582	94,380,262
Other non-current assets	4,122,708	4,989,791
Assets of discontinued operations (Note 3)	—	70,043,464

Total other assets	2,528,528,241	2,587,755,098

Total assets	$3,282,566,022	$3,478,940,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$79,375,927	$104,440,157
Accrued expenses	30,217,125	31,124,598
Accrued interest payable	56,198,743	74,106,748
Deferred revenue and customer deposits	27,608,275	26,947,446
Current portion of long-term debt	5,500,000	5,500,000
Accrued dividends payable	10,770,620	8,604,061
Current portion of obligations under capital leases	341,523	782,000

Total current liabilities	210,012,213	251,505,010

OTHER LIABILITIES:
Long-term debt, net of current portion (Note 7)	2,366,660,520	2,409,684,567
Deferred tax liabilities	267,113,643	285,848,520
Mandatorily redeemable preferred stock, net (Note 8)	236,584,280	253,259,775
Minority interest	5,711,728	6,393,902
Other non-current liabilities	5,906,344	6,915,203
Liabilities of discontinued operations (Note 3)	—	29,252,943
Commitments (Note 10)
SERIES F CONVERTIBLE PREFERRED STOCK	122,535,599	122,535,599
STOCKHOLDERS’ EQUITY:
Class A Common Stock, $.001 par value, 175,000,000 shares authorized and 120,081,762 and 119,997,356 issued at September 30, 2004 and December 31, 2003, respectively	120,082	119,998
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 shares issued at September 30, 2004 and December 31, 2003	19,418	19,418
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued at September 30, 2004 and December 31, 2003	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued at September 30, 2004 and December 31, 2003	—	—
Paid-in capital	1,205,562,528	1,205,138,956
Accumulated deficit	(1,103,715,111)	(1,057,788,169)
Less 5,709,353 common shares held in treasury, at cost at September 30, 2004 and December 31, 2003	(33,945,222)	(33,945,222)

Total stockholders’ equity	68,041,695	113,544,981

Total liabilities and stockholders’ equity	$3,282,566,022	$3,478,940,500

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited)
OPERATING REVENUE:
Service revenue	$569,728,005	$320,151,817
Roaming revenue	154,902,068	145,067,199
Equipment and other revenue	33,923,131	20,220,130

Total operating revenue	758,553,204	485,439,146

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	185,457,094	113,973,426
Cost of equipment	81,646,761	34,859,987
Marketing and selling	95,763,467	48,799,747
General and administrative	131,725,257	61,916,142
Depreciation and amortization	141,538,872	73,863,927

Total operating expenses	636,131,451	333,413,229

OPERATING INCOME	122,421,753	152,025,917

OTHER (EXPENSE) INCOME:
Interest expense	(161,476,501)	(85,190,611)
Gain (loss) from extinguishment of debt (Note 7)	5,738,861	(28,101,885)
Gain on redemption and repurchases of mandatorily redeemable preferred stock	6,478,563	—
Dividends on mandatorily redeemable preferred stock (Note 8)	(25,197,274)	(17,833,030)
Other income, net	2,229,621	2,298,813

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(49,804,977)	23,199,204
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(3,514,163)	(5,250,675)

(LOSS) INCOME BEFORE INCOME TAXES	(53,319,140)	17,948,529
Income tax benefit (expense)	13,139,384	(13,595,874)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(40,179,756)	4,352,655
DISCONTINUED OPERATIONS: (Note 3)
Income from discontinued operations, net of income tax expense of $271,327 for the nine months ended September 30, 2004, and $7,686,374 for the nine months ended September 30, 2003	442,692	12,540,927
Gain from sale of discontinued operations, net of income tax expense of $16,863,987	—	27,514,926

NET (LOSS) INCOME	(39,737,064)	44,408,508
Dividends on preferred stock	(6,189,878)	(41,421,044)
Gain on redemption and repurchases of preferred stock	—	218,310,109

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(45,926,942)	$221,297,573

BASIC NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE (Note 9)	$(0.34)	$2.28

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,763,531	97,059,585

DILUTED NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE (Note 9)	$(0.34)	$2.21

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	133,763,531	100,128,791

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2004

	Stockholders’ Equity

	Class A		Class B
	Common Stock		Common Stock				Treasury	Total
						Accumulated	Stock	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	at Cost	Equity

					(Unaudited)
DECEMBER 31, 2003	119,997,356	$119,998	19,418,021	$19,418	$1,205,138,956	$(1,057,788,169)	$(33,945,222)	$113,544,981
Net loss	—	—	—	—	—	(39,737,064)	—	(39,737,064)
Preferred stock dividends	—	—	—	—	—	(6,189,878)	—	(6,189,878)
Issuance of common stock	84,406	84	—	—	423,572	—	—	423,656

September 30, 2004	120,081,762	$120,082	19,418,021	$19,418	$1,205,562,528	$(1,103,715,111)	$(33,945,222)	$68,041,695

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2004	2003

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(40,179,756)	$4,352,655
Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities, net of effects of acquisitions —
Depreciation and amortization	141,538,872	73,863,927
Amortization of bond premium and financing costs	6,056,671	7,104,879
Deferred income taxes, net	(14,163,877)	5,178,006
Non-cash mandatorily redeemable preferred stock dividends	6,850,415	6,868,280
Gain on redemption and repurchases of mandatorily redeemable preferred stock	(6,478,563)	—
Non-cash portion of extinguishment of debt	1,100,189	28,101,885
Cash (used in) provided by operating activities of discontinued operations	(815,597)	35,402,108
Minority interests in income of subsidiaries	3,514,163	5,250,675
Other operating activities	200,585	235,003
Changes in current assets and liabilities —
Accounts receivable	2,324,961	1,318,848
Inventory	(3,844,398)	(8,933,853)
Prepaid expenses and other	(8,311,928)	(3,154,918)
Accounts payable	(25,064,230)	40,261,070
Accrued expenses	(23,138,638)	(9,041,109)
Deferred revenue and customer deposits	660,829	940,271

Net cash provided by operating activities	40,249,698	187,747,727

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(117,815,549)	(105,953,940)
Purchase of wireless licenses and properties	(29,969,630)	(50,000,000)
Purchase of wireless licenses for FCC Auction 35	—	(7,659,199)
Cash acquired through acquisition of American Cellular Corporation	—	35,819,121
Increase in receivable-affiliates	—	(9,348,693)
Receipt of funds held in escrow for contingencies on sold assets	11,354,020	7,094,075
Cash used in investing activities of discontinued operations	(140,234)	(4,133,595)
Cash received from exchange of assets	21,978,720	—
Other investing activities	221,127	14,278,716

Net cash used in investing activities	(114,371,546)	(119,903,515)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	40,000,000	1,550,000,000
Repayments and purchases of long-term debt	(83,890,000)	(1,596,668,073)
Preferred stock dividends paid	(3,676,068)	(10,844,252)
Issuance of common stock	—	887,587
Distributions to minority interest holders	(4,112,668)	(5,788,004)
Redemption and repurchases of manditorily redeemable preferred stock	(17,375,750)	(36,592,475)
Purchase of treasury stock	—	(8,498,206)
Receipt of subscriptions receivable	—	9,966,357
Deferred financing costs	(1,801,653)	(32,117,373)
Other financing activities	230,156	(1,307,168)

Net cash used in financing activities	(70,625,983)	(130,961,607)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(144,747,831)	(63,117,395)
CASH AND CASH EQUIVALENTS, beginning of period	208,239,339	292,053,204

CASH AND CASH EQUIVALENTS, end of period	$63,491,508	$228,935,809

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for —
Interest	$172,324,712	$81,130,748
Income taxes	$1,940,971	$3,226,255
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Stock dividend paid through the issuance of preferred stock (prior to implementation of SFAS 150)	$—	$30,285,000
Transfer of fixed assets to affiliates	$—	$227,453
Net property and equipment disposed through exchange of assets	$(11,956,946)	$8,436,363
Net wireless license acquisition costs disposed through exchange of assets	$(41,143,732)	$(50,462,667)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

      The condensed consolidated balance sheet of Dobson Communications Corporation (“DCC”) and subsidiaries (collectively with DCC, the “Company”) as of September 30, 2004, the condensed consolidated statements of operations for the nine months ended September 30, 2004 and 2003, the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2004, and the condensed consolidated statements of cash flows for the nine months ended September 30, 2004 and 2003 are unaudited. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of financial position, results of operations, stockholder’s equity and cash flows for the periods presented.

      The condensed consolidated balance sheet at December 31, 2003, was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The financial statements presented herein should be read in connection with the Company’s December 31, 2003 consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

1.	Organization

      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.

      The Company operates in one business segment pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

2.	Stock-Based Compensation

      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation cost is recognized. The following schedule shows the Company’s net (loss) income and net (loss) income per share for the nine months ended September 30, 2004 and 2003, had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation.” The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company’s results in future periods.

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	($ in thousands, except for per
	share amounts)
Net (loss) income applicable to common stockholders:
As reported	$(45,927)	$221,298
Pro forma stock-based compensation, net of tax	(5,371)	(1,243)

Pro forma	$(51,298)	$220,055

Basic net (loss) income applicable to common stockholders per common share:
As reported	$(0.34)	$2.28
Pro forma	$(0.38)	$2.27

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	($ in thousands, except for per
	share amounts)
Diluted net (loss) income applicable to common stockholders per common share:
As reported	$(0.34)	$2.21
Pro forma	$(0.38)	$2.20

3.     Discontinued Operations

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22.0 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company holds a majority of the market share in each of these Michigan, Texas and Oklahoma wireless markets. The exchange resulted in a net loss of approximately 15,500 subscribers for the Company. The Company accounted for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations have only been included in the accompanying condensed consolidated financials from the date of acquisition. In addition, the Company’s condensed consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the Maryland 2 property as discontinued operations. The assets and liabilities of such operations have been classified as “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, on the December 31, 2003 condensed consolidated balance sheet and consist of the following:

December 31,
2003

($ in thousands)
Current assets	$2,637
Property, plant and equipment, net	19,606
Wireless license acquisition costs, net	47,790
Other assets	10

Total assets of discontinued operations	$70,043

Current liabilities	$2,654
Accrued loss on discontinued operations	20,530
Deferred tax liabilities	6,069

Total liabilities of discontinued operations	$29,253

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The net income from the Maryland 2 property was classified on the condensed consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	For the Nine	For the Nine
	Months	Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	($ in thousands)
Operating revenue	$3,556	$30,321
Income before income taxes	714	8,618
Income tax expense	(271)	(3,275)
Income from discontinued operations	443	5,343

      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, which the Company then cancelled. The cost of the acquired Alaska assets was $126.0 million. The Alaska assets, liabilities and results of operations have only been included in the accompanying condensed consolidated financials from the date of acquisition. In addition, the net income from the California properties were classified on the condensed consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	For the Nine	For the Nine
	Months	Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	($ in thousands)
Operating revenue	$—	$31,964
Income before income taxes	—	11,610
Income tax expense	—	(4,412)
Income from discontinued operations	—	7,198

      The long-term debt of the Company is at the consolidated level and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations to properly reflect the interest that was incurred to finance the operations for these markets. Interest is allocated based on the percentage of market population. The interest expense allocated to these operations was $4.2 million for the nine months ended September 30, 2003.

4.	Investment in Unconsolidated Joint Venture

      Through August 18, 2003, the Company owned a 50% interest in a joint venture that owned American Cellular Corporation (“American Cellular”). This investment was accounted for using the equity method of accounting. Beginning on June 30, 2002 and continuing through August 2003, American Cellular failed to comply with a financial covenant in its senior credit facility, which required that American Cellular not exceed a certain total debt leverage ratio. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Based on the re-evaluations, American Cellular concluded that there was an impairment of its goodwill at June 30, 2002 and December 31, 2002. As a result, American Cellular recognized an impairment loss totaling $377.0 million at June 30, 2002, and an additional

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment loss of $423.9 million at December 31, 2002. After recognizing its 50% interest of the impairment loss at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, American Cellular’s additional impairment loss of $423.9 million at December 31, 2002 did not impact the Company’s results of operations or financial condition. The Company did not guarantee any of American Cellular’s obligations.

      The following is a summary of the significant financial information for the joint venture and its subsidiary, American Cellular, for the nine months ended September 30, 2003:

Period from
January 1, 2003
through
August 18, 2003

($ in thousands)
Operating revenue	$288,727
Operating income	83,677
Income before extraordinary item	2,339
Extraordinary gain, net	131,009
Dividends on preferred stock	(2,545)
Net income applicable to members	130,803

5.	Business Combinations

      On August 8, 2003, American Cellular, a 50%-owned, indirect subsidiary of the Company, and ACC Escrow Corp., a newly formed, wholly owned, indirect subsidiary of the Company, completed the offering of $900 million aggregate principal amount of 10% Senior Notes due 2011. The senior notes were issued at par by ACC Escrow Corp. ACC Escrow Corp. was then merged into American Cellular as part of the American Cellular restructuring described below, and American Cellular assumed ACC Escrow Corp.’s obligations under these senior notes. The net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the restructuring. DCC is not a guarantor of these senior notes. All material subsidiaries of American Cellular are the guarantors of these senior notes.

      On August 19, 2003, the Company and American Cellular completed an exchange offer for American Cellular’s existing 9.5% Senior Subordinated Notes due 2009 (the “old ACC notes”). This exchange offer resulted in the restructuring of American Cellular’s indebtedness and equity ownership. As part of the American Cellular restructuring, holders of $681.9 million of the $700.0 million principal amount of American Cellular’s outstanding notes tendered their notes for exchange. In exchange for the tendered notes, the tendering noteholders received from the Company 43.9 million shares of the Company’s Class A Common Stock, 681,900 shares of the Company’s Series F Convertible Preferred Stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of the Company’s Class A Common Stock, and $48.7 million in cash. The Company also issued an additional 4,301 shares of its Series F Convertible Preferred Stock and 276,848 shares of its Class A Common Stock in payment of certain fees. Upon consummation of the restructuring, American Cellular became a wholly owned subsidiary of the Company. Therefore, American Cellular’s assets, liabilities and results of operations have been included in the accompanying condensed consolidated financials from the date of acquisition.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The calculation of the purchase price of American Cellular (including fees paid in conjunction with the restructuring of American Cellular) and the allocation of the acquired assets and assumed liabilities for American Cellular are as follows:

(In millions, except
share price)

Calculation and allocation of purchase price:
Shares of DCC common stock issued	44.2
Market price of DCC common stock	$6.84

Fair value of common stock issued	$302.0
Plus fair value of DCC convertible preferred stock issued	122.5
Plus cash paid to American Cellular noteholders	50.0

Total purchase price	474.5
Plus fair value of liabilities assumed by DCC:
Current liabilities	73.7
Long-term debt	912.6
Other non-current liabilities	1.8
Deferred income taxes	168.0

Total purchase price plus liabilities assumed	$1,630.6

Fair value of assets acquired by DCC:
Current assets	$104.8
Property, plant and equipment	186.5
Wireless licenses	669.2
Customer lists	80.0
Deferred financing costs	18.8
Other non-current assets	0.6
Goodwill (non-deductible for income taxes)	570.7

Total fair value of assets acquired	$1,630.6

      As a result of the Company paying $474.5 million in common stock, preferred stock and cash, and assuming American Cellular’s liabilities totaling $1,156.1 million, the fair market value of the assets acquired by the Company was established at $1,630.6 million. The fair value of the 44.2 million shares of common stock was determined based on the average market price of the Company’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. The preferred stock was valued at its negotiated price.

      To determine the purchase price allocation and the resulting recognition of goodwill, the Company analyzed all of the assets acquired. The Company reviewed the prior carrying value of the current assets and the property, plant and equipment and determined that the carrying value approximated the fair market value. In the Company’s review of the Wireless licenses and Customer lists the Company determined that the fair values exceeded the prior carrying values and adjusted them accordingly. The Company completed the valuation of the Wireless licenses during the fourth quarter of 2003, resulting in an increase of $100 million to American’s Wireless licenses. As for the Customer lists, the Company reviewed American’s customer base and considered several factors, including the cost of acquiring customers, the average length of contracts with these customers and the average revenue that they could

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provide, and increased the value by $65.6 million to $80.0 million for American’s customer base. Finally, the deferred financing costs represent the costs associated with financing and acquisition of American Cellular and issuing American’s new 10% senior notes.

      The Company acquired the remaining equity interest in American Cellular to continue the Company’s strategy of owning rural and suburban wireless telecommunication service areas. As a result of the acquisition, the Company increased the number of service areas in which it is licensed to offer services and increased the number of its subscribers.

      Prior to the restructuring, American Cellular had net operating loss, or NOL, carryforwards of approximately $320.0 million. The restructuring transactions resulted in the reduction of approximately $200.0 million of those NOL carryforwards. After the restructuring, approximately $120.0 million of NOL carryforwards remain available to American Cellular. However, the restructuring also resulted in an ownership change within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder. This ownership change limits the amount of previously generated NOL carryforwards that American Cellular can utilize to offset future taxable income on an annual basis. American Cellular has reviewed the need for a valuation allowance against these NOL carryforwards. Based on a review of taxable income, history and trends, forecasted taxable income, expiration of carryforwards and limitations on the annual use of the carryforwards, American Cellular has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the NOL carryforwards of American Cellular will be realized prior to their expiration.

      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, as described above in Note 3.

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA. See Note 3 above.

      On June 15, 2004, the Company acquired certain assets, principally PCS licenses and an existing GSM network, of NPI-Omnipoint Wireless, LLC, or NPI, for approximately $29.4 million.

      The above business combinations are accounted for as purchases. Accordingly, the related statements of financial position and results of operations have been included in the accompanying condensed consolidated statements of operations from the date of acquisition. The unaudited pro forma information set forth below includes all business combinations that occurred during 2004 and 2003, as if the combinations occurred at the beginning of the period presented. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

	For the	For the
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003

	($ in thousands,
	except per share data)

	(Unaudited)
Operating revenue	$770,950	$851,180
(Loss) income from continuing operations	(41,084)	19,380
Net (loss) income	(40,641)	59,436
Net (loss) income applicable to common stockholders	(46,831)	233,779
Net (loss) income applicable to common stockholders per common share	(0.35)	2.41

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 29, 2004, we completed the acquisition of the Michigan wireless assets of RFB Cellular, Inc., or RFB, and certain affiliates for $29.3 million. We purchased these assets in an auction conducted under Sections 363 and 365 of the U.S. bankruptcy code. Upon closing, we obtained control over most of these assets and began operation of them; however, assignment of certain spectrum licenses requires FCC approval, for which we have applied. Therefore, we have entered into a spectrum manager lease that allows us to lease the RFB spectrum pending the FCC’s decision.

      The Company currently provides service in most of the northern part of Michigan, including the upper peninsula. The RFB acquisition will allow the Company to expand its existing service area to cover the entire northern part of the state, and will allow the Company to market its service under the CELLULARONE® brand throughout that market. RFB currently serves markets in Michigan Rural Service Areas 2 and 4, covering a total population of approximately 256,000. RFB operates both Code Division Multiple Access, or CDMA, and analog technologies on 850 MHz cellular licenses in these markets. Excluding overlap with markets already served by the Company, the RFB assets would add 176,000 incremental covered population to its service areas in northern Michigan. If the Company completes the purchase of the RFB assets, it intends to deploy GSM/ GPRS/ EDGE technology over RFB’s existing footprint.

      The acquisition would also include RFB’s 1900 MHz PCS licenses covering a population of 1.3 million that provide an additional 10 MHz of spectrum in the Traverse City, Petoskey, Saginaw/ Bay City, Mt. Pleasant, Alpena, Escanaba and Sault Ste. Marie basic trading areas.

6.	Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense for the nine months ended September 30, 2004 and 2003 totaled $123.0 million and $61.3 million, respectively. Listed below are the gross property, plant and equipment amounts and the related accumulated depreciation for the periods described.

	September 30,	December 31,
	2004	2003

	($ in thousands)
Gross property, plant and equipment	$951,061	$819,464
Accumulated depreciation	(404,559)	(282,830)

Property, plant and equipment, net	$546,502	$536,634

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Long-Term Debt

      The Company’s long-term debt consisted of the following:

	September 30,	December 31,
	2004	2003

	($ in thousands)
Credit facilities	$565,500	$548,625
Dobson/ Sygnet Senior Notes	—	5,245
10.875% DCC Senior Notes, net of discount	298,624	298,443
8.875% DCC Senior Notes	594,500	650,000
10% American Cellular Senior Notes	900,000	900,000
Other notes payable, net	13,537	12,871

Total debt	2,372,161	2,415,184
Less — Current maturities	5,500	5,500

Total long-term debt	$2,366,661	$2,409,684

      On May 7, 2004, certain financial covenants in Dobson Cellular Systems, Inc.’s, or DCS’, credit facility were amended in a manner that is expected to increase the Company’s operating flexibility under the credit facility. Distributions of excess cash flow by DCS to DCC will be restricted unless DCC’s leverage ratio is less than certain levels as specified in the amendment to the credit facility. Subsequent to September 30, 2004, DCS issued $825.0 million of senior secured notes. A portion of the proceeds from this offering was used to repay all outstanding borrowings under the DCS credit facility. In connection with the offering, DCS amended its credit agreement to, among other things, permit additional leverage under certain of the leverage ratios, eliminate the term loan portion of the facility, amend the revolving portion of the facility to provide for maximum borrowing of $75.0 million and shorten the maturity of the credit facility to October 23, 2008.

      In addition, the $825.0 million aggregate principal amount of Notes, consisted of $250.0 million of 8.375% Fixed Rate Notes due 2011, $250.0 million Floating Rate Notes due 2011, and $325.0 million of 9.875% Notes due 2012. The Floating Rate Notes due 2011 will bear interest at a rate equal to three-month LIBOR plus 4.75%. The 2011 Notes will mature on November 1, 2011, and the 2012 Notes will mature on November 1, 2012. A portion of the proceeds from this offering will be used to pay off $175.8 million of DCC Senior Notes. The Company expects to recognize a gain of $29.3 million, net of tax, on the repurchase of the DCC Senior Notes.

Dobson/ Sygnet Senior Notes

      The Company’s former subsidiary, Dobson/ Sygnet Communications Company, or Dobson/ Sygnet, had outstanding $200.0 million aggregate principal amount of senior notes. On September 30, 2002, the Company purchased $11.5 million principal amount of these senior notes for $8.9 million and the Company recognized a gain from extinguishment of debt of $2.2 million after the write off of related deferred financing costs. On October 24, 2003, the Company purchased an additional $183.3 million principal amount of these senior notes for $205.5 million and the Company recognized a loss from extinguishment of debt of $20.3 million due to the premium paid and the write off of related deferred financing costs. On a consolidated basis at December 31, 2003, the outstanding Dobson/ Sygnet senior notes had an outstanding principal balance totaling $5.2 million. During the nine months ended September 30, 2004, the Company redeemed the remaining $5.2 million of these senior notes and the Company recognized a loss from extinguishment of debt of $0.3 million due to the premium paid and the write off of related deferred financing costs. Dobson/ Sygnet was merged into the Company’s wholly owned subsidiary, DCS, on October 23, 2003.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DCC Senior Notes

      On September 26, 2003, the Company completed its offering of $650.0 million aggregate principal amount of 8.875% Senior Notes due 2013. The net proceeds from the offering, together with borrowings under a new $700.0 million credit facility that was obtained by the Company’s wholly owned subsidiary, DCS, in October 2003, were used to refinance and replace the existing credit facilities of the Company’s subsidiaries, to fund the repurchase of $183.3 million principal amount of Dobson/ Sygnet’s Senior Notes, to fund the repurchase of 246,967 shares of the Company’s 12.25% Senior Exchangeable Preferred Stock having an aggregate liquidation preference of $248.3 million, and for general corporate purposes. American Cellular is an unrestricted subsidiary for purposes of the Company’s 8.875% Senior Notes. The 8.875% Senior Notes contain restrictive covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or distributions on equity, purchase or redeem junior securities and make certain investments, place restrictions on distributions and other payments from restricted subsidiaries, sell assets, create or incur liens, merge or consolidate with or transfer substantial assets to another entity, engage in transactions with affiliates or engage in any business other than permitted businesses. During the first quarter of 2004, the Company purchased $55.5 million principal amount of its 8.875% Senior Notes for the purchase price of $48.3 million, excluding accrued interest. The Company’s first quarter 2004 gain from extinguishment of debt related to these senior notes. This gain was $6.1 million, net of deferred financing costs. Subsequent to September 30, 2004, a portion of the proceeds from the offering by DCS of $825.0 million of senior secured notes were used to repurchase approximately $174.8 million principal amount of the Company’s 8.875% Senior Notes and approximately $1.0 million principal amount of its 10.875% Senior Notes.

Interest Rate Hedges

      The Company pays interest on its bank credit facilities based on a variable factor, such as LIBOR or prime rate. In addition, $250.0 million of the senior secured notes issued by DCS subsequent to September 30, 2004, bear interest at a variable rate based on LIBOR. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates. The Company is not currently a party to any derivative contracts.

8.	Redeemable Preferred Stock

      As of September 30, 2004 and December 31, 2003, the Company’s authorized and outstanding preferred stock was as follows:

	Number of	Number of	Number of					Other
	Shares	Shares	Shares					Features,
	Authorized	Outstanding at	Outstanding at			Liquidation	Mandatory	Rights,
	at September 30,	September 30,	December 31,	Par Value		Preference	Redemption	Preferences
Class	2004	2004	2003	Per Share	Dividends	Per Share	Date	and Powers

Senior Exchangeable	46,181	46,181	60,997	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	394,297	192,898	196,003	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Class E	40,000	—	—	$1.00	15% Cumulative	$1,131.92	Dec. 23, 2010	Non-voting
Series F	1,900,000	686,201	686,201	$1.00	7% Cumulative	$178.571	Aug. 18, 2016	Non-voting
Other	3,619,522	—	—	$1.00	—	—	—	—

	6,000,000	925,280	943,201

      The Company recorded preferred stock dividends of $31.4 million for the nine months ended September 30, 2004, consisting of $5.3 million of dividends on its 12.25% Senior Exchangeable Preferred Stock, $19.9 million of dividends on its 13% Senior Exchangeable Preferred Stock, and $6.2 million of dividends on its Series F Convertible Preferred Stock. In accordance with SFAS No. 150, which was required to be adopted July 1, 2003, dividends related to the Company’s 12.25% and 13% mandatorily

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

redeemable preferred stocks are included in net (loss) income. Therefore, $25.2 million of the $31.4 million preferred stock dividends are recorded in net (loss) income on the income statement as a financing expense, entitled “dividends on mandatorily redeemable preferred stock,” for the nine months ended September 30, 2004.

      During the nine months ended September 30, 2004, the Company repurchased a total of 14,816 shares of its 12.25% Senior Exchangeable Preferred Stock and 9,475 shares of its 13% Senior Exchangeable Preferred Stock. The preferred stock repurchases totaled 24,291 shares for $17.4 million. These repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $6.5 million. The gain from redemption and repurchases of preferred stock has been included in the Company’s loss from continuing operations. All repurchased shares of 12.25% Senior Exchangeable Preferred Stock and 13% Senior Exchangeable Preferred Stock have been canceled.

      During the nine months ended September 30, 2003, the Company repurchased a total of 32,707 shares of its 12.25% Senior Exchangeable Preferred Stock and 27,500 shares of its 13% Senior Exchangeable Preferred Stock. The preferred stock repurchases totaled 60,207 shares for $36.6 million, all of which were canceled by March 31, 2003. These repurchases resulted in a gain on redemption and repurchases of preferred stock totaling $23.6 million. The gain from redemption and repurchases of preferred stock has been included in net (loss) income applicable to common stockholders.

9.	Earnings Per Share

      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic (loss) income per share is computed by dividing (loss) income available to stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted (loss) income per share is similar to basic (loss) income per share, except that the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. Shares that are potentially dilutive are Company granted stock options, totaling 9.6 million shares, and shares of the Company’s Series F Convertible Preferred Stock, which are

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

convertible into 14.0 million shares of the Company’s Class A common stock. The table below sets forth the detailed computation of the Company’s basic and diluted earnings per share.

	Nine Months Ended September 30,

	2004	2003

	($ in thousands,
	except per share data)
	(Unaudited)
Net (loss) income applicable to common stockholders	$(45,927)	$221,298
Basic net (loss) income applicable to common stockholders per common share:
Continuing operations:
(Loss) income from continuing operations	$(0.30)	$0.05
Dividends on and repurchases of preferred stock	(0.04)	1.82
Discontinued operations	—	0.41

Basic net (loss) income applicable to common stockholders per common share	$(0.34)	$2.28

Basic weighted average common shares outstanding	133,763,531	97,059,585
Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations:
(Loss) income from continuing operations	$(0.30)	$0.04
Dividends on and repurchases of preferred stock	(0.04)	1.77
Discontinued operations	—	0.40

Diluted net (loss) income applicable to common stockholders per common share	$(0.34)	$2.21

Diluted weighted average common shares outstanding	133,763,531	100,128,791

10.	Commitments and Contingencies

Commitments

      The Company is obligated under a purchase and license agreement with Nortel Networks Corp. to purchase approximately $90 million of GSM/ GPRS/ EDGE related products and services prior to June 9, 2007. If the Company fails to achieve this commitment, the agreement provides for liquidated damages in an amount equal to 20% of the portion of the $90 million commitment that remains unfulfilled. As of October 15, 2004, $19.8 million of this commitment has been fulfilled.

Contingencies

      Beginning on October 22, 2004, securities class action lawsuits were filed against the Company and certain of its officers and/or directors in the United States District Court for the Western District of Oklahoma, alleging violations of the federal securities laws and seeking unspecified damages, purportedly on behalf of a class of purchasers of the Company’s publicly traded securities in the period between May 19, 2003 and August 9, 2004. In particular, the lawsuits allege that the Company concealed significant decreases in revenues and failed to disclose certain facts about its business, including that the Company’s rate of growth in roaming minutes was substantially declining, and that it had experienced

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

negative growth in October 2003; that AT&T, the Company’s largest roaming customer, had notified the Company that it wanted to dispose of its equity interest in the Company that it had held since the Company’s initial public offering, significantly decreasing their interest in purchasing roaming capacity from the Company; that Bank of America intended to dispose of its substantial equity interest in the Company as soon as AT&T disposed of its equity interest in the Company; that the Company had been missing sales quotas and losing market share throughout the relevant period; and that the Company lacked the internal controls required to report meaningful financial results. In addition, the lawsuits allege that the Company issued various positive statements concerning the Company’s financial prospects and the continued growth in its roaming minutes, and that those statements were false and misleading. The Company intends to vigorously defend itself against these claims.

      The Company is in continuing discussions with the SEC regarding an informal inquiry regarding the timing of its disclosure that a controlling interest in Dobson Communications was pledged to secure a loan to Dobson CC Limited Partnership. The Company initially disclosed the pledge in September 2001, which it believes was timely. The loan and pledge that are the subject of this inquiry no longer exist.

      The Company is party to various other legal actions arising in the normal course of business. None of these actions are believed by management to involve amounts that will be material to the Company’s consolidated financial position, results of operation, or liquidity.

11.	Reclassifications

      Certain items have been reclassified in the 2003 condensed consolidated financial statements to conform to the current presentation.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Supplemental Condensed Consolidating Financial Information

      Set forth below is supplemental condensed consolidating financial information as required by DCC’s indenture for its 8.875% Senior Notes due 2013, and by the DCS credit facility. Included are the condensed consolidating balance sheet, statement of operations and statement of cash flows of Dobson Communications Corporation as of September 30, 2004, and for the nine months ended September 30, 2004 and 2003. Neither DCS, American Cellular, DCC PCS nor any of their subsidiaries guaranty any of DCC’s outstanding debt. DCC, DCS and its subsidiaries do not guaranty any of American Cellular’s outstanding debt.

CONDENSED CONSOLIDATING BALANCE SHEET

As of September 30, 2004

		American	DCC
	DCS	Cellular	PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,534	$7,167	$38,598	$7,193	$—	$63,492
Accounts receivable	62,340	32,903	—	—	—	95,243
Inventory	11,067	5,276	—	—	—	16,343
Prepaid expenses and other	23,783	8,660	15	—	—	32,458

Total current assets	107,724	54,006	38,613	7,193	—	207,536

PROPERTY, PLANT AND EQUIPMENT, net	356,945	189,557	—	—	—	546,502

OTHER ASSETS:
Net intercompany (payable) receivable	(27,900)	5,807	12,611	901,986	(892,504)	—
Restricted assets	4,467	—	—	—	—	4,467
Wireless license acquisition costs	1,091,218	669,169	9,676	4,412	—	1,774,475
Goodwill	39,151	570,708	—	1,142	—	611,001
Deferred financing costs, net	14,295	16,356	—	16,225	—	46,876
Other intangibles, net	24,333	63,253	—	—	—	87,586
Other non-current assets	3,416	697	—	1,624,383	(1,624,373)	4,123

Total other assets	1,148,980	1,325,990	22,287	2,548,148	(2,516,877)	2,528,528

Total assets	$1,613,649	$1,569,553	$60,900	$2,555,341	$(2,516,877)	$3,282,566

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable	$67,648	$11,728	$—	$—	$—	$79,376
Accrued expenses	17,378	12,885	—	(46)	—	30,217
Accrued interest payable	2,086	19,300	—	34,813	—	56,199
Deferred revenue and customer deposits	15,108	12,500	—	—	—	27,608
Current portion of long-term debt	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	10,771	—	10,771
Current portion of obligations under capital leases	341	—	—	—	—	341

Total current liabilities	108,061	56,413	—	45,538	—	210,012

OTHER LIABILITIES:
Long-term debt, net of current portion	1,452,504	913,537	—	893,124	(892,504)	2,366,661
Deferred tax liabilities	136,707	156,642	590	424,782	(451,608)	267,113
Mandatorily redeemable preferred stock, net	—	—	—	236,584	—	236,584
Other non-current liabilities	5,712	5,906	—	—	—	11,618
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ (deficit) equity	(89,335)	437,055	60,310	832,777	(1,172,765)	68,042

Total liabilities and stockholders’ (deficit) equity	$1,613,649	$1,569,553	$60,900	$2,555,341	$(2,516,877)	$3,282,566

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2004

		American	DCC
	DCS	Cellular	PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$328,519	$241,209	$—	$—	$—	$569,728
Roaming revenue	88,863	66,039	—	—	—	154,902
Equipment and other revenue	25,074	14,062	—	—	(5,213)	33,923

Total operating revenue	442,456	321,310	—	—	(5,213)	758,553

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	113,606	72,392	—	—	(541)	185,457
Cost of equipment	47,113	34,534	—	—	—	81,647
Marketing and selling	52,957	42,806	—	—	—	95,763
General and administrative	70,717	65,665	15	—	(4,672)	131,725
Depreciation and amortization	79,508	62,031	—	—	—	141,539

Total operating expenses	363,901	277,428	15	—	(5,213)	636,131

OPERATING INCOME (LOSS)	78,555	43,882	(15)	—	—	122,422

OTHER (EXPENSE) INCOME:
Interest expense	(68,131)	(71,339)	(1,137)	(66,806)	45,936	(161,477)
(Loss) gain from extinguishment of debt	(349)	—	—	6,088	—	5,739
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	6,478	—	6,478
Dividends on mandatorily redeemable preferred stock	—	—	—	(25,197)	—	(25,197)
Other income (expense), net	4,686	(1,969)	508	44,941	(45,936)	2,230

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	14,761	(29,426)	(644)	(34,496)	—	(49,805)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(3,514)	—	—	—	—	(3,514)

INCOME (LOSS) BEFORE INCOME TAXES	11,247	(29,426)	(644)	(34,496)	—	(53,319)
Income tax (expense) benefit	(4,274)	11,182	245	5,986	—	13,139

INCOME (LOSS) FROM CONTINUING OPERATIONS	6,973	(18,244)	(399)	(28,510)	—	(40,180)
Income from discontinued operations, net of income tax expense	443	—	—	—	—	443

NET INCOME (LOSS)	7,416	(18,244)	(399)	(28,510)	—	(39,737)
Dividends on preferred stock	—	—	—	(6,190)	—	(6,190)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$7,416	$(18,244)	$(399)	$(34,700)	$—	$(45,927)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2003

		American	DCC
	DCS	Cellular	PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$281,522	$38,630	$—	$—	$—	$320,152
Roaming revenue	130,529	14,538	—	—	—	145,067
Equipment and other revenue	18,964	1,994	—	—	(738)	20,220

Total operating revenue	431,015	55,162	—	—	(738)	485,439

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	102,550	11,612	—	—	(189)	113,973
Cost of equipment	30,360	4,500	—	—	—	34,860
Marketing and selling	42,247	6,553	—	—	—	48,800
General and administrative	53,578	8,872	15	—	(549)	61,916
Depreciation and amortization	65,003	8,861	—	—	—	73,864

Total operating expenses	293,738	40,398	15	—	(738)	333,413

OPERATING INCOME (LOSS)	137,277	14,764	(15)	—	—	152,026

OTHER (EXPENSE) INCOME:
Interest expense	(46,033)	(13,849)	(3,412)	(26,231)	4,335	(85,190)
Loss from extinguishment of debt	(28,102)	—	—	—	—	(28,102)
Dividends on mandatorily redeemable preferred stock	—	—	—	(17,833)	—	(17,833)
Other income (expense), net	2,470	143	1,073	34,948	(36,335)	2,299

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	65,612	1,058	(2,354)	(9,116)	(32,000)	23,200
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(5,251)	—	—	—	—	(5,251)

INCOME (LOSS) BEFORE INCOME TAXES	60,361	1,058	(2,354)	(9,116)	(32,000)	17,949
Income tax (expense) benefit	(22,937)	(402)	894	(3,311)	12,160	(13,596)

INCOME (LOSS) FROM CONTINUING OPERATIONS	37,424	656	(1,460)	(12,427)	(19,840)	4,353
Income from discontinued operations, net of income tax expense	12,541	—	—	—	—	12,541
Gain from discontinued operations, net of income tax expense	27,515	—	—	—	—	27,515

NET INCOME (LOSS)	77,480	656	(1,460)	(12,427)	(19,840)	44,409
Dividends on preferred stock	—	—	—	(41,421)	—	(41,421)
Gain on redemption and repurchases of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$77,480	$656	$(1,460)	$164,462	$(19,840)	$221,298

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2004

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$6,973	$(18,244)	$(399)	$(28,510)	$—	$(40,180)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	79,508	62,031	—	—	—	141,539
Amortization of bond premium and financing costs	1,805	2,455	—	1,797	—	6,057
Deferred income taxes, net	3,683	(11,616)	(245)	(5,986)	—	(14,164)
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	6,850	—	6,850
Gain on redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(6,478)	—	(6,478)
Non-cash portion of extinguishment of debt	7	—	—	1,093	—	1,100
Cash used in operating activities of discontinued operations	(815)	—	—	—	—	(815)
Minority interests in income of subsidiaries	3,514	—	—	—	—	3,514
Other operating activities	176	24	—	—	—	200
Changes in current assets and liabilities —
Accounts receivable	(187)	2,512	—	—	—	2,325
Inventory	(2,319)	(1,525)	—	—	—	(3,844)
Prepaid expenses and other	(7,041)	(1,266)	(5)	—	—	(8,312)
Accounts payable	(18,858)	(6,206)	—	—	—	(25,064)
Accrued expenses	(6,614)	(19,327)	(14,163)	16,965	—	(23,139)
Deferred revenue and customer deposits	695	(27)	—	(7)	—	661

Net cash provided by (used in) operating activities	60,527	8,811	(14,812)	(14,276)	—	40,250

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(83,364)	(34,451)	—	—	—	(117,815)
Purchase of wireless licenses and properties	(29,970)	—	—	—	—	(29,970)
Receipt of funds held in escrow for contingencies on sold assets	7,185	4,169	—	—	—	11,354
Cash received from exchange of assets	21,978	—	—	—	—	21,978
(Increase) decrease in receivable-affiliates	(29,066)	1,264	(72,391)	100,193	—	—
Other investing activities	138	(50)	—	(6)	—	82

Net cash (used in) provided by investing activities	(113,099)	(29,068)	(72,391)	100,187	—	(114,371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	40,000	—	—	—	—	40,000
Repayments and purchases of long-term debt	(28,370)	—	—	(55,520)	—	(83,890)
Preferred stock dividends paid	—	—	—	(3,676)	—	(3,676)
Distributions to minority interest holders	(4,113)	—	—	—	—	(4,113)
Capital contribution from parent	—	—	65,300	(65,300)	—	—
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(17,376)	—	(17,376)
Investment in subsidiary	(2,300)	—	—	2,300	—	—
Other financing activities	(1,498)	(81)	—	8	—	(1,571)

Net cash provided by (used in) financing activities	3,719	(81)	65,300	(139,564)	—	(70,626)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(48,853)	(20,338)	(21,903)	(53,653)	—	(144,747)
CASH AND CASH EQUIVALENTS, beginning of period	59,387	27,505	60,501	60,846	—	208,239

CASH AND CASH EQUIVALENTS, end of period	$10,534	$7,167	$38,598	$7,193	$—	$63,492

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$37,424	$656	$(1,460)	$(12,427)	$(19,840)	$4,353
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities, net of effects of acquisitions —
Depreciation and amortization	65,003	8,861	—	—	—	73,864
Amortization of bond premium and financing costs	6,673	269	—	163	—	7,105
Deferred income taxes, net	17,964	202	(894)	(24,254)	12,160	5,178
Non-cash mandatorily redeemable preferred stock dividends	—	—	—	6,868	—	6,868
Non-cash portion of extinguishment of debt	28,102	—	—	—	—	28,102
Cash provided by operating activities of discontinued operations	35,402	—	—	—	—	35,402
Minority interests in income of subsidiaries	5,251	—	—	—	—	5,251
Other operating activities	235	—	—	—	—	235
Changes in current assets and liabilities —
Accounts receivable	(2,275)	3,594	—	—	—	1,319
Inventory	(9,035)	101	—	—	—	(8,934)
Prepaid expenses and other	(2,015)	(1,135)	(5)	—	—	(3,155)
Accounts payable	13,969	26,292	—	—	—	40,261
Accrued expenses	(553)	(650)	3,412	(11,250)	—	(9,041)
Deferred revenue and customer deposits	640	300	—	—	—	940

Net cash provided by (used in) operating activities	196,785	38,490	1,053	(40,900)	(7,680)	187,748

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(77,111)	(28,843)	—	—	—	(105,954)
Purchase of wireless licenses and properties	(123)	141	(7,659)	(42,359)	—	(50,000)
Purchase of wireless licenses for FCC Auction 35	(7,659)	—	—	—	—	(7,659)
Cash acquired through acquisition of American Cellular Corporation	—	35,819	—	—	—	35,819
(Increase) decrease in receivable-affiliates	16,955	(11,010)	(85,902)	62,928	7,680	(9,349)
Receipt of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Cash used in investing activities of discontinued operations	(4,134)	—	—	—	—	(4,134)
Other investing activities	7,817	—	(112)	6,574	—	14,279

Net cash (used in) provided by investing activities	(57,161)	(3,893)	(93,673)	27,143	7,680	(119,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	—	900,000	—	650,000	—	1,550,000
Repayments and purchases of long-term debt	(732,374)	(864,294)	—	—	—	(1,596,668)
Preferred stock dividends paid	—	—	—	(10,844)	—	(10,844)
Issuance of common stock	—	—	—	888	—	888
Distributions to minority interest holders	(5,788)	—	—	—	—	(5,788)
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(36,593)	—	(36,593)
Purchase of treasury stock	—	—	—	(8,498)	—	(8,498)
Receipt of subscriptions receivable	—	—	—	9,966	—	9,966
Deferred financing costs	3,281	(20,651)	—	(14,747)	—	(32,117)
Capital contribution from parent	527,000	—	—	(527,000)	—	—
Other financing activities	(554)	—	—	(753)	—	(1,307)

Net cash (used in) provided by financing activities	(208,435)	15,055	—	62,419	—	(130,961)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(68,811)	49,652	(92,620)	48,662	—	(63,117)
CASH AND CASH EQUIVALENTS, beginning of period	111,228	—	152,938	27,887	—	292,053

CASH AND CASH EQUIVALENTS, end of period	$42,417	$49,652	$60,318	$76,549	$—	$228,936

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Dobson Communications Corporation:

      We have audited the accompanying consolidated balance sheets of Dobson Communications Corporation and subsidiaries (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of ACC Acquisition LLC, (a 50 percent owned investee joint venture) for the period ended December 31, 2001. The Company’s equity in losses of ACC Acquisition LLC was $69,900,766 for 2001. The financial statements of ACC Acquisition LLC were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ACC Acquisition LLC for the period ended December 31, 2001, is based solely on the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dobson Communications Corporation and subsidiaries as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Notes 2 and 3, to the consolidated financial statements, as of January 1, 2001 the Company changed its method of accounting for derivative instruments and hedging activities and disposal of long-lived assets and as of January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 related to the change in accounting for identifiable intangible assets with indefinite lives.

KPMG LLP

Oklahoma City, Oklahoma

February 12, 2004

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$208,239,339	$292,053,204
Restricted cash and investments (Note 2)	11,343,618	7,098,254
Accounts receivable—
Customers, net of allowance for doubtful accounts of $3,256,226 in 2003 and $1,117,304 in 2002	97,318,214	55,864,615
Inventory (Note 2)	12,393,910	5,644,524
Prepaid expenses	7,618,961	4,015,404
Deferred income taxes	17,637,000	1,980,000

Total current assets	354,551,042	366,656,001

PROPERTY, PLANT AND EQUIPMENT, net (Note 2)	536,634,360	251,780,389

OTHER ASSETS:
Restricted assets (Note 2)	4,171,009	7,098,253
Wireless license acquisition costs (Note 2)	1,759,350,684	987,868,742
Goodwill (Note 2)	603,450,987	—
Deferred financing costs, net of accumulated amortization of $4,598,256 in 2003 and $31,763,316 in 2002 (Note 2)	51,368,901	49,937,466
Customer list, net of accumulated amortization of $71,815,878 in 2003 and $47,292,937 in 2002 (Note 2)	94,380,262	18,796,563
Assets of discontinued operations (Note 3)	70,043,464	251,405,093
Other non-current assets	4,989,791	26,945,137

Total other assets	2,587,755,098	1,342,051,254

Total assets	$3,478,940,500	$1,960,487,644

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$104,440,157	$51,073,353
Accrued expenses	31,124,598	18,689,486
Accrued interest payable	74,106,748	24,515,509
Deferred revenue and customer deposits	26,947,446	12,150,970
Current portion of long-term debt	5,500,000	50,704,238
Accrued dividends payable	8,604,061	37,251,136
Current portion of obligations under capital leases	782,000	1,324,267

Total current liabilities	251,505,010	195,708,959

OTHER LIABILITIES:
Long-term debt, net of current portion (Note 6)	2,409,684,567	1,222,435,718
Deferred tax liabilities (Note 11)	285,848,520	49,869,171
Senior exchangeable preferred stock, net (Note 8)	253,259,775	—
Minority interest	6,393,902	7,891,901
Other non-current liabilities	6,915,203	2,610,029
Liabilities of discontinued operations (Note 3)	29,252,943	66,700,127
Commitments (Note 7)
Mandatorily redeemable preferred stock, net (Note 8)	—	558,343,563
Series AA preferred stock (Note 8)	—	200,000,000
SERIES F CONVERTIBLE PREFERRED STOCK (Note 8)	122,535,599	—
STOCKHOLDERS’ EQUITY (DEFICIT): (Note 9)
Class A common stock, $.001 par value, 175,000,000 shares authorized and 119,997,356 and 39,700,968 issued in 2003 and 2002	119,998	39,701
Convertible Class B common stock, $.001 par value, 70,000,000 shares authorized and 19,418,021 and 54,977,481 shares issued in 2003 and 2002	19,418	54,978
Convertible Class C common stock, $.001 par value, 4,226 shares authorized and zero shares issued in 2003 and 2002	—	—
Convertible Class D common stock, $.001 par value, 33,000 shares authorized and zero shares issued in 2003 and 2002	—	—
Paid-in capital	1,205,138,956	674,023,222
Retained deficit	(1,057,788,169)	(989,852,500)
Accumulated other comprehensive loss, net of income tax benefit of $662,381 at December 31, 2002	—	(1,080,726)
Less 5,709,353 and 4,569,131 Class A common shares held in treasury, at cost at December 31, 2003 and 2002	(33,945,222)	(26,256,499)

Total stockholders’ equity (deficit)	113,544,981	(343,071,824)

Total liabilities and stockholders’ equity (deficit)	$3,478,940,500	$1,960,487,644

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

OPERATING REVENUE:
Service revenue	$505,859,702	$323,116,128	$281,505,170
Roaming revenue	201,198,858	176,149,476	186,678,351
Equipment and other revenue	28,695,089	17,503,996	19,190,487

Total operating revenue	735,753,649	516,769,600	487,374,008

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	173,435,819	138,240,283	138,565,076
Cost of equipment	56,611,860	40,331,452	43,917,126
Marketing and selling	79,546,561	61,580,575	62,089,005
General and administrative	106,108,639	66,472,652	60,508,000
Depreciation and amortization	119,424,083	75,181,053	155,723,474

Total operating expenses	535,126,962	381,806,015	460,802,681

OPERATING INCOME	200,626,687	134,963,585	26,571,327

OTHER INCOME (EXPENSE):
Interest expense	(138,147,936)	(108,330,823)	(129,154,380)
(Loss) gain from extinguishment of debt (Note 6)	(52,276,698)	2,201,755	—
Loss from redemption and repurchases of mandatorily redeemable preferred stock (Note 8)	(26,776,601)	—	—
Dividends on mandatorily redeemable preferred stock (Note 8)	(30,568,258)	—	—
Other income (expense), net	3,829,138	(1,636,593)	11,243,301

(LOSS) INCOME BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(43,313,668)	27,197,924	(91,339,752)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,541,861)	(6,520,636)	(5,517,148)
LOSS FROM INVESTMENT IN JOINT VENTURE (Note 5)	—	(184,380,882)	(69,181,120)

LOSS BEFORE INCOME TAXES	(49,855,529)	(163,703,594)	(166,038,020)
Income tax (expense) benefit (Note 11)	(844,828)	52,177,022	36,643,782

LOSS FROM CONTINUING OPERATIONS	(50,700,357)	(111,526,572)	(129,394,238)
DISCONTINUED OPERATIONS: (Note 3)
Income from discontinued operations, net of income tax expense of $7,321,053 in 2003, $14,988,054 in 2002, and $885,151 in 2001	11,944,875	24,454,191	1,820,077
Loss from discontinued operations from investment in joint venture	—	(326,955)	(719,646)
Gain from sale of discontinued operations, net of income tax expense of $9,062,587 for 2003 and $59,164,138 in 2002	14,786,325	88,314,922	—
Gain from sale of discontinued operations from investment in joint venture	—	6,736,056	—

(LOSS) INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:	(23,969,157)	7,651,642	(128,293,807)
Cumulative effect of change in accounting principle, net of income tax benefit of $20,406,000 (Note 2)	—	(33,294,000)	—
Cumulative effect of change in accounting principle from investment in joint venture	—	(140,820,000)	—

NET LOSS	(23,969,157)	(166,462,358)	(128,293,807)
DIVIDENDS ON PREFERRED STOCK	(43,299,923)	(94,451,055)	(86,325,589)
GAIN ON REDEMPTION AND REPURCHASES OF PREFERRED STOCK	218,310,109	67,836,924	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$151,041,029	$(193,076,489)	$(214,619,396)

TOTAL BASIC NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$1.42	$(2.13)	$(2.28)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	106,291,582	90,671,688	93,969,310

TOTAL DILUTED NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$1.38	$(2.13)	$(2.28)

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	109,676,631	90,671,688	93,969,310

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2003, 2002 and 2001

	Stockholders’ Equity (Deficit)

		Class A		Class B		Class D
		Common Stock		Common Stock		Common Stock
	Comprehensive
	Loss	Shares	Amount	Shares	Amount	Shares	Amount

DECEMBER 31, 2000		27,970,647	$27,971	65,311,716	$65,312	4,832	$5
Net loss	$(128,293,807)	—	—	—	—	—	—
Other comprehensive loss
SFAS No. 133 transition adjustment, net of tax	(7,760,526)	—	—	—	—	—	—
SFAS No. 133 transition adjustment reclassified into earnings, net of tax	4,930,747	—	—	—	—	—	—
Change in fair value of hedge transactions, net of tax	(13,321,090)	—	—	—	—	—	—

Total comprehensive loss	$(144,444,676)

Issuance and conversion of common stock		11,711,914	11,712	(10,315,828)	(10,316)	(4,832)	(5)
Increase in subscription receivable		—	—	—	—	—	—
Preferred stock dividends		—	—	—	—	—	—
Purchase of treasury stock, at cost		—	—	—	—	—	—

DECEMBER 31, 2001		39,682,561	39,683	54,995,888	54,996	—	—
Net loss	(166,462,358)	—	—	—	—	—	—
Amounts related to hedged transactions reclassed into earnings, net of tax	15,000,162	—	—	—	—	—	—
Ineffective hedge transaction of unconsolidated subsidiary reclassed into earnings, net of tax	321,876	—	—	—	—	—	—
Change in fair value of hedge transactions, net of tax	(251,895)	—	—	—	—	—	—

Total comprehensive loss	$(151,392,215)

Conversion of common stock		18,407	18	(18,407)	(18)	—	—
Increase in subscription receivable		—	—	—	—	—	—
Preferred stock dividends		—	—	—	—	—	—
Redemption of preferred stock		—	—	—	—	—	—
Purchase of treasury stock, at cost		—	—	—	—	—	—

DECEMBER 31, 2002		39,700,968	39,701	54,977,481	54,978	—	—
Net loss	(23,969,157)	—	—	—	—	—	—
Amounts related to hedged transactions reclassed into earnings, net of tax	1,382,213	—	—	—	—	—	—
Change in fair value of hedge transactions, net of tax	(301,487)	—	—	—	—	—	—

Total comprehensive income	$(22,888,431)

Receipt of subscription receivable		—	—	—	—	—	—
Preferred stock dividends		—	—	—	—	—	—
Issuance and conversion of common stock		80,296,388	80,297	(35,559,460)	(35,560)	—	—
Increase in treasury stock, at cost		—	—	—	—	—	—
Issuance of treasury stock		—	—	—	—	—	—
Additional paid in capital from redemption of preferred stock		—	—	—	—	—	—

DECEMBER 31, 2003		119,997,356	$119,998	19,418,021	$19,418	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)

			Accumulated		Total
			Other	Treasury	Stockholders’
	Paid-in	Retained	Comprehensive	Stock at	Equity
	Capital	Deficit	Loss	Cost	(Deficit)

DECEMBER 31, 2000	$614,333,820	$(514,319,691)	$—	$—	$100,107,417
Net loss	—	(128,293,807)	—	—	(128,293,807)
Other comprehensive loss
SFAS No. 133 transition adjustment, net of tax	—	—	(7,760,526)	—	(7,760,526)
SFAS No. 133 transition adjustment reclassified into earnings, net of tax	—	—	4,930,747	—	4,930,747
Change in fair value of hedge transactions, net of tax	—	—	(13,321,090)	—	(13,321,090)
Total comprehensive loss
Issuance and conversion of common stock	735,713	—	—	—	737,104
Increase in subscription receivable	(8,614,534)	—	—	—	(8,614,534)
Preferred stock dividends	—	(86,325,589)	—	—	(86,325,589)
Purchase of treasury stock, at cost	—	—	—	(18,459,912)	(18,459,912)

DECEMBER 31, 2001	606,454,999	(728,939,087)	(16,150,869)	(18,459,912)	(157,000,190)
Net loss	—	(166,462,358)	—	—	(166,462,358)
Amounts related to hedged transactions reclassed into earnings, net of tax	—	—	15,000,162	—	15,000,162
Ineffective hedge transaction of unconsolidated subsidiary reclassed into earnings, net of tax	—	—	321,876	—	321,876
Change in fair value of hedge transactions, net of tax	—	—	(251,895)	—	(251,895)
Total comprehensive loss
Conversion of common stock	—	—	—	—	—
Increase in subscription receivable	(268,701)	—	—	—	(268,701)
Preferred stock dividends	—	(94,451,055)	—	—	(94,451,055)
Redemption of preferred stock	67,836,924	—	—	—	67,836,924
Purchase of treasury stock, at cost	—	—	—	(7,796,587)	(7,796,587)

DECEMBER 31, 2002	674,023,222	(989,852,500)	(1,080,726)	(26,256,499)	(343,071,824)
Net loss	—	(23,969,157)	—	—	(23,969,157)
Amounts related to hedged transactions reclassed into earnings, net of tax	—	—	1,382,213	—	1,382,213
Change in fair value of hedge transactions, net of tax	—	—	(301,487)	—	(301,487)
Total comprehensive income
Receipt of subscription receivable	9,979,616	—	—	—	9,979,616
Preferred stock dividends	—	(43,299,923)	—	—	(43,299,923)
Issuance and conversion of common stock	302,826,009	—	—	—	302,870,746
Increase in treasury stock, at cost	—	—	—	(8,498,206)	(8,498,206)
Issuance of treasury stock	—	(666,589)	—	809,483	142,894
Additional paid in capital from redemption of preferred stock	218,310,109	—	—	—	218,310,109

DECEMBER 31, 2003	$1,205,138,956	$(1,057,788,169)	$—	$(33,945,222)	$113,544,981

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(50,700,357)	$(111,526,572)	$(129,394,238)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities, net of effects of acquisition—
Depreciation and amortization	119,424,083	75,181,053	155,723,474
Amortization of bond premium and financing costs	8,887,519	10,932,538	9,436,367
Deferred income taxes, net	3,632,506	(35,532,284)	(45,473,951)
Noncash mandatorily redeemable preferred stock dividends	7,173,660	—	—
Loss on disposition of assets, net	245,396	1,286,916	603,609
Loss (gain) from extinguishment of debt	52,276,698	(2,201,755)	—
Loss from redemption and repurchase of mandatorily redeemable preferred stock	26,776,601	—	—
Cash provided by operating activities of discontinued operations	26,796,213	25,439,406	58,305,998
Minority interests in income of subsidiaries	6,541,861	6,520,636	5,517,148
Loss from investment in joint venture	—	184,380,882	69,181,120
Accrued dividend income	—	(2,261,747)	(2,138,710)
Changes in current assets and liabilities—
Accounts receivable	16,850,103	38,185,548	(15,289,373)
Inventory	(3,203,846)	15,250,009	(11,069,350)
Prepaid expenses and other	(974,550)	1,277,742	(2,839,294)
Accounts payable	20,025,995	(18,003,344)	2,007,751
Accrued expenses	23,274,559	(1,784,325)	8,998,599
Deferred revenue and customer deposits	2,762,300	326,098	3,589,315

Net cash provided by operating activities	259,788,741	187,470,801	107,158,465
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(163,921,108)	(72,877,991)	(82,766,661)
Purchase of American Cellular Corporation	(50,000,000)	—	(3,122,303)
Purchase of wireless license for FCC Auction 35	(7,659,199)	—	—
Cash acquired through acquisition of American Cellular Corporation	35,819,121	—	—
Investment in joint venture	—	—	(51,413,782)
Receipt of funds held in escrow for contingencies on sold assets	7,094,075	—	—
Refund (payment) of deposits for FCC auction	—	107,300,000	(59,214,800)
Proceeds from sale of property, plant and equipment	13,452	3,545,217	513,578
Increase (decrease) in receivable— affiliate	(9,178,054)	483,618	(1,512,801)
Cash used in investing activities of discontinued operations	(4,966,458)	(11,264,332)	(28,684,116)
Net proceeds from sale of discontinued operations	—	336,043,559	—
Purchase of other assets	—	(16,628,642)	—
Other investing activities	13,453,062	(2,021,740)	2,132,557

Net cash (used in) provided by investing activities	(179,345,109)	344,579,689	(224,068,328)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	2,100,000,000	389,500,000	630,000,000
Repayments of long-term debt	(1,850,019,072)	(725,927,137)	(699,400,630)
Distributions to partners	(8,039,860)	(6,549,176)	(4,733,824)
Issuance of common stock	903,263	—	940,589
Issuance of preferred stock	—	—	200,000,000
Purchase of senior notes	—	(8,863,385)	—
Redemption and repurchase of mandatorily redeemable preferred stock	(347,588,244)	(38,691,210)	—
Preferred stock dividends paid	(12,008,340)	—	—
Purchase of common stock	—	(7,796,587)	(18,459,912)
Purchase of restricted investments	(525,000)	—	—
Maturities of restricted investments, net of interest	83,600	92,763	27,106,677
Deferred financing costs	(47,105,227)	(189,924)	(499,531)
Other financing activities	41,383	(1,525,822)	(11,999)

Net cash (used in) provided by financing activities	(164,257,497)	(399,950,478)	134,941,370
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(83,813,865)	132,100,012	18,031,507
CASH AND CASH EQUIVALENTS, beginning of year	292,053,204	159,953,192	141,921,685

CASH AND CASH EQUIVALENTS, end of year	$208,239,339	$292,053,204	$159,953,192

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for—
Interest, net of amounts capitalized	$94,361,078	$115,382,160	$144,704,461
Income taxes	$3,408,385	$3,690,373	$134,223
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Stock dividend paid through the issuance of preferred stock	$24,185,000	$80,338,000	$70,877,000
Transfer of fixed assets to affiliates	$277,453	$407,403	$—
Net property and equipment acquired through exchange	$8,436,363	$—	$—
Net wireless acquisition costs disposed through exchange	$(50,462,667)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

      The Company, through its predecessors, was organized in 1936 as Dobson Telephone Company and adopted its current organizational structure in 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Alaska, Arizona, Illinois, Kentucky, Kansas, Maryland, Michigan, Minnesota, Missouri, New York, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wisconsin.

Capital Resources and Growth

      The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. If the Company is unable to satisfy any of the covenants under the credit facilities (described in Note 6), including financial covenants, the Company will be unable to borrow under the credit facilities during such time period to fund its ongoing operations, planned capital expenditures or other permissible uses.

      The Company’s ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company’s business could have a material adverse effect on the Company’s business, financial condition and results of operations.

2.	Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements of the Company include the accounts of all majority owned subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. However, in a few of its markets, the Company holds less than 100% of the equity ownership. The minority stockholders’ and partners’ shares of income or losses in those markets are reflected in the consolidated statements of operations as minority interests in income of subsidiaries. For financial reporting purposes, the Company consolidates each subsidiary and partnership in which it has a controlling interest (greater than 50%). Significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated partnerships where the Company does not have a controlling interest are accounted for under the equity method.

      The Company is responsible for managing and providing administrative services for certain partnerships of which the Company is the majority partner. The Company is accountable to the partners and stockholders for the execution and compliance with contracts and agreements and for filing of instruments required by law, which are made on behalf of these partnerships. The Company also maintains the books and records of these partnerships.

Business Segment

      The Company operates in one business segment pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Cash and Cash Equivalents

      Cash and cash equivalents of $208.2 million at December 31, 2003 and $292.1 million at December 31, 2002 consist of cash and short-term investments with original maturities of three months or less.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Cash and Investments

      Restricted cash and investments totaling $12.0 million at December 31, 2003, and $14.3 million at December 31, 2002, primarily consisted of an escrow reserve to cover any future contingencies related to the Company’s sale of certain markets to Verizon Wireless during February 2002. As a result of having no further contingencies related to the Verizon Wireless transaction, the Company received $7.1 million of the escrow reserve during February 2003. Subsequent to year end, the Company received the remaining escrow reserve of $11.3 million from the Verizon Wireless transactions.

Allowance for Doubtful Accounts

      Allowance for doubtful accounts of $3.3 million at December 31, 2003 and $1.1 million at December 31, 2002 are based on a percentage of aging receivables. The Company reviews it allowance for doubtful accounts monthly by evaluating balances for collectibility.

Inventory

      The Company values its inventory using the weighted average costing method of accounting or, if lower, estimated market value.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $98.9 million was recorded for the year ended December 31, 2003, $62.1 million for the year ended December 31, 2002 and $55.1 million for the year ended December 31, 2001.

      Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2003 and 2002:

	Useful Life	2003	2002

	($ in thousands)
Wireless systems and equipment	3-10	$648,537	$325,731
Buildings and improvements	5-40	56,099	40,356
Vehicles, aircraft and other work equipment	3-10	7,693	7,371
Furniture and office equipment	5-10	72,160	45,624
Plant under construction		32,245	15,225
Land		2,730	1,678

Property, plant and equipment		819,464	435,985
Accumulated depreciation		(282,830)	(184,205)

Property, plant and equipment, net		$536,634	$251,780

Impairment of Long-Lived Assets

      The Company evaluates the carrying value of its indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires the Company to evaluate the carrying value using its fair values at least annually. To complete this evaluation, the Company performs a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. For goodwill, there is a two-step approach for assessing impairment. The first step requires a comparison of the fair value of the Company to its carrying amount, including goodwill. If the estimated fair value exceeds its carrying amount, then the goodwill is not deemed to be impaired. If the estimated fair value does not exceed its carrying value, the second step of the impairment test is performed, which measures the amount of impairment loss. The Company has identified impairments relating to its indefinite life intangible assets during 2002. See “Recently Issued Accounting Pronouncements” below for further details.

      The Company continues to account for the impairment of its definite life assets by comparing the carrying value of the assets to the estimated undiscounted future cash flows generated by those assets whenever an event or circumstance indicates that the carrying value may not be recoverable. If the carrying value of the asset exceeds the estimated undiscounted future cash flows, then the Company would impair the carrying value for the excess amount above the fair value.

Wireless License Acquisition Costs

      Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. Prior to the implementation of SFAS No. 142, wireless license acquisition costs were being amortized on a straight-line basis over fifteen years. Amortization expense of $87.4 million was recorded in 2001. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company is testing for the impairment of indefinite life intangible assets at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.

      During 2002, the Company identified impairments relating to its wireless license acquisition costs, see “Recently Issued Accounting Pronouncements” below for further discussion.

Goodwill

      In accordance with SFAS No. 142, the Company is testing for the impairment of goodwill at least annually and will only adjust the carrying amount of goodwill upon an impairment of the goodwill. The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation.

Deferred Financing Costs

      Deferred financing costs consist primarily of fees incurred to issue long-term debt. Deferred financing costs are being amortized over the term of the debt of eight to ten years. Interest expense related to this amortization of $8.4 million was recorded in 2003, $9.3 million in 2002, and $9.2 million in 2001. Based on the current expected term of the Company’s long-term debt, the estimated amortization of deferred financing costs for the next five succeeding years is approximately $6.9 million per year.

Customer List

      Customer list consists of amounts paid to acquire wireless customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $20.6 million was recorded in 2003, $13.1 million in 2002 and $13.2 million in 2001. Based on the remaining term of the Company’s customer list, the future estimated amortization expense is approximately $33.2 million in 2004, $17.9 million in 2005, $16.0 million in 2006 and 2007 and $11.3 million in 2008.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Instruments and Hedging Activities

      The Company accounts for derivatives and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity,” which requires the Company to record an asset or liability and a transition adjustment, net of income tax benefit, to other comprehensive income or loss for its derivative contracts. All derivatives are recognized on the balance sheet at their fair value. All of the Company’s derivatives that qualify for hedge accounting treatment are “cash flow” hedges. The Company designates its cash flow hedge derivatives as such on the date the derivative contract is entered into. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

      The Company’s accumulated other comprehensive loss, net of income tax benefit, was $1.1 million as of December 31, 2002 and $9.1 million as of December 31, 2001. The remaining contracts expired in April 2003, and were reclassified and expensed during 2003, leaving no balance as of December 31, 2003. During 2003, 2002 and 2001, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company’s derivatives. See Note 6 for further discussion of hedge accounting.

      By using derivative instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company’s policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.

Revenue Recognition

      The Company recognizes service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $10.0 million as of December 31, 2003 and $4.0 million as of December 31, 2002, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred and are included in marketing and selling costs.

Advertising Costs

      Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

Income Taxes

      The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity’s taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disposal of Long-Lived Assets

      The Company accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The discontinued operations described in (Note 3) are reflected in the financial statements as “Loss from Discontinued Operations.”

Stock-Based Compensation

      The Company accounts for its stock option plans under APB Opinion 25, “Accounting for Stock Issued to Employees,” under which no compensation cost is recognized. The following schedule shows the Company’s net loss and net loss per share for the last three years, had compensation expense been determined consistent with the SFAS No. 123, “Accounting for Stock-Based Compensation.” The pro forma information presented below is based on several assumptions and should not be viewed as indicative of the Company in future periods.

	2003	2002	2001

	($ in thousands, except for
	per share amounts)
Net income (loss) applicable to common stockholders:
As reported	$151,041	$(193,076)	$(214,619)
Pro forma stock-based compensation, net of tax	(6,142)	(8,722)	(7,617)

Pro forma	$144,899	$(201,798)	$(222,236)

Basic net income (loss) applicable to common stockholders per common share:
As reported	$1.42	$(2.13)	$(2.28)
Pro forma	$1.36	$(2.23)	$(2.36)
Diluted net income (loss) applicable to common stockholders per common share:
As reported	$1.38	$(2.13)	$(2.28)
Pro forma	$1.32	$(2.23)	$(2.36)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001:

	2003	2002	2001

	(Amounts expressed in
	percentages)
Interest rate	3.25%	5.10%	5.21%
Expected volatility	150.63%	237.70%	67.11%
Dividend yield	0%	0%	0%

      The weighted average fair value of options granted using the Black-Scholes option pricing model was $3.46 in 2003, $2.09 in 2002 and $15.69 in 2001 assuming an expected life of ten years.

Earnings Per Share

      SFAS No. 128, “Earnings Per Share,” requires two presentations of earnings per share — “basic” and “diluted.” Basic (loss) income per share is computed by dividing (loss) income available to stockholders (the numerator) by the weighted-average number of shares (the denominator) for the period. The computation of diluted (loss) income per share is similar to basic (loss) income per share, except that the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive shares had been issued. Dilutive shares represent the amount of additional shares that would be required to be issued if all the options and convertible preferred stock that are “in the money” were exercised or converted. Shares that are potentially dilutive, are Company granted stock options, totaling 10.3 million shares and shares of the Company’s Series F convertible preferred stock, totaling 14.0 million

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

shares, on an as converted basis. The table below sets forth a detail of the Company’s basic and diluted earnings per share.

	Year ended December 31,

	2003	2002	2001

Net income (loss) applicable to common stockholder	$151,041,029	$(193,076,489)	$(214,619,396)
Basic net income (loss) applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.48)	$(1.23)	$(1.38)
Dividends on and repurchases of preferred stock	1.65	(0.29)	(0.92)
Discontinued operations	0.25	1.31	0.02
Change in accounting principle	—	(1.92)	—

Basic net income (loss) applicable to common stockholders per common share	$1.42	$(2.13)	$(2.28)

Basic weighted average common shares outstanding	106,291,582	90,671,688	93,969,310

Diluted net (loss) income applicable to common stockholders per common share:
Continuing operations:
Loss from continuing operations	$(0.46)	$(1.23)	$(1.38)
Dividends on and repurchases of preferred stock	1.60	(0.29)	(0.92)
Discontinued operations	0.24	1.31	0.02
Change in accounting principle	—	(1.92)	—

Diluted net income (loss) applicable to common stockholders per common share	$1.38	$(2.13)	$(2.28)

Diluted weighted average common shares outstanding	109,676,631	90,671,688	93,969,310

      The Company’s Class C and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to this conversion feature, basic (loss) income per common share is computed by the weighted average number of shares of common stock outstanding on an as converted basis for the period described.

      The following table reconciles the net earnings and common shares outstanding used in the calculations of basic and diluted net income (loss) per share for 2003, 2002 and 2001.

	Net Income (Loss)
	Applicable	Weighted Average
	to Common	Common Shares
	Stockholders	Outstanding

	(In millions except per share data)
Year Ended December 31, 2003:
Basic net income (loss) per share	$1.42	106.3
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	(0.04)	3.4

Diluted net income (loss) per share	$1.38	109.7

Year Ended December 31, 2002:
Basic net income (loss) per share	$(2.13)	90.7
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net income (loss) per share	$(2.13)	90.7

Year Ended December 31, 2001:
Basic net income (loss) per share	$(2.28)	94.0
Dilutive effect of potential common shares issuable upon the exercise of outstanding stock options	—	—

Diluted net income (loss) per share	$(2.28)	94.0

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Use of Estimates

      The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; assets and obligations related to employee benefits; and obligations related to acquired and sold properties. Actual results could differ from those estimates.

Significant Concentrations

      In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. Approximately 80% during the year ended December 31, 2003, 76% during the year ended December 31, 2002 and 78% during the year ended December 31, 2001 of the Company’s roaming revenue was earned from two wireless carriers.

Reclassifications

      Certain reclassifications have been made to the previously presented 2002 and 2001 balances to conform to the current presentation.

Recently Issued Accounting Pronouncements

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, the Company reassessed the useful lives of its intangible assets. A significant portion of its intangible assets is classified as “Wireless license acquisition costs,” which represents the Company’s costs associated with acquiring its FCC licenses. These licenses allow the Company to provide wireless services by giving the Company the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, the Company has determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, the Company’s wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety, the Company ceased the amortization of both its goodwill and its wireless license acquisition costs and now tests for impairment of its goodwill and its wireless license acquisition costs at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs. The Company also determines on an annual basis whether facts and circumstances continue to support an indefinite useful life.

      During the year ended December 31, 2001, the Company recorded $64.9 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amortization and before considering American Cellular’s impact of this change, the Company’s 2001 operating results would have been:

2001

($ in thousands except
per share data)
Net loss	$(63,360)
Net loss applicable to common stockholders	(149,685)
Net loss applicable to common stockholders per common share	$(1.59)

      In addition, the Company’s then 50%-owned unconsolidated subsidiary, American Cellular, recorded $58.3 million of amortization expense related to its goodwill and $34.5 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs, for the year ended December 31, 2001. Without this amortization, American Cellular’s 2001 operating results would have been:

2001

($ in thousands except
per share data)
Net loss	$(44,858)
Net loss applicable to common stockholder	(46,997)
Net loss applicable to common stockholders per common share	$(469,966)

      In accordance with SFAS No. 121, the Company’s accounting policy for impairment of long-lived assets was to review the carrying value of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicated that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company’s definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

      Upon implementation of SFAS No. 142, the Company performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company’s policy to aggregate its wireless license acquisition costs. The Company determined the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge, net of income tax benefit, of $33.3 million to reflect the write-down of its wireless license acquisition costs to their fair value and a charge of $140.8 million to reflect its equity in the write-down of the wireless license acquisition costs of its then 50% owned joint venture, American Cellular to their fair values. In addition, at June 30, 2002 and continuing through August 2003, American Cellular failed to comply with the total debt leverage ratio required by its senior credit facility. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate the carrying value of its goodwill and its indefinite life intangible assets in accordance with SFAS No. 142. Based on these evaluations at June 30, 2002 and December 31, 2002, American Cellular concluded that there were impairments of its goodwill. Therefore, American Cellular recorded an impairment loss totaling $377.0 million at June 30, 2002, and an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002. However, after recognizing the Company’s 50% interest in American’s impairment at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, the additional impairment loss at December 31, 2002, did not impact the Company’s results of operations or financial condition.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 became effective for fiscal years beginning after May 15, 2002, and upon adoption, the Company reclassified extraordinary losses on extinguishment of debt as a financing expense in the prior periods that have had extraordinary losses on debt extinguishments. For the year ended December 31, 2003, the Company had a loss from extinguishment of debt of $52.3 million, see Note 6. For the year ended December 31, 2002, the Company had a gain from extinguishment of debt of $2.2 million, see Note 6.

      The FASB’s Emerging Issues Task Force issued “EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables,” to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The Company adopted EITF 00-21 in July 2003 and it did not have a material impact on the Company’s financial condition or operations.

      In May, 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity.” This statement was effective for interim periods beginning after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and any related accretion of discount and accrual of dividends be charged to the Company’s statement of operations. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in net income (loss), but were reflected in determining net income (loss) applicable to common stockholder. At December 31, 2003, the carrying value of the Company’s mandatorily redeemable preferred stock was $253.3 million. The related dividends that would have been reflected as financing expense was $40.5 million for the six months ended June 30, 2003. Subsequent to the adoption of SFAS No. 150 for the six months ended December 31, 2003, the Company has reflected $30.6 million of its dividends as a financing expense.

      In accordance with the provisions of EITF Topic D-42, as amended at the July 31, 2003 EITF meeting, the Company reduced the gain on the redemption of preferred stock previously reported in the fourth quarter of 2002 and first quarter of 2003 by the pro rata portion of the respective preferred stock issuance costs associated with the redeemed shares. The gains on the redemptions of preferred stock were reduced by $2.5 million and $1.6 million respectively, which reduced earnings per share for the respective periods by $0.03 and $0.02.

3.	Discontinued Operations

      On February 17, 2004, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA wireless property, $22 million in cash and its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets. The exchange resulted in a net loss of approximately 15,500 subscribers for the Company. The Company will account for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. Therefore, the Michigan 5 RSA assets, liabilities and results of operations will be included in the Company’s consolidated financials from the date of the acquisition, February 17, 2004. However, as a result of a definitive agreement that was entered into prior to December 31, 2003, the Company’s consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the Maryland 2 RSA property, as discontinued operations. In addition, the Company recognized a loss of $12.7 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. The assets and liabilities of such operations have been classified as “Assets of discontinued operations” and “Liabilities of discontinued

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operations,” respectively, on the December 31, 2003 and 2002 consolidated balance sheets and consist of the following:

	December 31, 2003	December 31, 2002

	($ in thousands)
Current assets	$2,637	$5,616
Property, plant and equipment, net	19,606	19,923
Wireless license acquisition costs, net	47,790	47,790
Other assets	10	20

Total assets of discontinued operations	$70,043	$73,349

Current liabilities	$2,654	$1,960
Accrued loss on discontinued operations	20,530	—
Deferred tax liabilities	6,069	1,932

Total liabilities of discontinued operations	$29,253	$3,892

      The net income from the Maryland 2 RSA property was classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	($ in thousands)
Operating revenue	$37,731	$45,136	$48,795
Income before income taxes	7,656	11,340	7,659
Income tax expense	(2,909)	(4,309)	(2,910)
Income from discontinued operations	4,747	7,031	4,749

      On June 17, 2003, the Company exchanged its two remaining wireless properties in California with AT&T Wireless in exchange for AT&T Wireless’ two wireless properties in Alaska, and all of the outstanding shares of the Company’s Series AA preferred stock that AT&T Wireless previously held, which the Company then cancelled. The cost of the acquired Alaska assets was $126.0 million. The Company accounted for the exchange as a sale of the California properties and a purchase of Alaska properties. Therefore, the Alaska assets, liabilities and results of operations have only been included in the accompanying consolidated financials from the date of acquisition, June 17, 2003. However, the Company’s consolidated financial statements have been reclassified for all periods presented to reflect the operations, assets and liabilities of the California properties, as discontinued operations. In addition, the Company recognized a gain of $27.5 million, net of tax, for the year ended December 31, 2003, in connection with this exchange transaction. The assets and liabilities of such operations have been classified

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

as “Assets of discontinued operations” and “Liabilities of discontinued operations,” respectively, on the December 31, 2003 and 2002 consolidated balance sheets and consist of the following:

	December 31, 2003	December 31, 2002

	($ in thousands)
Current assets	$—	$5,749
Property, plant and equipment, net	—	29,023
Wireless license acquisition costs, net	—	143,212
Other assets	—	72

Total assets of discontinued operations	$—	$178,056

Current liabilities	$—	$3,472
Minority interest	—	1,397
Deferred tax liabilities	—	57,939

Total liabilities of discontinued operations	$—	$62,808

      In addition, the net income (loss) from the California properties was classified on the consolidated statement of operations as “Income (loss) from discontinued operations.” Summarized results of discontinued operations are as follows:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	($ in thousands)
Operating revenue	$31,964	$69,642	$63,235
Income (loss) before income taxes	11,610	19,842	(7,182)
Income tax (expense) benefit	(4,412)	(7,540)	2,916
Income (loss) from discontinued operations	7,198	12,302	(4,266)

      During February 2002, the Company sold California 7 RSA, Ohio 2 RSA, Georgia 1 RSA and its 75% ownership in Arizona 5 RSA, to Verizon Wireless for a total purchase price of $348 million, and American Cellular sold Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202 million. Proceeds from these transactions were used primarily to pay down bank debt. However, at December 31, 2003, $11.3 million of these proceeds were being held in escrow to cover any future contingencies and are shown as restricted assets on the Company’s balance sheet. In addition, the Company recognized a gain on sale totaling $88.3 million, net of tax, for the year ended December 31, 2002, in connection with this transaction. This transaction was also accounted for as a discontinued operation. However, since the assets and liabilities were sold during 2002, no amounts were remaining as of December 31, 2002.

      The net income from the properties sold to Verizon was classified on the consolidated statement of operations as “Income from discontinued operations.” Summarized results of discontinued operations are as follows:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	($ in thousands)
Operating revenue	$—	$12,570	$78,186
Income before income taxes	—	8,260	2,228
Income tax expense	—	(3,139)	(891)
Income from discontinued operations	—	5,121	1,337

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The long-term debt of the Company is at the consolidated level and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations to properly reflect the interest that was incurred to finance the operations for these markets. Interest is allocated based on the percentage of market population. The interest expense allocated to these operations was $5.2 million for the year ended December 31, 2003, $13.0 million for the year ended December 31, 2002 and $31.4 million for the year ended December 31, 2001.

      The net loss from discontinued operations from the Company’s previous investment in joint venture represents the discontinued operations from American Cellular. The Company previously owned 50% of the joint venture, which owned American Cellular, therefore, only 50% of this loss is reflected on the Companies Statement of Operations. As of August 19, 2003, American Cellular is a wholly owned subsidiary of the Company. The results from the Tennessee 4 RSA property, which was also sold to Verizon during February 2002, is summarized as follows:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2003	December 31, 2002	December 31, 2001

	($ in thousands)
Operating revenue	$—	$2,319	$30,976
Loss before income taxes	—	(1,090)	(251)
Income tax benefit (expense)	—	436	(1,188)
Loss from discontinued operations	—	(654)	(1,439)

      American Cellular also allocated a portion of interest expense to its discontinued operations to properly reflect the interest that was incurred by American Cellular to finance the operations of its Tennessee 4 RSA market. The interest expense allocated to this market was $1.0 million for the year ended December 31, 2002 and $9.6 million for the year ended December 31, 2001.

      Upon completion of the sale in February 2002, American recorded an operating loss from January 1, 2002 through the date of the sale, and a gain on the sale totaling $12.8 million, net of tax.

4.	Business Combinations

      On August 8, 2003, American Cellular Corporation (“American Cellular”), a 50%-owned joint venture of the Company, and ACC Escrow Corp., a newly formed, wholly owned, indirect subsidiary of the Company, completed the offering of $900.0 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par by ACC Escrow Corp. ACC Escrow Corp. was merged into American Cellular as part of the restructuring, described below, and American Cellular assumed ACC Escrow Corp.’s obligations under these senior notes. The net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the restructuring. DCC is not a guarantor of these senior notes. All material subsidiaries of American Cellular are the guarantors of these senior notes.

      On August 19, 2003, the Company and American Cellular completed an exchange offer for American Cellular’s existing 9.5% senior subordinated notes due 2009 (the “existing notes”). This exchange offer resulted in the restructuring of American Cellular’s indebtedness and equity ownership. As part of the American Cellular restructuring, holders of $681.9 million of the $700.0 million of notes tendered their notes. In exchange for the tendered notes, the old noteholders received from the Company 43.9 million shares of the Company’s Class A common stock, 681,900 shares of the Company’s convertible preferred stock with an aggregate liquidation preference of $121.8 million, convertible into a maximum of 13.9 million shares of the Company’s Class A common stock, and $48.7 million in cash. In addition, the Company issued an additional 4,301 shares of its Series F convertible preferred stock and 276,848 shares

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of its Class A common stock in payment of certain fees. Upon consummation of the restructuring, American Cellular became a wholly owned subsidiary of the Company. Therefore, American Cellular’s assets, liabilities and results of operations have been included in the accompanying consolidated financials from the date of acquisition.

      The calculation of the purchase price of American Cellular and the allocation of the acquired assets and assumed liabilities for American Cellular are as follows:

(In millions, except
share price)

Calculation and allocation of purchase price:
Shares of DCC common stock issued	44.2
Market price of DCC common stock	$6.84

Fair value of common stock issued	$302.0
Plus fair value of DCC convertible preferred stock issued	122.5
Plus cash paid to American Cellular noteholders	50.0

Total purchase price	474.5
Plus fair value of liabilities assumed by DCC:
Current liabilities	73.7
Long-term debt	912.6
Other non-current liabilities	1.8
Deferred income taxes	168.0

Total purchase price plus liabilities assumed	$1,630.6

Fair value of assets acquired by DCC:
Current assets	104.8
Property, plant and equipment	186.5
Wireless licenses	669.2
Customer lists	80.0
Deferred financing costs	18.8
Other non-current assets	0.6
Goodwill (none deductible for income taxes)	570.7

Total fair value of assets acquired	$1,630.6

      As a result of the Company paying $474.5 million in common stock, preferred stock and cash, and assuming American Cellular’s liabilities totaling $1,156.1 million, the fair market value of the assets acquired by the Company was established at $1,630.6 million. The value of the 44.2 million shares of common stock was determined based on the average market price of the Company’s common stock over the two-day period before and after the terms of the acquisition were agreed to and announced. The preferred stock was valued at its negotiated price.

      To determine the purchase price allocation and the resulting recognition of goodwill, the Company analyzed all of the assets acquired. The Company reviewed the prior carrying value of the current assets and the property, plant and equipment and determined that the carrying value approximated the fair market value. In the Company’s review of the wireless licenses and Customer lists the Company determined that the fair values exceeded the prior carrying values and adjusted them accordingly. The Company completed the valuation of the wireless licenses during the fourth quarter of 2003, resulting in an increase of $100 million to American Cellular’s wireless licenses. As for the Customer lists, the Company reviewed American Cellular’s customer base and considered several factors, including the cost of acquiring customers, the average length of contracts with these customers and the average revenue that they could provide, and increased the value by $65.6 million to $80.0 million for American’s customer base. Finally, the deferred financing costs represent the cost associated with financing the acquisition of American Cellular and issuing American Cellular’s new 10% senior notes.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Company acquired the remaining equity interest in American Cellular to continue the Company’s strategy of owning rural and suburban wireless telecommunication service areas. As a result of the acquisition, the Company increased the number of service areas in which it is licensed to offer services and increased the number of its subscribers. The Company previously managed the operations of American Cellular under an arrangement with its joint venture partner.

      Prior to the restructuring, American Cellular had net operating loss, or NOL, carryforwards of approximately $320 million. The restructuring transactions resulted in the reduction of approximately $200 million of those NOL carryforwards. After the restructuring, approximately $120 million of NOL carryforwards remain available to American Cellular. However, the restructuring also resulted in an ownership change within the meaning of the Internal Revenue Code Section 382 and the regulations thereunder. This ownership change limits the amount of previously generated NOL carryforwards that American Cellular can utilize to offset future taxable income. American Cellular has reviewed the need for a valuation allowance against these NOL carryforwards. Based on a review of taxable income, history and trends, forecasted taxable income, expiration of carryforwards and limitations on the annual use of the carryforwards, American Cellular has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the NOL carryforwards of American Cellular will be realized prior to their expiration.

      On June 17, 2003, the Company transferred its two remaining wireless properties in California to AT&T Wireless in exchange for its two wireless properties in Alaska, and all of the outstanding shares of its Series AA preferred stock that it previously held, which, the Company then cancelled.

      The cost of the acquired Alaska assets was $126.0 million. As part of the exchange agreements, the Company and AT&T Wireless agreed to make or receive a payment based on relative working capital balances for the affected markets. The Company estimated a payment of $10.2 million would be required, $8.7 million of this estimate has been paid, which leaves an estimate of $1.5 million remaining. The Company has determined a preliminary purchase price allocation and will finalize in future periods when the determination of final tax basis assumed is completed. The Alaska assets, liabilities and results of operations have been included in the accompanying consolidated financials from the date of acquisition. The Company has reclassified its financial statements to reflect the operations of its California properties as discontinued operations, see Note 3 above.

      The above business combinations are accounted for as purchases. Accordingly, the related statement of financial positions and their results of operations have been included in the accompanying consolidated statements of operations from the date of acquisition. The unaudited pro forma information set forth below includes all business combinations that occurred during 2003, as if the combinations occurred at the beginning of the period presented. The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time:

	For the Year Ended
	December 31,

	2003	2002

	($ in thousands)
Operating revenue	$1,075,787	$1,059,691
Loss from continuing operations	(32,545)	(766,640)
Net loss before cumulative effect of accounting changes	(5,814)	(634,644)
Net loss	(5,814)	(1,090,398)
Net income (loss) applicable to common stockholders	163,682	(1,125,762)

      Subsequent to December 31, 2003, the Company transferred its ownership in Maryland 2 RSA wireless property in exchange for Cingular Wireless’ ownership in Michigan 5 RSA. The Company is accounting for the exchange as a sale of Maryland 2 RSA and a purchase of Michigan 5 RSA. The

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maryland 2 RSA property has a total population of approximately 470,700, including the cities of Ocean City, Salisbury, Easton and Cambridge. The Michigan 5 RSA property covers a population of approximately 169,400, including the cities of Cadillac, Manistee, and Ludington. The exchange resulted in a net loss of approximately 15,500 subscribers for the Company. As part of the transaction, Cingular Wireless paid the Company $22 million in cash and transferred to the Company its one-percent ownership interest in Texas 2 RSA and Oklahoma 5 and 7 RSAs. The Company is the majority owner of these three markets.

      On December 23, 2003, the Company entered into a definitive agreement to acquire the assets of NPI for approximately $28 million. NPI owns PCS licenses covering a total population of 1.2 million. Its GSM network currently covers a total population of 1.0 million in northern Michigan. NPI has approximately 35,000 subscribers. This transaction is expected to close in the second quarter of 2004 and is subject to regulatory approvals and other customary closing conditions.

5.	Investment in Unconsolidated Joint Venture

      Through August 18, 2003, the Company owned a 50% interest in a joint venture that owned American Cellular. This investment was accounted for on the equity method. Beginning on June 30, 2002 and continuing through August 2003, American Cellular failed to comply with a financial covenant in its senior credit facility, which required that American Cellular not exceed a certain total debt leverage ratio. Due to factors and circumstances impacting American Cellular, American Cellular concluded that it was necessary to re-evaluate its carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Based on re-evaluations, American Cellular concluded that there was an impairment of its goodwill at June 30, 2002 and December 31, 2002. As a result, American Cellular recognized an impairment loss totaling $377.0 million, at June 30, 2002, and an additional impairment loss of $423.9 million, at December 31, 2002. After recognizing its 50% interest of the impairment at June 30, 2002, the Company’s investment in the joint venture was written down to zero. Therefore, the additional impairment loss of $423.9 million at December 31, 2002, did not impact the Company’s results of operations or financial condition. The Company did not guarantee any of American Cellular’s obligations.

      The following is a summary of the significant financial information for joint venture and its subsidiary, American Cellular, as of December 31, 2002, and for the period from January 1, 2003 through August 18, 2003 and for the years ended December 31, 2002 and 2001:

December 31, 2002

($ in thousands)
Current assets	$102,199
Property, plant and equipment, net	185,935
Intangible assets	915,845
Other assets	5,939
Current liabilities	1,659,503
Preferred stock	35,000
Other liabilities	43,690
Member’s deficit	(528,275)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Period from
	January 1, 2003	For the Year	For the Year
	through	Ended	Ended
	August 18, 2003	December 31, 2002	December 31, 2001

	($ in thousands)
Operating revenue	$288,727	$452,830	$417,243
Operating income (loss)	83,677	(687,342)	(26,690)
Income (loss) from continuing operations	2,339	(813,575)	(136,224)
Income (loss) from discontinued operations and sale of discontinued operations, net	—	12,818	(1,439)
Cumulative effect of change in accounting principle, net	—	(281,640)	—
Extraordinary gain, net	131,009	—	—
Dividends	(2,545)	(4,661)	(2,139)
Net income (loss) applicable to members	130,803	(1,087,058)	(139,802)

      On August 19, 2003, as described in Note 4, the Company and American Cellular completed the restructuring of American Cellular’s indebtedness and equity ownership. Upon consummation of the restructuring, American Cellular became a wholly owned subsidiary of the Company.

6.	Long-Term Debt

      The Company’s long-term debt as of December 31, 2003 and 2002, consisted of the following:

	2003	2002

	($ in thousands)
Credit facilities	$548,625	$786,382
Dobson/ Sygnet senior notes	5,245	188,500
10.875% DCC senior notes, net of discount	298,443	298,238
8.875% DCC senior notes	650,000	—
10% ACC senior notes	900,000	—
Other notes payable, net	12,871	20

Total debt	2,415,184	1,273,140
Less—current maturities	5,500	50,704

Total long-term debt	$2,409,684	$1,222,436

Credit Facilities

Dobson Operating Co., L.L.C. Credit Facility

      The DOC LLC credit facility included a $204.5 million revolving credit facility and $279.6 million remaining of term loan facilities consisting of a Term A facility of $130.2 million, a Term B Facility of $80.7 million and an additional Term B Facility of $68.7 million. On September 26, 2003, the Company used a portion of the net proceeds of its offering of $650 million 8.875% senior notes to repay all amounts outstanding under this credit facility, as described below. This prepayment resulted in a loss from extinguishment of debt of $11.0 million, due to the write off of related deferred financing costs.

Sygnet Wireless Credit Facility

      The Company’s indirect wholly owned subsidiary, Sygnet Wireless, was a party to a secured credit agreement for an aggregate of $267.1 million, consisting of a $3.4 million revolving credit facility and $263.7 million of term loans. On September 26, 2003, in connection with the offering of $650 million 8.875% senior notes, as described below, $213.1 million of this credit facility was repaid. On October 24, 2003, the Company repaid the remaining balance of this credit facility, as described below. For the year ended December 31, 2003, this prepayment resulted in a loss from extinguishment of debt of $21.0 million, due to the write off of related deferred financing costs.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Dobson/ Sygnet Senior Notes

      The Company’s subsidiary, Dobson/ Sygnet, had outstanding $200.0 million aggregate principal amount of senior notes. On September 30, 2002, the Company purchased $11.5 million principal amount of these senior notes for $8.9 million and the Company recognized a gain from extinguishment of debt of $2.2 million after the write off of related deferred financing costs. On October 24, 2003, the Company purchased an additional $183.3 million principal amount of these senior notes for $205.5 million and the Company recognized a loss from extinguishment of debt of $20.3 million due to the premium paid and the write off of related deferred financing costs. On a consolidated basis at December 31, 2003, the outstanding Dobson/ Sygnet senior notes had an outstanding principal balance totaling $5.2 million. Subsequent to year end, the Company redeemed the remaining $5.2 million of these senior notes. Dobson/Sygnet was merged into DCS on October 23, 2003.

DCC Senior Notes

      On September 26, 2003, the Company completed its offering of $650 million aggregate principal amount of 8.875% senior notes due 2013. The net proceeds from the offering, together with borrowings under a new $700 million credit facility that was obtained by the Company’s wholly owned subsidiary, DCS, in October 2003, were used to refinance and replace the existing credit facilities of the Company’s subsidiaries, to fund the repurchase of $183.3 million principal amount of Dobson/ Sygnet’s 12.25% senior notes, to fund the repurchase of 246,967 shares of the Company’s 12.25% senior exchangeable preferred stock having an aggregate liquidation preference of $248.3 million, and for general corporate purposes. American Cellular is an unrestricted subsidiary for purposes of the Company’s 8.875% senior notes. The 8.875% senior notes contain restrictive covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or distributions on equity, purchase or redeem junior securities and make certain investments, place restrictions on distributions and other payments from restricted subsidiaries, sell assets, create or incur liens, merge or consolidate with or transfer substantial assets to another entity, engage in transactions with affiliates or engage in any business other than permitted businesses. Subsequent to December 31, 2003, the Company purchased $55.5 million principal amount of its 8.875% senior notes for the purchase price of $48.3 million, excluding accrued interest.

      On June 15, 2000, the Company issued $300.0 million principal amount of its 10.875% senior notes maturing on July 1, 2010. The Company used $207.0 million of the net proceeds to pay down the DOC LLC credit facility. The Company has and will continue to use the balance of the net proceeds for working capital and other general corporate purposes. The notes are redeemable at any time. American Cellular is an unrestricted subsidiary for purposes of the Company’s 10.875% senior notes. The 10.875% senior notes contain restrictive covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or distributions on equity, purchase or redeem junior securities and make certain investments, place restrictions on distributions and other payments from restricted subsidiaries, sell assets, create or incur liens, merge or consolidate with or transfer substantial assets to another entity, engage in transactions with affiliates or engage in any business other than permitted businesses.

American Cellular Senior Notes

      On August 8, 2003, ACC Escrow Corp., a newly formed, wholly owned, indirect subsidiary of the Company, completed the offering of $900.0 million aggregate principal amount of 10% senior notes due 2011. The senior notes were issued at par on August 8, 2003, by ACC Escrow Corp. ACC Escrow Corp. merged into American Cellular as part of the restructuring. The net proceeds from the offering were used to fully repay American Cellular’s existing bank credit facility and to pay expenses of the restructuring. DCC is not a guarantor of these senior notes. All material subsidiaries of American Cellular are guarantors

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of these senior notes. The American Cellular 10% senior notes contain restrictive covenants that, among other things, limit the ability of American Cellular to incur additional indebtedness, make restricted payments, sell assets, create or incur liens, places restrictions on distributions and other payments, merge or consolidate with or transfer substantial assets to another entity, engage in transactions with related persons or engage in any business other than permitted businesses.

      During 2001, American Cellular sold, in two transactions, $700 million principal amount of 9.5% senior subordinated notes due 2009 at a discount of $6.9 million. The discount was being amortized over the life of the notes. As part of the restructuring of American Cellular, holders of $681.9 million outstanding principal amount of these senior notes received approximately $48.7 million in cash, 43.9 million shares of newly issued shares of the Company’s Class A common stock, and 681,900 shares of a new series of the Company’s convertible preferred stock, which has an aggregate liquidation preference of approximately $121.8 million and is convertible into a maximum of 13.9 million shares of the Company’s Class A common stock. There remains outstanding $18.1 million liquidation value of American Cellular’s 9.5% senior subordinated notes.

DCS Credit Facility

      On October 23, 2003, the Company caused Sygnet Wireless, (its parent, Dobson/ Sygnet Communications Company, and its wholly owned subsidiary, Sygnet Communications, Inc.), to be merged with and into the Company’s wholly owned subsidiary, DCS, and caused DOC LLC immediately thereafter to terminate its revolving credit facility and replace it with a new senior secured credit facility consisting of:

•	a 6-year $150.0 million senior secured revolving credit facility, and

•	a 6.5-year $550.0 million senior secured term loan facility.

      The DCS credit facility is guaranteed by the Company, DOC LLC and each of DCS’s direct subsidiaries and is secured by a first priority security interest in all of the tangible and intangible assets of DCS. The DCS credit facility is not guaranteed by American Cellular or any of its subsidiaries.

      Interest on the DCS credit facility is currently based on a LIBOR formula plus a spread. The weighted average interest rate for the year ended December 31, 2003, was 5.0%. At December 31, 2003, the Company had $548.6 million outstanding under the term loan of this credit facility, and the Company had the entire $150.0 million of the revolving credit facility available.

      Under specified terms and conditions, including covenant compliance, the amount available under the DCS credit facility may be increased by an incremental facility of up to $200.0 million. The Company has the right to make no more than four requests to increase the amount of the credit facility and with respect to the revolving credit facility, it must be made at least 12 months prior to the credit termination date and with respect to the term loan facility, it must be made within 30 months of the closing date. Any incremental facility will have a maturity greater than the weighted average life of the existing debt under the DCS credit facility.

      Under the DCS credit facility there are mandatory scheduled principal or amortization payments of the term loan facility and no reductions in commitments under the revolving credit facility. The term loan facility will amortize 1% per annum for the first 5.5 years and in equal quarterly installments for the balance in the final year. The revolving credit facility is scheduled to mature in April 2009 and the term loan facility is scheduled to mature in April 2010. However, if the Company has not refinanced or repaid its 10.875% senior notes by January 31, 2010, then the term loan facility will mature on January 31, 2010.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      DCS also is required to make mandatory reductions of the credit facility with the net cash proceeds received from certain issuances of debt and equity and upon any material sale of assets by DCS and its subsidiaries.

      The DCS credit agreement contains covenants that, subject to specified exceptions, limit the Company’s ability to:

•	make capital expenditures;

•	sell or dispose of assets;

•	incur additional debt;

•	create liens;

•	merge with or acquire other companies;

•	engage in transactions with affiliates, including dividend restrictions; and

•	make loans, investments, advances or stock repurchases.

Minimum Future Payments

      Minimum future payments of long-term debt for years subsequent to December 31, 2003, are as follows:

($ in thousands)

2004	$5,500
2005	5,500
2006	5,500
2007	5,520
2008	10,744
2009 and thereafter	2,382,420

$2,415,184

Interest Rate Hedges

      The Company pays interest on its bank credit facilities at a variable factor, based on a LIBOR formula plus a spread. The Company will from time-to-time enter into derivative contracts to reduce exposure against changes in interest rates.

      The Company had a $135.0 million derivative contract on the credit facility of its wholly owned subsidiary, DOC LLC, whereby the interest rate was fixed at 6.9%, plus a factor based on DOC LLC’s leverage. This derivative contract expired in April 2003. The Company had a $190.0 million derivative contract on the credit facility of its wholly owned subsidiary, DOC LLC, whereby the interest rate was fixed at 6.5%, plus a factor based on DOC LLC’s leverage. This derivative contract expired in October 2002. Additionally, the Company previously entered into a $300.0 million derivative contract on the DOC LLC credit facility whereby the interest rate had a cap of 8.5% plus a factor based on DOC LLC’s leverage, this derivative contract expired on March 13, 2002.

      On January 1, 2001, the Company implemented SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity”. With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. The Company’s accumulated other comprehensive loss, net of income tax benefit, was $1.1 million at December 31, 2002. These contracts were reclassified and expensed during 2003.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debt of DCCLP

      On May 19, 2003, the Company’s principal stockholder DCCLP, entered into an agreement with Bank of America to amend and restructure DCCLP’s loan. The agreement eliminates the change of control risk to the Company related to possible future default on the DCCLP loan. Under the new five-year loan agreement, the amount owed by DCCLP to Bank of America has been reduced to $60 million, with interest payable at Bank of America’s prime interest rate. Under the terms of the agreement, DCCLP transferred 32.5 million shares of the Company’s Class A common stock to Bank of America. During the fourth quarter 2003, Bank of America had sold all of the Company’s Class A common stock that it had acquired from DCCLP.

7.	Leases, Commitments and Contingencies

Leases

      The Company is obligated under capital leases covering furniture and office equipment. At December 31, 2003 and 2002, the gross amount of furniture and office equipment and the related depreciation recorded under capital leases was as follows:

	2003	2002

	($ in thousands)
Furniture and office equipment	$2,799	$5,299
Accumulated depreciation	(773)	(901)

	$2,026	$4,398

      The Company has numerous operating leases; these leases are primarily for its administrative offices, including its corporate office, retail stores, cell sites towers and their locations and vehicles. Future minimum lease payments required under capital and operating leases that have an initial or remaining noncancellable lease term in excess of one year at December 31, 2003, are as follows:

	Capital	Operating
	Leases	Leases

	($ in thousands)
2004	$843	$33,461
2005	319	29,025
2006	—	23,613
2007	—	20,456
2008	—	14,951
2009 and thereafter	—	48,537

Total minimum lease payments	$1,162
Less—amount representing interest	(67)

Total obligations under capital lease	1,095
Less—current portion of obligations under capital leases	(782)

Total obligations under capital leases, net of current portion	$313

      Lease expense under the above leases was $30.5 million for the year ended December 31, 2003, $22.5 million for the year ended December 31, 2002 and $20.5 million for the year ended December 31, 2001. Included in the future minimum lease payments above are future requirements for certain capital leases the Company entered into during 2002 and 2001 for furniture and office equipment. These capital leases have anywhere from a three to five year lease term and offer a bargain purchase price at the end of the lease term. The depreciation related to these assets is included in the Company’s depreciation expense and the obligation is included in the Company’s other non-current liabilities.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Commitments

      The Company and its subsidiary, American Cellular, entered into an equipment supply agreement in which the Company agreed to purchase approximately $150.0 million of cell site and switching equipment between November 16, 2001 and July 15, 2005, to update the wireless systems for existing MSAs and RSAs. This commitment was fulfilled as of September 30, 2003.

Contingencies

      The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company’s consolidated financial position, results of operation, or liquidity.

8.	Redeemable Preferred Stock

      As of December 31, 2003, 2002 and 2001, the Company’s authorized and outstanding preferred stock was as follows:

									Other
									Features,
		No. of Shares	No. of Shares	No. of Shares					Rights,
	No. of	Outstanding at	Outstanding at	Outstanding at			Liquidation	Mandatory	Preferences
	Shares	December 31,	December 31,	December 31,	Par Value		Preference	Redemption	and
Class	Authorized	2003	2002	2001	Per Share	Dividends	Per Share	Date	Powers

Senior Exchangeable	60,997	60,997	374,941	367,425	$1.00	12.25% Cumulative	$1,000	Jan. 15, 2008	Non-voting
Senior Exchangeable	404,040	196,003	198,780	234,973	$1.00	13% Cumulative	$1,000	May 1, 2009	Non-voting
Series AA	—	—	200,000	200,000	$1.00	5.96% Cumulative	$1,000	Feb. 8, 2011	Non-voting
Class E	40,000	—	—	—	$1.00	15% Cumulative	$1,131.92	Dec. 23, 2010	Non-voting
Series F	1,900,000	686,201	—	—	$1.00	6% Cumulative	$178.571	Aug. 18, 2016	Non-voting
Other	3,594,963	—	—	—	—	—	—	—	—

	6,000,000	943,201	773,721	802,398

      The Company issued 175,000 shares of 12.25% senior exchangeable preferred stock in April 1998 and 64,646 shares of additional 12.25% senior exchangeable preferred stock in December 1998, mandatorily redeemable on January 15, 2008 for $1,000 per share plus accrued and unpaid dividends. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock. On or before January 15, 2003, the Company could have paid dividends, at its option, in cash or in additional fully paid and nonassessable senior preferred stock having an aggregate liquidation preference equal to the amount of such dividends. However, after January 15, 2003, the Company was required to pay dividends in cash. Additionally, the Company may, at its option, on or after January 15, 2003, exchange the preferred stock into interest bearing debentures. If the Company chooses to exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of January 15, 2008. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s Board of Directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2003, the Company’s 12.25% senior exchangeable preferred stock totaled $61.0 million less the unamortized financing costs of $0.6 million and the unamortized discount of $1.2 million.

      In May 1999, the Company issued 170,000 shares of 13% senior exchangeable preferred stock mandatorily redeemable on May 1, 2009 for $1,000 per share. Holders of the preferred stock are entitled to cumulative quarterly dividends from the date of issuance and a liquidation preference of $1,000 per share with rights over the other classes of capital stock and equal to the 12.25% senior exchangeable preferred stock. On or before May 1, 2004, the Company may pay dividends, at its option, in cash or in

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

additional shares having an aggregate liquidation preference equal to the amount of such dividends. However, after May 1, 2004, the Company must pay dividends in cash. Additionally, the Company may, at its option, on or after May 4, 2004, exchange the preferred stock into interest bearing debentures. If the Company chooses to exchange the preferred stock into these debentures then all shares must be converted. These debentures would bear interest at the same rate as the dividend on the preferred stock and have a maturity date of May 1, 2009. Holders of the preferred stock have no voting rights. In the event that dividends are not paid for any four quarters, whether or not consecutive, or upon certain other events (including failure to comply with covenants and failure to pay the mandatory redemption price when due), then the number of directors constituting the Company’s Board of Directors will be adjusted to permit the holders of the majority of the then outstanding senior preferred stock, voting separately as a class, to elect two directors. At December 31, 2003, the Company’s 13% senior exchangeable preferred stock totaled $196.0 million less the unamortized financing costs of $1.9 million.

      On February 8, 2001 the Company issued 200,000 shares of its Series AA preferred stock, par value $1.00 per share (“Series AA preferred stock”) to AT&T Wireless for aggregate cash proceeds of $200.0 million. At December 31, 2002, the Company had $23.0 million in accrued dividends payable on its balance sheet related to this issue. On June 17, 2003 the Company completed an exchange offer with AT&T Wireless that, among other things, resulted in AT&T Wireless transferring to the Company all of its outstanding shares of Series AA preferred stock. Upon receipt of the Series AA preferred stock the Company canceled that issue, including the related accrued dividends. See Note 4 for further details of this exchange.

      The Company issued 686,201 shares of Series F convertible preferred stock on August 18, 2003, mandatorily redeemable on August 18, 2016, for $178.571 per share. Holders of the preferred stock are entitled to cumulative dividends from the date of issuance and a liquidation preference of $178.571 per share. In addition, the preferred stock is convertible at the option of the holder, making it a conditionally redeemable instrument until August 18, 2016. The Company may pay dividends at its option, at 6% in cash or at 7% in additional shares of Series F convertible preferred stock. The preferred stock is redeemable at the option of the Company in whole or in part on and after August 18, 2005. Holders of the preferred stock have no voting rights. Each share of the Company’s Series F convertible preferred stock is convertible into the Company’s Class A common stock at a conversion rate of $8.75 per share, subject to adjustment from time to time.

      During 2002, the Company acquired shares of its 12.25% senior exchangeable preferred stock having a carrying value of $40.3 million and shares of its 13% senior exchangeable preferred stock having a carrying value of $68.7 million through repurchases, including dividends issued on the repurchased shares after the date of repurchase. The preferred stock acquired totaled 109,015 shares for $38.7 million, all of which were canceled on December 31, 2002. Including deferred financing costs, this repurchase resulted in an excess of carrying value over repurchase price of preferred stock totaling $67.8 million. The excess of carrying value over repurchase price has been included in net income applicable to common stockholders.

      During the first quarter of 2003, the Company repurchased a total of $32.7 million carrying value of its 12.25% senior exchangeable preferred stock and $27.5 million carrying value of its 13% senior exchangeable preferred stock. The preferred stock repurchase totaled 60,207 shares for $36.6 million, all of which were canceled by March 31, 2003. Including deferred financing costs, this repurchase resulted in an excess of carrying value over repurchase price of preferred stock totaling $22.1 million. The excess of carrying value over repurchase price has been included in net income applicable to common stockholders. On October 31, 2003, the Company repurchased an additional 246,967 shares of its 12.25% senior exchangeable preferred stock, and on December 30, 2003 the Company repurchased an additional 46,134 shares of its 12.25% senior exchangeable preferred stock. The Company adopted SFAS No. 150 in July of

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2003, therefore, the October and December repurchases resulted in a loss from extinguishment of debt totaling $26.8 million, and are included in the Company’s loss from continuing operations.

      The Company recorded preferred stock dividends of $73.9 million for the year ended December 31, 2003 consisting primarily of $34.2 million of cash dividends on its 12.25% senior exchangeable preferred stock, $6.3 million through the issuance of additional and accrued shares on its 12.25% senior exchangeable preferred stock, $25.1 million of dividends on its 13% senior exchangeable preferred stock through the issuance of additional shares, $5.5 million of accrued dividends on its Series AA preferred stock and $1.2 million of cash dividends and $1.6 million of accrued dividends on its Series F convertible preferred stock (resulting in a total liquidation preference of $61.0 million of 12.25% senior exchangeable preferred stock, $200.3 million of 13% senior exchangeable preferred stock and $125.3 million Series F convertible preferred stock, as of December 31, 2003). In accordance with SFAS No. 150, dividends related to the Company’s 12.25% and 13% mandatorily redeemable preferred stocks are classified in net (loss) income as of July 1, 2003. Therefore, $30.6 million of the $73.9 million preferred stock dividends are recorded as net (loss) income on the income statement as a financing expense titled, “dividends on mandatorily redeemable preferred stock,” for the year ended December 31, 2003.

      The Company issued total cumulative quarterly dividends in the form of additional shares of 12.25% and 13% senior exchangeable preferred stock totaling 80,338 shares during 2002 and 70,877 shares during 2001 and accrued dividends on its Series AA preferred stock of $12.1 million during 2002 and $10.9 million during 2001 which represented non-cash financing activity, and thus are not included in the accompanying consolidated statements of cash flows.

9.	Stockholders’ Equity (Deficit)

      On September 14, 2001 through September 14, 2002, the Company’s board of directors authorized the expenditure of up to $80.0 million for the possible repurchase of shares of the Company’s outstanding Class A common stock. After expiration of the initial stock purchase plan, the Company’s board of directors adopted a new stock purchase plan on November 7, 2002, which authorized the Company to purchase up to 10 million shares of the Company’s outstanding Class A common stock over the next twelve months.

      As of December 31, 2003, the Company had purchased 5,850,412 shares for $34.8 million, of which 5,709,353 was held as treasury stock and 141,059 was reissued for the employee stock purchase plan.

      The Company’s authorized and outstanding common stock was as follows:

							Other
	No. of Shares	No. of Shares	No. of Shares	No. of Shares			Features,
	Authorized at	Outstanding at	Outstanding at	Outstanding at	Par		Rights,
	December 31,	December 31,	December 31,	December 31,	Value		Preference
Class	2003	2003	2002	2001	Per Share	Dividends	and Powers

Class A	175,000,000	114,288,003	35,131,837	39,682,561	$.001	As declared	Voting
Class B	70,000,000	19,418,021	54,977,481	54,995,888	$.001	As declared	Voting
Class C	4,226	—	—	—	$.001	As declared	Non-voting
Class D	33,000	—	—	—	$.001	As declared	Non-voting

	245,037,226	133,706,024	90,109,318	94,678,449

      Each share of the Company’s Class B common stock is convertible into one share of Class A common stock and each share of the Company’s Class C common stock and Class D common stock is convertible into 111.44 shares of Class A common stock at the option of the holder. Due to these conversion features, the Company’s calculation of its weighted average common shares outstanding is performed on an as converted basis (as discussed in Note 2). In addition, each share of the Company’s Class B common stock is entitled to 10 votes and Class A common stock is entitled to one vote.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Additional shares of the Company’s Class A common stock have been reserved for issuance under the Company’s benefit plans. See Note 10 for discussion of the Company’s employee stock incentive plans and employee stock purchase plan.

      On October 29, 2002, the Company received notice from the Nasdaq Stock Market that the Company’s Class A common stock securities would be delisted from the Nasdaq National Market System. Therefore, as of October 29, 2002, the Company’s securities began trading on the OTC Bulletin Board. The Company applied for listing on the Nasdaq SmallCap Market. On February 18, 2003, the Company’s Class A common stock began trading on the Nasdaq SmallCap Market and on November 19, 2003, the Company’s Class A common stock began trading on the Nasdaq National Market System again.

10.	Employee Benefit Plans

401(k) Plan

      The Company maintains a 401(k) plan (the “Plan”) in which substantially all employees of the Company are eligible to participate. The Plan requires the Company to match 100% of employees’ contributions up to 4% of their salary. Contributions to the Plan charged to the Company’s operations were $1.4 million during the year ended December 31, 2003, $1.2 million during the year ended December 31, 2002 and $1.7 million during the year ended December 31, 2001, and were recorded as general and administrative expenses in the accompanying statements of operations.

Stock Option Plans

      The Company adopted its 1996 stock option plan (the “1996 plan”), its 2000 stock option plan (the “2000 plan”) and its 2002 stock option plan (the “2002 plan”) to encourage its key employees by providing opportunities to participate in the ownership and future growth through the grant of incentive stock options and nonqualified stock options. The plans also permit the grant of options to its directors. The Company’s compensation committee presently administers the 1996, 2000 and 2002 plans. The Company expects to grant any future options pursuant to the 2000 or 2002 plan and does not expect to grant any additional options under the 1996 plan. The Company accounts for the plans under APB Opinion 25, under which no compensation cost is recognized in the accompanying consolidated financial statements if the option price is equal to or greater than the fair market value of the stock at the time the option is granted.

      Under the 1996 plan, the board of directors granted both incentive and non-incentive stock options for employees, officers and directors to acquire Class C common stock and Class D common stock, which is convertible into shares of Class A common stock at a 111.44 to 1 basis at the time of exercise. Options granted under the 2000 and 2002 stock incentive plan can also be both incentive and non-incentive stock options for employees, officers and directors, however, all shares granted under these plans are shares of Class A common stock.

      Under all the plans, stock options have been issued at the market price on the date of grant with an expiration of ten years from the grant date. All options issued under the 1996 and 2000 plans vest at a rate of 20% per year and all options issued under the 2002 plan vest at a rate of 25% per year. The maximum number of shares for which the Company may grant options under the 2000 plan is 4,000,000 shares of Class A common stock and the maximum number under the 2002 plan is 7,000,000 shares of Class A common stock, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. As of December 31, 2003, the Company had outstanding options to purchase 5,759,252 shares of Class A common stock to approximately 100 employees, officers and directors. Shares subject to previously expired, cancelled, forfeited or terminated

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

options become available again for grants of options. The shares that the Company will issue under the plan will be newly issued shares, or shares held as treasury shares.

      In July 2003, the Company’s board of directors adopted and approved a plan whereby options granted under the 2000 Plan could, at the election of the option holder, be exchanged for a specified number of new options to be granted no sooner than January 2004. The period to make the election to exchange these options ended on July 29, 2003. Any new options to be granted would be subject to the same vesting schedule as the surrendered options.

      As of July 29, 2003, all eligible option holders had elected to surrender their old options. Options totaling 2,405,000 shares were surrendered by a total of 65 option holders.

      Stock options outstanding under the Plans are presented for the periods indicated. In addition, all options are presented on an “as converted” basis since all shares are converted to Class A common stock upon exercising.

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of period	8,971,903	$7.50	4,350,870	$15.39	4,672,977	$12.97
Granted	100,000	$3.51	5,360,000	$2.13	825,000	$15.71
Exercised	570,345	$1.51	—	—	857,607	$1.19
Canceled	2,742,306	$19.30	738,967	$14.97	289,500	$19.35

Outstanding, end of period	5,759,252	$2.40	8,971,903	$7.50	4,350,870	$15.39

Exercisable, end of period	1,789,540	$2.67	1,782,474	$11.77	913,730	$12.37

      The following table summarizes information concerning currently outstanding and exercisable options:

		Weighted Average
Exercise	Number	Remaining	Weighted Average	Number	Weighted Average
Price Range	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.78-$ 2.00	154,613	3	$0.90	154,613	$0.90
$2.01-$ 4.00	5,449,083	9	$2.19	1,519,371	$2.31
$4.01-$ 8.00	105,556	6	$5.48	85,556	$5.18
$8.01-$23.00	50,000	7	$23.00	30,000	$23.00

$0.78-$23.00	5,759,252	8	$2.22	1,789,540	$2.67

Stock Purchase Plan

      The Dobson Communications Corporation 2002 Employee Stock Purchase Plan, or the Purchase Plan, was approved at the 2002 Annual Meeting of Stockholders. The Purchase Plan provides for 1,000,000 shares of the Company’s Class A common stock to be reserved for issuance upon exercise of purchase rights which may be granted under the Purchase Plan, subject to adjustment for stock dividends, stock splits, reverse stock splits and similar changes in the Company’s capitalization. The Purchase Plan is designed to encourage stock ownership by the Company’s employees. During 2003, 141,059 shares of the Company’s Class A common stock were purchased by employees under the stock purchase plan.

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Taxes

      Benefit for income taxes for the years ended December 31, 2003, 2002 and 2001, was as follows:

	2003	2002	2001

	($ in thousands)
Federal income taxes—deferred	$756	$(46,685)	$(32,787)
State income taxes (current and deferred)	89	(5,492)	(3,857)

Total income tax expense (benefit)	$845	$(52,177)	$(36,644)

      The benefits for income taxes for the years ended December 31, 2003, 2002 and 2001 differ from amounts computed at the statutory rate as follows:

	2003	2002	2001

	($ in thousands)
Income taxes at statutory rate	$(16,951)	$(55,659)	$(56,453)
State income taxes, net of Federal income tax effect	(1,994)	(6,548)	(6,642)
Loss from unconsolidated subsidiary	—	9,656	26,289
Loss from redemption and repurchase of preferred stock	10,175	—	—
Dividends on mandatorily redeemable preferred stock	11,616	—	—
Other, net	(2,001)	374	162

	$845	$(52,177)	$(36,644)

      The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2003 and 2002, were as follows:

	2003	2002

	($ in thousands)
Current deferred income taxes:
Allowance for doubtful accounts receivable	$1,678	$509
Accrued liabilities	15,959	1,471

Net current deferred income tax asset	17,637	1,980

Noncurrent deferred income taxes:
Fixed assets	(73,866)	(25,068)
Intangible assets	(416,608)	(157,364)
Investment in joint venture	—	164,882
Interest rate swap	—	662
Tax credits and carryforwards	302,247	87,677
Valuation allowance	(97,622)	(108,958)

Net noncurrent deferred income tax liability	(285,849)	(38,169)

Total net deferred income tax liability	$(268,212)	$(36,189)

      At December 31, 2003, the Company had NOL carryforwards of approximately $795 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2019. Certain of the Company’s NOL carryforwards are subject to limitation, under I.R.C. section 382. The Company expects the annual limitation under I.R.C. section 382 to be $200 million.

      The Company periodically reviews the need for a valuation allowance against deferred tax assets and recognizes these assets. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has provided a valuation allowance for certain of its deferred tax assets.

12.	Related Party Transactions

      The Company did not have receivables from related parties at December 31, 2003. The Company had current and long-term receivables totaling $0.8 million at December 31, 2002 from related parties. Also

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

included in this total were receivables from the Company’s directors and officers and their affiliates totaling $0.7 million at December 31, 2002. The director and officer notes bear interest at various interest rates ranging from 2.5% to 4.0% at December 31, 2002.

      On December 17, 2001, certain officers of the Company were offered non-recourse loans secured by their shares of Company stock. At December 31, 2002, these loans totaled $8.6 million, and were repaid before the maturity date of December 17, 2003. These loans were recorded as subscription receivables on the Company’s balance sheet, thus, increasing the Company’s total stockholders’ deficit at December 31, 2002.

      The Company leases its corporate office and call center in Oklahoma City from its affiliate, DCCLP, for $3.0 million per year.

      Prior to the acquisition of American Cellular, the Company provided certain services to American Cellular in accordance with a management agreement. Certain costs incurred by the Company were shared costs of the Company and American Cellular. These shared costs were allocated between the Company and American Cellular primarily based on each company’s pro rata population coverage and subscribers. Costs allocated to American Cellular from the Company were $12.3 million for the period from January 1, 2003 through August 18, 2003, $17.1 million for the year ended December 31, 2002 and $10.6 million for the year ended December 31, 2001. In addition, the Company charged American Cellular for other expenses incurred by the Company on their behalf, primarily for compensation-related expenses, totaling $26.6 million for the period from January 1, 2003 through August 18, 2003, $42.9 million for the year ended December 31, 2002 and $40.4 million for the year ended December 31, 2001.

13.	Fair Value of Financial Instruments

      Unless otherwise noted, the carrying value of the Company’s financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instruments.

      Indicated below are the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	($ in thousands)
Restricted cash and investments	$11,969	$11,969	$14,297	$14,297
Revolving credit facilities	548,625	548,625	786,382	786,382
Dobson/ Sygnet Senior Notes	5,245	5,659	188,500	144,203
8.875% DCC Senior Notes	650,000	661,375	—	—
10.875% DCC Senior Notes	298,443	326,795	298,258	253,519
9.50% ACC Senior Notes	12,851	13,044	—	—
10% ACC Senior Notes	900,000	999,000	—	—
Interest rate hedge liability	—	—	1,743	1,743

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Supplemental Condensed Consolidating Financial Information

      Set forth below is supplemental consolidating financial information as required by DCC’s indenture for its 8 7/8% senior notes due 2013, and by the DCS credit facility. Included are the condensed consolidating balance sheets as of December 31, 2003 and 2002 and the related condensed consolidating statements of operations and cash flows for each of the years in the three-year period ended December 31, 2003. Neither DCS, American Cellular nor their subsidiaries guaranty any of DCC’s outstanding debt. DCC, DCS and its subsidiaries do not guaranty any of American Cellular’s outstanding debt.

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,387	$27,505	$60,501	$60,846	$—	$208,239
Restricted cash and investments	7,179	4,165	—	—	—	11,344
Accounts receivable	61,903	35,415	—	—	—	97,318
Inventory	8,642	3,752	—	—	—	12,394
Prepaid expenses and other	16,945	8,301	10	—	—	25,256

Total current assets	154,056	79,138	60,511	60,846	—	354,551

PROPERTY, PLANT AND EQUIPMENT, net	331,434	205,200	—	—	—	536,634

OTHER ASSETS:
Net intercompany (payable) receivable	(71,353)	7,059	(59,780)	138,236	(14,162)	—
Restricted assets	4,171	—	—	—	—	4,171
Goodwill	31,784	570,525	—	1,142	—	603,451
Wireless license acquisition costs	1,076,083	669,169	9,676	4,423	—	1,759,351
Deferred financing costs, net	14,611	18,044	—	18,714	—	51,369
Other intangibles, net	19,127	75,253	—	—	—	94,380
Assets of discontinued operations	70,043	—	—	—	—	70,043
Other non-current assets	4,378	620	—	1,561,364	(1,561,372)	4,990

Total other assets	1,148,844	1,340,670	(50,104)	1,723,879	(1,575,534)	2,587,755

Total assets	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$86,506	$17,934	$—	$—	$—	$104,440
Accrued expenses	20,090	10,865	—	170	—	31,125
Accrued interest	2,773	39,557	14,162	31,777	(14,162)	74,107
Deferred revenue and customer deposits	14,414	12,526	—	7	—	26,947
Current portion of long-term debt	5,500	—	—	—	—	5,500
Accrued dividends payable	—	—	—	8,604	—	8,604
Current portion of obligations under capital leases	782	—	—	—	—	782

Total current liabilities	130,065	80,882	14,162	40,558	(14,162)	251,505

OTHER LIABILITIES:
Long-term debt, net of current portion	548,370	912,851	—	948,463	—	2,409,684
Deferred tax liabilities	136,691	169,162	835	97,089	(117,929)	285,848
Mandatorily redeemable preferred stock, net	—	—	—	253,260	—	253,260
Liabilities of discontinued operations	29,253	—	—	—	—	29,253
Other non-current liabilities	6,495	6,814	—	—	—	13,309
SERIES F CONVERTIBLE PREFERRED STOCK	—	—	—	122,536	—	122,536
STOCKHOLDERS’ EQUITY (DEFICIT):
Total stockholders’ equity (deficit)	783,460	455,299	(4,590)	322,819	(1,443,443)	113,545

Total liabilities and stockholders’ equity (deficit)	$1,634,334	$1,625,008	$10,407	$1,784,725	$(1,575,534)	$3,478,940

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,228	$—	$152,938	$27,887	$—	$292,053
Restricted assets	7,098	—	—	—	—	7,098
Accounts receivable	55,865	—	—	—	—	55,865
Inventory	5,645	—	—	—	—	5,645
Prepaid expenses and other	5,985	—	10	—	—	5,995

Total current assets	185,821	—	152,948	27,887	—	366,656

PROPERTY, PLANT AND EQUIPMENT, net	251,727	—	53	—	—	251,780

OTHER ASSETS:
Net intercompany (payable) receivable	(31,900)	—	(145,746)	177,646	—	—
Restricted assets	7,098	—	—	—	—	7,098
Wireless license acquisition costs	983,446	—	—	4,423	—	987,869
Deferred financing costs, net	43,206	—	—	6,731	—	49,937
Other intangibles, net	18,797	—	—	—	—	18,797
Assets of discontinued operations	251,405	—	—	—	—	251,405
Other non-current assets	26,945	—	1,915	569,411	(571,326)	26,945

Total other assets	1,298,997	—	(143,831)	758,211	(571,326)	1,342,051

Total assets	$1,736,545	$—	$9,170	$786,098	$(571,326)	1,960,487

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$51,073	$—	$—	—	$—	$51,073
Accrued expenses	18,690	—	—	—	—	18,690
Accrued interest	8,070	—	9,600	6,845	—	24,515
Deferred revenue and customer deposits	12,145	—	—	6	—	12,151
Current portion of long-term debt	50,704	—	—	—	—	50,704
Accrued dividends payable	—	—	—	37,251	—	37,251
Current portion of obligations under capital leases	1,324	—	—	—	—	1,324

Total current liabilities	142,006	—	9,600	44,102	—	195,708

OTHER LIABILITIES:
Long-term debt, net of current portion	935,678	—	—	298,258	(11,500)	1,222,436
Deferred tax liabilities	130,767	—	2,098	(82,996)	—	49,869
Minority interest	7,892	—	—	—	—	7,892
Liabilities of discontinued operations	66,700	—	—	—	—	66,700
Other non-current liabilities	2,610	—	—	—	—	2,610
Mandatorily redeemable preferred stock, net	—	—	—	558,344	—	558,344
Series A preferred stock, net	—	—	—	200,000	—	200,000
STOCKHOLDERS’ (DEFICIT) EQUITY:
Total stockholders’ equity (deficit)	450,892	—	(2,528)	(231,610)	(559,826)	(343,072)

Total liabilities and stockholders’ equity (deficit)	$1,736,545	$—	$9,170	$786,098	$(571,326)	$1,960,487

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
OPERATING REVENUE:
Service revenue	$388,858	$117,002	$—	$—	$—	$505,860
Roaming revenue	161,251	39,948	—	—	—	201,199
Equipment and other revenue	25,320	5,673	—	—	(2,298)	28,695

Total operating revenue	575,429	162,623	—	—	(2,298)	735,754

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,564	35,460	—	—	(588)	173,436
Cost of equipment	41,508	15,104	—	—	—	56,612
Marketing and selling	58,530	21,017	—	—	—	79,547
General and administrative	76,588	31,210	20	—	(1,710)	106,108
Depreciation and amortization	90,777	28,647	—	—	—	119,424

Total operating expenses	405,967	131,438	20	—	(2,298)	535,127

OPERATING INCOME (LOSS)	169,462	31,185	(20)	—	—	200,627

OTHER (EXPENSE) INCOME:
Interest expense	(53,735)	(37,773)	(4,563)	(49,375)	7,298	(138,148)
Loss from extinguishment of debt	(52,277)	—	—	—	—	(52,277)
Loss from redemption and repurchase of mandatorily redeemable preferred stock	—	—	—	(26,777)	—	(26,777)
Dividends on mandatorily redeemable preferred stock	—	—	—	(30,568)	—	(30,568)
Dividend from DCS	—	—	—	295,438	(295,438)	—
Dividend from ACC	—	—	—	14,900	(14,900)	—
Other income (expense), net	6,309	(426)	1,257	3,987	(7,298)	3,829

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	69,759	(7,014)	(3,326)	207,605	(310,338)	(43,314)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,541)	—	—	—	—	(6,541)

INCOME (LOSS) BEFORE INCOME TAXES	63,218	(7,014)	(3,326)	207,605	(310,338)	(49,855)
Income tax (expense) benefit	(22,023)	2,665	1,264	(100,680)	117,929	(845)

INCOME (LOSS) FROM CONTINUING OPERATIONS	41,195	(4,349)	(2,062)	106,925	(192,409)	(50,700)
Income from discontinued operations and disposal of discontinued operations, net of income tax expense	26,731	—	—	—	—	26,731

NET INCOME (LOSS)	67,926	(4,349)	(2,062)	106,925	(192,409)	(23,969)
Dividends on preferred stock	—	—	—	(43,300)	—	(43,300)
Gain on redemption and repurchase of preferred stock	—	—	—	218,310	—	218,310

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$67,926	$(4,349)	$(2,062)	$281,935	$(192,409)	$151,041

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$322,825	$—	$—	$291	$—	$323,116
Roaming revenue	176,150	—	—	—	—	176,150
Equipment and other revenue	17,504	—	—	—	—	17,504

Total operating revenue	516,479	—	—	291	—	516,770

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,240	—	—	—	—	138,240
Cost of equipment	40,331	—	—	—	—	40,331
Marketing and selling	61,581	—	—	—	—	61,581
General and administrative	65,741	—	10	722	—	66,473
Depreciation and amortization	75,181	—	—	—	—	75,181

Total operating expenses	381,074	—	10	722	—	381,806

OPERATING INCOME (LOSS)	135,405	—	(10)	(431)	—	134,964

OTHER (EXPENSE) INCOME:
Interest expense	(78,113)	—	(9,600)	(20,618)	—	(108,331)
(Loss) gain from extinguishment of debt	2,202	—	—	—	—	2,202
Loss from investment in joint venture	—	—	—	(184,381)	—	(184,381)
Other income (expense), net	11,749	—	2,897	(16,282)	—	(1,636)

INCOME (LOSS) BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	71,243	—	(6,713)	(221,712)	—	(157,182)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(6,521)	—	—	—	—	(6,521)

INCOME (LOSS) BEFORE INCOME TAXES	64,722	—	(6,713)	(221,712)	—	(163,703)
Income tax (expense) benefit	(24,594)	—	2,551	74,220	—	52,177

INCOME (LOSS) FROM CONTINUING OPERATIONS	40,128	—	(4,162)	(147,492)	—	(111,526)
Income from discontinued operations, net of income tax expense	24,454	—	—	—	—	24,454
Loss from discontinued operations from investment in joint venture	—	—	—	(327)	—	(327)
Gain on discontinued operations	88,315	—	—	—	—	88,315
Gain on discontinued operations from investment in joint venture	—	—	—	6,736	—	6,736

INCOME (LOSS) BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	152,897	—	(4,162)	(141,083)	—	7,652
Loss from cumulative change in accounting principle	(33,294)	—	—	—	—	(33,294)
Loss from cumulative change in accounting principle from investment in joint venture	—	—	—	(140,820)	—	(140,820)

NET INCOME (LOSS)	119,603	—	(4,162)	(281,903)	—	(166,462)
Dividends on preferred stock	—	—	—	(94,451)	—	(94,451)
Gain on redemption of preferred stock	—	—	—	67,837	—	67,837

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$119,603	$—	$(4,162)	$(308,517)	$—	$(193,076)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
OPERATING REVENUE:
Service revenue	$281,499	$—	$—	$6	$—	$281,505
Roaming revenue	186,678	—	—	—	—	186,678
Equipment and other revenue	19,191	—	—	—	—	19,191

Total operating revenue	487,368	—	—	6	—	487,374

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization shown separately below)	138,565	—	—	—	—	138,565
Cost of equipment	43,917	—	—	—	—	43,917
Marketing and selling	62,089	—	—	—	—	62,089
General and administrative	60,504	—	3	1	—	60,508
Depreciation and amortization	155,724	—	—	—	—	155,724

Total operating expenses	460,799	—	3	1	—	460,803

OPERATING INCOME	26,569	—	(3)	5	—	26,571

OTHER (EXPENSE) INCOME:
Interest expense	(101,082)	—	—	(28,072)	—	(129,154)
Loss from investment in joint venture	—	—	—	(69,181)	—	(69,181)
Other income, net	1,849	—	3,346	6,048	—	11,243

LOSS BEFORE MINORITY INTERESTS IN INCOME OF SUBSIDIARIES AND INCOME TAXES	(72,664)	—	3,343	(91,200)	—	(160,521)
MINORITY INTERESTS IN INCOME OF SUBSIDIARIES	(5,517)	—	—	—	—	(5,517)

LOSS BEFORE INCOME TAXES	(78,181)	—	3,343	(91,200)	—	(166,038)
Income tax benefit	29,709	—	(1,271)	8,206	—	36,644

LOSS FROM CONTINUING OPERATIONS	(48,472)	—	2,072	(82,994)	—	(129,394)
Income from discontinued operations, net of income tax expense	1,820	—	—	—	—	1,820
Loss from discontinued operations from investment in joint venture	—	—	—	(720)	—	(720)

NET LOSS	(46,652)	—	2,072	(83,714)	—	(128,294)
Dividends on preferred stock	—	—	—	(86,325)	—	(86,325)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(46,652)	$—	$2,072	$(170,039)	$—	$(214,619)

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$41,195	$(4,349)	$(2,062)	$106,925	$(192,409)	$(50,700)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	90,777	28,647	—	—	—	119,424
Amortization of bond premium and financing costs	6,379	1,075	—	1,433	—	8,887
Deferred income taxes	(54,897)	(2,363)	(1,264)	(118,421)	180,578	3,633
Noncash mandatorily redeemable preferred stock dividends	—	—	—	7,174	—	7,174
Cash provided by operating activities of discontinued operations	26,796	—	—	—	—	26,796
Gain on disposition of assets, net	244	1	—	—	—	245
Loss on extinguishment of debt	52,277	—	—	—	—	52,277
Loss from redemption and repurchase of preferred stock	—	—	—	26,777	—	26,777
Minority interests in income of subsidiaries	6,541	—	—	—	—	6,541
Changes in current assets and liabilities—
Accounts receivable	5,847	11,003	—	—	—	16,850
Inventory	(2,861)	(343)	—	—	—	(3,204)
Prepaid expenses and other	(1,838)	864	—	—	—	(974)
Accounts payable	26,138	(6,112)	—	—	—	20,026
Accrued expenses	(8,804)	18,761	4,562	8,755	—	23,274
Deferred revenue and customer deposits	1,487	1,275	—	—	—	2,762

Net cash provided by (used in) operating activities	189,281	48,459	1,236	32,643	(11,831)	259,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(122,511)	(41,410)	—	—	—	(163,921)
Purchase of wireless license and properties	(123)	—	(7,659)	(49,877)	—	(57,659)
Cash acquired through acquisition of American Cellular Corporation	—	35,819	—	—	—	35,819
(Increase) decrease in receivable—affiliates	35,875	(17,422)	(85,955)	(23,507)	81,831	(9,178)
Proceeds from sale of property, plant and equipment	13	—	—	—	—	13
Refund of funds held in escrow for contingencies on sold assets	7,094	—	—	—	—	7,094
Cash used in investing activities from discontinued operations	(4,966)	—	—	—	—	(4,966)
Other investing activities	17,251	—	(59)	(3,739)	—	13,453

Net cash (used in) provided by investing activities	(67,367)	(23,013)	(93,673)	(77,123)	81,831	(179,345)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	620,000	900,000	—	650,000	(70,000)	2,100,000
Repayments of long-term debt	(997,225)	(864,294)	—	11,500	—	(1,850,019)
Distributions to partners	(8,040)	—	—	—	—	(8,040)
Preferred stock dividends	—	—	—	(12,008)	—	(12,008)
Issuance of common stock	—	—	—	903	—	903
Redemption and repurchases of mandatorily redeemable preferred stock	—	—	—	(347,588)	—	(347,588)
Capital contribution from parent	527,000	—	—	(527,000)	—	—
Dividend to parent	(295,438)	(14,900)	—	310,338	—	—
Deferred financing costs	(15,082)	(18,831)	—	(13,192)	—	(47,105)
Other financing activities	(4,970)	84	—	4,486	—	(400)

Net cash (used in) provided by financing activities	(173,755)	2,059	—	77,439	(70,000)	(164,257)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(51,841)	27,505	(92,437)	32,959	—	(83,814)
CASH AND CASH EQUIVALENTS, beginning of period	111,228	—	152,938	27,887	—	292,053

CASH AND CASH EQUIVALENTS, end of period	$59,387	$27,505	$60,501	$60,846	$—	$208,239

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2002

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$40,128	$—	$(4,162)	$(147,492)	$—	$(111,526)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	75,181	—	—	—	—	75,181
Amortization of bond premium and financing costs	8,330	—	—	2,602	—	10,932
Deferred income taxes, net	29,057	—	1,097	(65,686)	—	(35,532)
(Gain) loss on disposition of assets, net	1,287	—	—	—	—	1,287
Loss from extinguishment of debt	—	—	—	(2,202)	—	(2,202)
Cash used in operating activities of discontinued operations	25,439	—	—	—	—	25,439
Minority interests in income of subsidiaries	6,521	—	—	—	—	6,521
Loss from investment in joint venture	—	—	—	184,381	—	184,381
Other operating activities	—	—	—	(2,262)	—	(2,262)
Changes in current assets and liabilities—
Accounts receivable	19,120	—	—	19,065	—	38,185
Inventory	15,250	—	—	—	—	15,250
Prepaid expenses and other	1,187	—	(10)	101	—	1,278
Accounts payable	(18,003)	—	—	—	—	(18,003)
Accrued expenses	(2,558)	—	9,598	(8,824)	—	(1,784)
Deferred revenue and customer deposits	326	—	—	—	—	326

Net cash provided by (used in) operating activities	201,265	—	6,523	(20,317)	—	187,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(72,878)	—	—	—	—	(72,878)
Purchase of selected wireless licenses and properties	(16,629)	—	—	—	—	(16,629)
Receipt of funds held in escrow for contingencies on sold assets	—	—	107,300	—	—	107,300
Cash used in investing activities from discontinued operations	(11,264)	—	—	—	—	(11,264)
Net proceeds from sale of discontinued assets	336,043	—	—	—	—	336,043
(Increase) decrease in receivable—affiliates	1,123	—	(104,614)	103,975	—	484
Other investing activities	1,681	—	(52)	(106)	—	1,523

Net cash provided by investing activities	238,076	—	2,634	103,869	—	344,579

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	389,500	—	—	—	—	389,500
Repayments and purchases of long-term debt	(725,567)	—	(40)	(320)	—	(725,927)
Purchase of senior notes	—	—	—	(8,863)	—	(8,863)
Purchase of common stock	—	—	—	(7,797)	—	(7,797)
Distributions to minority interest holders	(6,549)	—	—	—	—	(6,549)
Redemption and repurchase of mandatorily redeemable preferred stock	—	—	—	(38,691)	—	(38,691)
Deferred financing costs	(21)	—	—	(169)	—	(190)
Other financing activities	93	—	—	(1,526)	—	(1,433)

Net cash (used in) provided by financing activities	(342,544)	—	(40)	(57,366)	—	(399,950)

NET INCREASE IN CASH AND CASH EQUIVALENTS	96,797	—	9,117	26,186	—	132,100
CASH AND CASH EQUIVALENTS, beginning of period	14,431	—	143,821	1,701	—	159,953

CASH AND CASH EQUIVALENTS, end of period	$111,228	$—	$152,938	$27,887	$—	$292,053

DOBSON COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2001

		American
	DCS	Cellular	DCC PCS	Parent	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations	$(48,472)	$—	$2,072	$(82,994)	$—	$(129,394)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities, net of effects of acquisitions—
Depreciation and amortization	155,724	—	—	—	—	155,724
Amortization of bond premium and financing costs	8,312	—	—	1,124	—	9,436
Deferred income taxes, net	(40,702)	—	1,271	(6,043)	—	(45,474)
(Gain) loss on disposition of assets, net	604	—	—	—	—	604
Cash used in operating activities of discontinued operations	58,306	—	—	—	—	58,306
Minority interests in income of subsidiaries	5,517	—	—	—	—	5,517
Loss from investment in joint venture	—	—	—	69,181	—	69,181
Other operating activities	—	—	—	(2,139)	—	(2,139)
Changes in current assets and liabilities—
Accounts receivable	(15,289)	—	—	—	—	(15,289)
Inventory	(11,069)	—	—	—	—	(11,069)
Prepaid expenses and other	(2,839)	—	—	—	—	(2,839)
Accounts payable	2,008	—	—	—	—	2,008
Accrued expenses	9,862	—	(48)	(817)	—	8,997
Deferred revenue and customer deposits	3,589	—	—	—	—	3,589

Net cash provided by (used in) operating activities	125,551	—	3,295	(21,688)	—	107,158

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,767)	—	—	—	—	(82,767)
Purchase of selected wireless licenses and properties	(3,122)	—	—	—	—	(3,122)
Deposits on wireless licenses	—	—	(59,215)	—	—	(59,215)
Cash used in investing activities from discontinued operations	(28,684)	—	—	—	—	(28,684)
Investment in joint venture	—	—	—	(51,414)	—	(51,414)
Decrease (increase) in receivable—affiliates	(7,089)	—	203,142	(197,566)	—	(1,513)
Other investing activities	2,647	—	—	—	—	2,647

Net cash used in investing activities	(119,015)	—	143,927	(248,980)	—	(224,068)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	630,000	—	—	—	—	630,000
Repayments and purchases of long-term debt	(696,000)	—	(3,401)	—	—	(699,401)
Maturities of restricted investments	27,107	—	—	—	—	27,107
Issuance of common stock	—	—	—	941	—	941
Purchase of common stock	—	—	—	(18,460)	—	(18,460)
Issuance of preferred stock	—	—	—	200,000	—	200,000
Distributions to minority interest holders	(4,734)	—	—	—	—	(4,734)
Capital contribution from parent	32,000	—	—	(32,000)	—	—
Other financing activities	(147)	—	—	(365)	—	(512)

Net cash (used in) provided by financing activities	(11,774)	—	(3,401)	150,116	—	134,941

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,238)	—	143,821	(120,552)	—	18,031
CASH AND CASH EQUIVALENTS, beginning of period	19,669	—	—	122,253	—	141,922

CASH AND CASH EQUIVALENTS, end of period	$14,431	$—	$143,821	1,701	$—	$159,953

Supplementary Data

Selected Quarterly Financial Data (unaudited)

Dobson Communications Corporation

		Quarter Ended

		March 31,	June 30,	September 30,	December 31,

		($ in thousands except per share data)
Operating revenue	2003	$128,892	$143,477	$213,070	$250,315
	2002	$117,759	$130,444	$137,873	$130,694
Operating income	2003	$40,160	$49,211	$62,655	$48,601
	2002	$25,060	$33,966	$39,376	$36,561
Income (loss) before cumulative effect of change in accounting principle	2003	$15,046	$49,677	$(20,314)	$(68,378)
	2002	$93,691	$(108,243)	$13,880	$8,324
Basic income (loss) before cumulative effect of change in accounting principle per common share	2003	$0.17	$0.55	$(0.18)	$(0.51)
	2002	$1.02	$(1.19)	$0.15	$0.09
Diluted income (loss) before cumulative effect of change in accounting principle per common share	2003	$0.16	$0.53	$(0.18)	$(0.51)
	2002	$1.02	$(1.19)	$(0.15)	$0.09
Net income (loss)	2003	$15,046	$49,677	$(20,314)	$(68,378)
	2002	$(80,423)	$(108,243)	$13,880	$8,324
Basic net income (loss) per common share	2003	$0.17	$0.55	$(0.18)	$(0.51)
	2002	$(0.88)	$(1.19)	$0.15	$0.09
Diluted net income (loss) per common share	2003	$0.16	$0.53	$(0.18)	$(0.51)
	2002	$(0.88)	$(1.19)	$0.15	$0.09
Net income (loss) applicable to common stockholders	2003	$18,131	$224,359	$(21,192)	$(70,257)
	2002	$(103,424)	$(132,103)	$19,359	$23,092
Basic net income(loss) applicable to common stockholders per common share	2003	$0.20	$2.49	$(0.19)	$(0.53)
	2002	$(1.13)	$(1.45)	$0.21	$0.26
Diluted net income (loss) applicable to common stockholders per common share	2003	$0.20	$2.43	$(0.19)	$(0.53)
	2002	$(1.13)	$(1.45)	$0.21	$0.26

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the transactions that occurred in connection with our acquisition of American Cellular, as though those transactions had occurred on January 1, 2003.

      The pro forma adjustments are based on available information and upon certain assumptions we believe are reasonable under the circumstances. You should read the unaudited pro forma consolidated financial statement of operations and notes thereto in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes that we include elsewhere in this information statement.

      THIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE PREDICTIVE OF OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

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DOBSON COMMUNICATIONS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

	Dobson
	Communications	American	Pro Forma
	Corporation	Cellular(1)	Adjustments		Total

	($ ) in thousands
Operating Revenue:
Service revenue	$505,860	$195,787	—		$701,647
Roaming revenue	201,199	82,388	—		283,587
Equipment sales and other	28,695	10,552	—		39,247

Total operating revenue	735,754	288,727	—		1,024,481

Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	173,436	62,226	—		235,662
Cost of equipment	56,612	23,618	—		80,230
Marketing and selling	79,547	31,180	—		110,727
General and administrative	106,108	44,435	—		150,543
Depreciation and amortization	119,424	43,591	—		163,015

Total operating expenses	535,127	205,050	—		740,177

Operating Income	200,627	83,677	—		284,304

Interest expense	(138,148)	(78,136)	21,508	(2)	(194,776)
Dividends on mandatorily redeemable preferred stock	(30,568)	(703)	703	(3)	(30,568)
Loss from extinguishment of debt	(52,277)	—	—		(52,277)
Loss from redemption and repurchases of preferred stock	(26,777)	—	—		(26,777)
Other income (expense)	3,829	(538)	—		3,291

(Loss) income before minority interests and income taxes	(43,314)	4,300	22,211		(16,803)
Minority interests in income of subsidiaries	(6,541)	—	—		(6,541)

(Loss) income before income taxes	(49,855)	4,300	22,211		(23,344)
Income tax expenses	(845)	(1,961)	(8,440)		(11,246)

(Loss) income from continuing operations	(50,700)	2,339	13,771		(34,590)
Dividends on preferred stock	(43,300)	(2,545)	(2,968	)(4)	(48,813)
Gain on redemption of preferred stock	218,310	—	—		218,310

Income (loss) from continuing operations applicable to common stockholders	$124,310	$(206)	$10,803		$134,907

Weighted Average Shares Outstanding	97,059,585		43,889,735	(5)	140,949,320

Income from continuing operations applicable to common stockholders per share	$1.28				$0.96

Notes to Unaudited Pro Forma condensed consolidated statements of operations.

(1)	Represents the historical results of (predecessor) American Cellular for the period from January 1, 2003 to August 18, 2003 (date of acquisition)

(2)	Reflects the following adjustments:

•	elimination of $41.3 million of interest expense associated with the redemption of $681.9 million of American Cellular senior subordinated notes;

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•	elimination of $32.1 million of interest expense associated with paying off the $864.3 million debt under the American Cellular credit facility;

•	addition of $54.2 million of interest expense associated with the issuance of the $900 million of 10% senior notes;

•	elimination of $3.7 million of interest expense associated with the amortization of deferred financing costs related to the American Cellular credit facility and senior subordinated notes;

•	the addition of $1.4 million of interest expense associated with the amortization of deferred financing costs related to the 10% senior notes;

(3)	Reflects the elimination of $0.7 million of dividends on American Cellular’s cancelled mandatorily redeemable preferred stock;

(4)	Reflects the dividends from the issuance of Series F preferred stock offset by the elimination of $2.5 million of dividends on American Cellular’s cancelled preferred stock; and

(5)	Reflects the issuance of 43.9 million shares of common stock.

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